Exhibit 10.6
EXECUTION VERSION
SENIOR SECURED LOAN FACILITY
dated as of July 28, 2010
between
ANGÉLICA AGROENERGIA LTDA.,
as the Borrower,

and
DEUTSCHE BANK AG, LONDON BRANCH,
as Initial Lender

SENIOR SECURED LOAN FACILITY

Page
ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms	1

Section 1.2 Other Interpretive Provisions	17

ARTICLE II
THE CREDIT

Section 2.1 Commitments	18

Section 2.2 Borrowing Procedure	18

Section 2.3 Note	18

ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST

Section 3.1 Repayment of the Loans	18

Section 3.2 Interest	19

Section 3.3 Optional Prepayments	19

Section 3.4 Mandatory Prepayments	20

Section 3.5 Payments	21

Section 3.6 Certain Notices	22

Section 3.7 Debt Service Reserve Account	22

Section 3.8 Set-Off; Sharing of Payments	23

ARTICLE IV
YIELD PROTECTION, ETC

Section 4.1 Additional Costs	24

Section 4.2 Substitute Basis	25

Section 4.3 Illegality	26

Section 4.4 Funding Losses	26

Section 4.5 Taxes	26

ARTICLE V
CONDITIONS PRECEDENT

Section 5.1 Conditions Precedent to the Closing Date	28

Section 5.2 Conditions Precedent to Each Borrowing	31

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.1 Existence, Power and Authority	32

i

(continued)

(continued)

(continued)

(continued)
EXHIBITS

EXHIBIT A	Form of Promissory Note
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Assignment Agreement
EXHIBIT D	Form of Senior Officer’s Certificate
EXHIBIT E	Form of Legal Opinion of Brazilian counsel to the Borrower
EXHIBIT F	Form of Legal Opinion of U.S. counsel to the Borrower
EXHIBIT G	Form of Guarantee Agreement

SCHEDULES

Schedule 1.1	Brazil Collateral
Schedule 3.1	Amortization Schedule
Schedule 6.10(a)	Existing Debt
Schedule 6.10(b)	Existing Liens
Schedule 7.26	Investments

v

SENIOR SECURED LOAN FACILITY, dated as of July 28, 2010 (as it may be amended, supplemented or otherwise modified from time to time, this “Agreement”), between ANGÉLICA AGROENERGIA LTDA., a limited liability company organized under the laws of Brazil (together with its successors, the “Borrower”), and DEUTSCHE BANK AG, LONDON BRANCH (together with its successors and permitted assigns and any other bank, financial institution or other Person that becomes a Lender after the date hereof pursuant to Section 9.8, the “Lenders”).
RECITALS
     WHEREAS, the Borrower has requested that the Initial Lender (as defined below) make the Loans to the Borrower to finance certain capital expenditures related to capacity expansion of the Borrower’s sugar mill plant located in the Municipality of Angélica in the State of Mato Grosso do Sul, Brazil, to repay any amounts outstanding under the Bridge Facility and to finance the payment of certain fees and expenses associated with such Loans; and
     WHEREAS, the Initial Lender (as defined below) is prepared to make the Loans upon and subject to the terms and conditions hereof;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:
     “Acquired Debt” means any Debt of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Borrower or at the time it merges or consolidates with the Borrower or at the time such Debt is assumed by the Borrower in connection with the acquisition of assets from such Person, which Debt will be deemed to have been Incurred at the time such Person becomes a Subsidiary of the Borrower or at the time it merges or consolidates with the Borrower or at the time such Debt is assumed by the Borrower in connection with the acquisition of assets from such Person.
     “Adecoagro” means Adecoagro LLC, a limited liability company organized under the laws of Delaware.
“Advisor” means each of CGSH and PGA.
“Affected Interest Period” has the meaning set forth in Section 4.2.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise; provided, however, that none of the Lenders nor any Affiliate thereof shall, as a result of its acting as such, be considered an Affiliate of the Borrower.
     “Agreement” has the meaning set forth in the preamble.
     “Alternate Rate” means, for any day, a per annum rate equal to the higher of (a) the Prime Rate for such day and (b) the sum of 0.50% and the Federal Funds Rate for such day.
     “Anti-Terrorism Laws” has the meaning set forth in Section 6.25(a).
     “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, approval (including any Governmental Approval), concession, grant, franchise, license, agreement, directive or other governmental restriction or any similar form of decision of, or determination by (or any interpretation or administration of any of the foregoing by), any Governmental Authority, whether in effect as of the date hereof or hereafter.
     “Applicable Lending Office” means, for the Initial Lender, the lending office of the Initial Lender (or of an Affiliate of the Initial Lender) designated on the signature pages hereof, or in the case of any Lender that is not a party to this Agreement on the date hereof, the “Lending Office” of such Lender as designated in the Assignment Agreement, or, in any case, such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Borrower as the office by which its Loans are to be made and maintained.
     “Applicable Margin” means 8.50% per annum.
     “Applicable Premium” has the meaning set forth in Section 3.3.
     “Asset Sale” means, with respect to any Person, any direct or indirect, sale, disposition, conveyance, assignment or other transfer (including, without limitation, by way of a sale and lease-back transaction or merger or consolidation) of any Property or assets of such Person in a single transaction or a series of transactions; provided that the sale or other disposition of (a) goods or products in the Ordinary Course of Business; or (b) damaged, obsolete or worn-out Property that is no longer used in or useful to the business, shall not be considered an Asset Sale.
     “Assignment Agreement” means an agreement substantially in the form of Exhibit C.
     “BNDES” means the Brazilian National Development Bank (Banco Nacional de Desenvolvimento Económico).
     “BNDES Facility” means the BNDES on-lending agreement entered into by and among the Borrower and Banco Rabobank International Brasil S.A., Banco ABN AMRO Real S.A., Unibanco — União de Bancos Brasileiros S.A., Banco Itaú BBA S.A., Banco Bradesco S.A., and HSBC Bank Brasil S.A. — Banco Múltiplo, in the principal amount of R$151,000,000, dated February 1, 2008, as amended from time to time.
     “Borrower” has the meaning set forth in the preamble.
     “Borrowing Dates” means each of the Closing Date and the Second Borrowing Date.

     “Brazil” means the Federative Republic of Brazil.
     “Brazil Cash Equivalent Investments” means any of the following: (a) marketable direct obligations of the government of Brazil or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of Brazil and repurchase agreements in respect of such securities, maturing not more than one (1) year after its date of issuance; (b) commercial paper maturing not more than 270 days from the date of issue, in an aggregate amount of no more than R$10,000,000 per issuer outstanding at any time, issued by any Person organized under the laws of Brazil and locally rated at least “A3.br” (or the then-equivalent grade) by Moody’s or “A-.br” (or the then-equivalent grade) by Standard & Poor’s or Fitch; (c) certificates of deposit, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Brazilian Permitted Financial Institution, maturing not more than one (1) year after its date of issuance; and (d) investments in funds substantially all of whose assets are composed of securities of the types described in clauses (a), (b) and (c) above.
     “Brazil Collateral” means the real property set forth on Schedule 1.1, together with all constructions, betterments and assets attached to such real property, and owned by the Borrower, mortgaged for the benefit of the Lenders pursuant to the Brazil Mortgage.
     “Brazil Mortgage” means the public deed of mortgage made by the Borrower in favor or for the benefit of the Initial Lender on behalf of the Lenders in connection with the security interest in the Brazil Collateral, in form and substance reasonably satisfactory to the Initial Lender.
     “Brazilian Permitted Financial Institutions” means (a) any commercial bank or any of its Affiliates (i) organized under the laws of Brazil, (ii) rated at least “A3.br” (or the then-equivalent grade) by Moody’s or “A-.br” (or the then-equivalent grade) by Standard & Poor’s or Fitch and (iii) with a reference net worth (patrimônio de referência) of at least R$1,000,000,000; (b) any other Brazilian bank or financial institution approved by the Majority Lenders; or (c) any branch or wholly-owned subsidiary of the institutions described in clauses (a) and (b) above.
     “Bridge Facility” means the Senior Secured Bridge Facility, dated as of March 26, 2010, between the Borrower and the Initial Lender.
     “Bridge Facility Maturity Date” means the “Maturity Date” as defined in the Bridge Facility.
     “Business Day” means a day (other than Saturday or Sunday) on which commercial banks are not authorized or required to close in London, UK, New York City, New York or São Paulo, Brazil, and, with respect only to any determination of a LIBO Rate, that is also a day on which dealings in U.S. Dollar deposits are carried out in the London interbank market.
     “Capital Expenditures” means, for any period, the aggregate amount of all expenditures incurred by any Person (a) to acquire or construct fixed or capital assets, plant and equipment (including, without limitation, renewals, improvements, replacements, repairs and maintenance) made during such period, that are required to be capitalized on the balance sheet of such Person in accordance with GAAP or (b) pursuant to Capital Lease Obligations of the Borrower during such period.

     “Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Stock” means, as to any Person, any and all shares, interests, participations, quotas or other equivalents (however designated) of capital stock of, and any and all ownership interests in, a Person, and any and all warrants, options or other rights to purchase or exchange any of the foregoing.
     “Cash Equivalent Investments” means, collectively, Brazil Cash Equivalent Investments and U.S. Cash Equivalent Investments.
     “Casualty Certificate” means, with respect to a Casualty Event relating to the Brazil Collateral, the Farms or Other Borrower Property, a certificate signed by a senior officer of the Borrower stating that, all or a portion of any Net Cash Proceeds received as a result of such Casualty Event are intended to be used to restore the Properties in respect of which such Net Cash Proceeds were paid (which certificate shall set forth in reasonable detail an estimate of the Net Cash Proceeds to be so expended).
     “Casualty Event” means the damage, destruction or rendering unfit for normal use, as the case may be, of all or any portion of Property of any Person or any compulsory transfer or taking, or transfer under threat of compulsory transfer or taking, of all or any portion of Property of any Person by any Governmental Authority.
     “Central Bank” means the Brazilian Central Bank (Banco Central do Brasil) or any successor entity.
     “CGSH” means Cleary Gottlieb Steen and Hamilton LLP, special New York counsel to Deutsche Bank AG, London Branch, as the Initial Lender.
     “Change in Control” means that International Farmland Holdings or an Affiliate thereof shall cease to own, directly or indirectly, beneficially and of record, at least a majority of the outstanding Voting Stock or other equity interests (or securities convertible into equity interests) in the Borrower having the right to vote or shall cease to have (or refrain from exercising) the power (whether by ownership of Capital Stock, contract or otherwise) to direct or cause the direction of the management and policies of the Borrower; provided that a Change of Control shall not occur as a result of a public offering of (i) the Borrower’s Capital Stock that is registered with the CVM or its equivalent in any jurisdiction other than Brazil or (ii) the Capital Stock of any of the Borrower’s Affiliates that is registered with the CVM or its equivalent in any jurisdiction other than Brazil; provided that any such public offering must maintain or strengthen the financial capacity and corporate governance standards of the Borrower or the Borrower’s Affiliates.
     “Closing Date” means the Business Day on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived.

     “Collateral” means, collectively, the Brazil Collateral, the Debt Service Reserve Account and all proceeds thereof, and any and all other collateral pledged to the Initial Lender for the benefit of the Lenders pursuant to the Security Documents.
     “Commodity Agreement” means, in respect of any Person, any commodity futures contract, commodity swap, commodity option, forward commodity contract or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used or sold by such Person.
     “Confidential Information” means information that the Borrower furnishes to the Lenders on a confidential basis by informing the recipient that such information is confidential or marking such information as such, but does not include any such information that (a) is or at the time of disclosure by such Person has become generally available to the public (other than as a result of any action by the Lenders in violation of Section 9.21) or (b) is or at the time of disclosure by such Person has become available to such Person from a source other than the Borrower, unless such Person has actual knowledge that (i) such source is bound by a confidentiality agreement or (ii) such information has been previously furnished to such Person on a confidential basis.
     “Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing any Debt, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided however that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such person in good faith.
     “Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which any of its Property is bound.
     “Control Agreement” means the control agreement with respect to the Debt Service Reserve Account to which the Borrower, the financial institution with which the account is held and the Initial Lender, as secured party on behalf of the Lenders, shall be a party and which shall provide for a control arrangement consistent with this Agreement and otherwise satisfactory to the Initial Lender.

     “Currency Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to hedge foreign currency risk of such Person.
     “CVM” means the Comissão de Valores Mobiliários — CVM, the Brazilian Securities and Exchange Commission.
     “Debt” means, with respect to any Person (determined without duplication): (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (x) trade payables incurred in the Ordinary Course of Business not overdue by more than forty-five (45) days, but only if and for so long as such trade payables remain payable on customary trade terms that accrue and become payable and (y) accrued expenses incurred in the Ordinary Course of Business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar documents, (d) all obligations of such Person in connection with any securitization of any products, receivables or other Property of such Person, (e) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even if the rights and remedies of the borrower or the lender under such agreement in an event of default are limited to repossession or sale of such Property) (it being understood that such obligations do not include the obligation of a buyer to pay the purchase price for Property pending the satisfaction of the conditions precedent to the closing of the purchase and sale thereof), (f) all Capital Lease Obligations and all obligations under “synthetic leases” of such Person, (g) all obligations of such Person in respect of acceptances, letters of credit, financial guarantee insurance policies or similar extensions of credit (excluding trade payables to the extent excluded from clause (b)), (h) all obligations of such Person to redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of such Person, (i) all obligations of such Person in respect of any Hedging Obligation, (j) all Contingent Obligations of such Person and (k) all Debt referred to in clauses (a) through (j) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property of such Person even though such Person has not assumed or become liable for the payment of such Debt (provided that, in connection with clause (k), the amount of “Debt” shall be limited to the fair market value of such Property for which a Lien is granted).
     “Debt Service Reserve Account” means the U.S. cash collateral account maintained with Deutsche Bank Trust Company Americas in the name of the Borrower and designated on its records as the “Angelica Debt Service Reserve Account”.
     “Default” means an event that (with notice, lapse of time or both) would become an Event of Default.
     “Default Rate” means, at any date of determination, a per annum rate equal to the LIBO Rate for the then-current Interest Period or Interest Periods as shall be selected by the Initial Lender for funding of such overdue amounts, plus the Applicable Margin plus 2%.
     “Documentation Receipt Date” means the date on which the Borrower receives the Loan Documents executed on the Closing Date to which the Initial Lender is a party, notarized by a notary public qualified as such under the laws of the place of execution of each such Loan Document, with the signature of such notary public authenticated by a Brazilian consular officer at the competent Brazilian consulate, in each case if and to the extent required by Section 6.12(a).
     “EBITDA” means, for any period, without duplication, net sales of the Borrower minus (a) cost of goods sold, net of depreciation and amortization of goodwill, minus (b) administrative and sales expenses, plus the difference (if positive) or minus the difference (if negative) between (c) aggregate gains and losses of the Borrower under Currency Agreements and Commodity Agreements entered into by the Borrower relating to the sale by the Borrower of sugar or ethanol, all as determined in accordance with GAAP. For the avoidance of doubt, gains and losses of the Borrower under Interest Rate Agreements and Currency Agreements relating to financial assets and liabilities are not included in EBITDA.
     “Entitled Person” has the meaning set forth in Section 9.16.
     “Environmental Claim” means any administrative, regulatory or judicial action, suit, written demand, directive, claim, lien, written notice of non-compliance or violation, investigation or proceeding, notice of liability or potential liability, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to Environmental Law and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
     “Environmental Laws” means all Applicable Laws relating to contamination, pollution, the protection of human health (with respect to exposure to Hazardous Materials) or the environment or the transportation, treatment, storage, disposal, release, threatened release or handling of or exposure to Hazardous Materials and any specific agreements entered into with any Governmental Authority that include commitments related to any of the above.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environment Law.
     “Event of Default” has the meaning set forth in Section 8.1.
     “Excluded Taxes” means (a) any taxes imposed on or measured by the net income of a Lender, net profits taxes or franchise taxes imposed in lieu of net income taxes pursuant to the laws of the jurisdiction (or any political subdivision of taxing authority thereof or therein) in which such Lender is organized or in which the principal office or funding office of such Lender is located, (b) any branch profits taxes or any similar taxes imposed by any jurisdiction described in clause (a) above and (c) any withholding or other imposition of taxes that arises as a result of:
     (i) a present or former connection between such Lender and the relevant jurisdiction imposing such tax, including carrying on business in, having a branch, agency or permanent establishment in, or being resident in such jurisdiction but excluding any such connection which arises solely as a result of such Lender having executed, performed its obligations under or received payment under any of the Loan Documents or otherwise only by virtue of the Loan Documents; or

     (ii) the failure of a Lender to comply with Section 4.5(e).
     “Executive Order” has the meaning set forth in Section 6.25(a).
     “Existing Debt” means the Debt obligations of the Borrower outstanding as of the Closing Date.
     “Existing Lien” has the meaning set forth in the definition of Permitted Liens.
     “Export Prepayment Facility” means that certain Export Prepayment Facility, dated as of July 13, 2007, among Angélica Agroenergia Ltda., as the Borrower, the guarantors party thereto, Rabobank Curaçao N.V., as the Paying Agent, Collection Agent and Lead Arranger, Banco Rabobank International Brasil S.A., as the Administrative Agent and the Collateral Agent, and the lenders party thereto, as amended from time to time.
     “Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, provided that the Fair Market Value of any asset or group of assets with an estimated value of U.S.$1,000,000 or more shall be determined by a firm of recognized standing selected by the Board of Directors of the Borrower.
     “Farms” has the meaning set forth in Section 3.4(b).
     “Federal Funds Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates (rounded upwards, if necessary, to the next 1/16th of 1%) on overnight Federal funds transactions with members of the United States Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/16th of 1%) of the quotations for such day on such transactions received by the Initial Lender from three (3) Federal funds brokers of recognized standing selected by the Initial Lender.
     “Financial Officer” of any Person means the Corporate Controller, Treasurer or Chief Financial Officer of such Person.
     “Fiscal Quarter” means a fiscal quarter of the Borrower.
     “Fiscal Year” means a fiscal year of the Borrower.
     “Fitch” means Fitch Ratings Ltd. or any successor thereto.
     “GAAP” means generally accepted accounting principles (as in effect from time to time) in Brazil.
     “Governmental Approval” means any action, order, authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration from, by or with any Governmental Authority.

     “Governmental Authority” means, with respect to any Person, any nation or government, any state, municipality, province or other political or administrative subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity or branch of power exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity exercising such functions and owned or controlled, through stock or capital ownership or otherwise by any of the foregoing, any arbitral bodies, or any self-regulatory organization, asserting jurisdiction over such Person.
     “Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor directly or indirectly guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”), including any obligation, direct or indirect, contingent or otherwise, of the guarantor: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) any Debt or other obligation to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Debt or other obligation or (e) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.
     “Guarantee Agreement” means the agreement substantially in the form of Exhibit G.
     “Guarantor” means Adecoagro and any successors thereto.
     “Hazardous Materials” means (a) explosive or radioactive materials, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, wastes and all hazardous or toxic substances, wastes or other pollutants (including petroleum or petroleum distillates) and (b) any other chemicals, materials or substances designated, classified or regulated under any applicable Environmental Law.
     “Hedging Obligations” means the obligations of any Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement or any combination of the foregoing agreements.
     “IFRS” means International Financial Reporting Standards as adopted in the English language by the International Accounting Standards Board.
     “Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other balance sheet obligation of such Person (and “Incurrence,” “Incurred” and “Incurring” will have meanings correlative to the preceding).
     “indemnified person” has the meaning set forth in Section 9.4(b).

     “Indemnified Taxes” means Taxes on or in respect of any Loan Document or any payment under any Loan Document or the recording, registration, notarization or other formalization of any Loan Document, other than Excluded Taxes.
     “Initial Lender” means, initially, Deutsche Bank AG, London Branch, and, thereafter, any other Lender designated as such by the Initial Lender in connection with an assignment of all or any portion of the Initial Lender’s Loans, which designation shall be made in writing to the Borrower in accordance with Section 9.3, at any time after the Second Borrowing Date.
     “Interest Coverage Ratio” means, as of any day, the ratio of (a) EBITDA to (b) Interest Expense, in each case determined for the Measurement Period ended on such day (or, if such day is not the last day of a Semi-Annual Period, on the last day of the most recently completed Semi-Annual Period).
     “Interest Determination Date” means, with respect to any Interest Period, approximately 11:00 a.m., London time on the second Business Day prior to the commencement of such Interest Period.
     “Interest Expense” means, for any period, total interest expense of the Borrower accrued and/or paid during such period with respect to all outstanding Debt of the Borrower (including that portion attributable to Capital Lease Obligations in accordance with GAAP), including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, and net fees and costs under Interest Rate Agreements, in accordance with GAAP but excluding exchange variations.
     “Interest Payment Date” means the last day of any Interest Period.
     “Interest Period” means the period, (a) initially, commencing on (and including) the Closing Date, and ending on the Second Borrowing Date and (b) thereafter, commencing on (and including) the day on which the immediately preceding Interest Period expires, and ending on (but excluding) the date which numerically corresponds to such date three (3) months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month); provided that:
   (i) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day);
   (ii) no Interest Period for any Loan may end later than the Maturity Date; and
   (iii) the term “Interest Period” shall include any period selected by the Initial Lender from time to time in accordance with the definition of “Default Rate”.
     “Interest Rate Agreement” means, in respect of any Person, any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of hedging agreements designed to hedge interest rate risk of such Person.

     “International Farmland Holdings” means International Farmland Holdings LLC, a limited liability company organized under the laws of Delaware.
     “Investment” means, with respect to any Person, (a) any direct or indirect advance, loan or other extension of credit to another Person, (b) any capital contribution to another Person, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or in any other form, (c) any purchase or acquisition of Capital Stock, bonds, notes, or other Debt, or other instruments or securities issued by any other Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or (d) the acquisition, by purchase or otherwise, of all or a substantial portion of the business or assets or Capital Stock or other beneficial ownership of, another Person.
     “Judgment Currency” has the meaning set forth in Section 9.16.
     “Lenders” has the meaning set forth in the preamble.
     “Leverage Ratio” means, as of any day, the ratio of (a) Net Debt as of such day (or if such day is not the last day of a Semi-Annual Period, as of the last day of the most recently completed Semi-Annual Period) to (b) EBITDA, determined for the Measurement Period ended on such day (or, if such day is not the last day of a Semi-Annual Period, on the last day of the most recently completed Semi-Annual Period).
     “LIBO Rate” means, for any Interest Period with respect to the Loans:
     (a) the rate per annum (rounded to the nearest 1/16th of 1%) equal to the rate determined by the Initial Lender as the London interbank offered rate on any page or other service that displays an average British Bankers Association bbalibor for deposits in U.S. Dollars with a term of or comparable to three (3) months, determined as of the Interest Determination Date for such Interest Period; or
     (b) if the rate referenced in the preceding clause (a) is not available, the rate per annum (rounded to the nearest 1/16th of 1%) determined by the Reference Bank as the rate per annum that deposits in U.S. Dollars for delivery on the first day of the Interest Period quoted by the Reference Bank to prime banks in the London interbank market for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) on the relevant Interest Determination Date in an amount approximately equal to the principal amount of the Loans and for a term of or comparable to three (3) months.
     “Lien” means any mortgage, lien (statutory or otherwise), pledge, hypothecation, usufruct, fiduciary transfer (alienação fiduciária), charge, priority, encumbrance or other security interest or any preferential arrangement (including a securitization) that has the practical effect of creating a security interest.
     “Loans” means the loans made by the Initial Lender pursuant to this Agreement.
     “Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents and each other agreement, instrument or document executed in connection herewith or therewith, in each case, as modified, supplemented or amended from time to time pursuant to the terms hereof or thereof.
     “Majority Lenders” means, at any time of determination on or after the Closing Date, Lenders having more than 50% of the aggregate principal amount of the Loans then outstanding.
     “Mandate Letter” means that certain letter dated March 26, 2010 between the Borrower and the Initial Lender in respect of the Loans contemplated hereby not in excess of U.S.$70,000,000.
     “Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the U.S. Federal Reserve System.
     “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, assets or liabilities (actual or contingent) of the Borrower, (b) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party or the legality, validity, binding effect or enforceability against the Borrower of a Loan Document to which it is a party, (c) the rights and/or remedies of any of the Lenders hereunder or under any of the other Loan Documents to which such Lender is a party or (d) the Collateral.
     “Maturity Date” means the date that is the third anniversary of the Closing Date; provided that if any such date is not a Business Day, the Maturity Date shall be the next Business Day.
     “Maximum Capital Expenditure Amount” has the meaning set forth in Section 7.27(c).
     “Measurement Period” means, as of any day, the period of four (4) consecutive Fiscal Quarters of the Borrower, ended on such day (or, if such day is not the last day of a Semi-Annual Period, then ended on the last day of the most recently completed Semi-Annual Period), taken as one accounting period.
     “Minimum Balance” means, as of any day, the U.S. Dollar amount equivalent to the interest due and payable on the Loans on the next succeeding Interest Payment Date pursuant to Section 3.2, calculated on such day using the LIBO Rate applicable to the Loans as of such date, other than on the Closing Date, in which case it shall be calculated using the LIBO Rate as of the day that is two (2) Business Days prior to the Closing Date.
     “Minimum Balance Shortfall” has the meaning set forth in Section 3.7(b)(iv).
     “Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
     “Net Cash Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received and (ii) in the case of a Casualty Event, insurance awards, minus (b) the sum of (i) all reasonable and customary fees, underwriting discounts, commissions, premiums and out-of-pocket expenses paid by the Borrower to third parties (other than Affiliates) in connection with such event, (ii) in the case of an Asset Sale or a Casualty Event with respect to Other Borrower Property, the amount of all payments required to be made by the Borrower as a result of such event to repay Debt (other than the Loans) secured by such asset (if and to the extent required under the terms of the facility documents evidencing such Debt) and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower in connection with such event.
     “Net Debt” means, as of any date, the Debt of the Borrower minus cash and cash equivalents of the Borrower, as reflected on the Borrower’s balance sheet as of such date (or as would be required to be reflected on the Borrower’s balance sheet if such a balance sheet were prepared on such date).
     “Note” has the meaning set forth in Section 2.3.
     “Notice of Borrowing” has the meaning set forth in Section 2.2.
     “Obligations” means (a) the principal of and premium, if any, and interest (including any amounts that accrue after as well as before any bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, falência, dissolution, arrangement or winding up or composition or readjustment of debts of the Borrower) on the Loans and any fees, indemnities contract causes of action, costs, expenses or otherwise and (b) all other obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured, direct or indirect) now or hereafter existing of the Borrower arising under or in connection with the Loan Documents, in each case when due (whether at stated maturity, upon acceleration or otherwise).
     “Ordinary Course of Business” means, with respect to a Person, the ordinary course of business consistent with past practice of such Person.
     “Organizational Documents” means, with regard to any Person: (a) its articles of incorporation or other similar document, (b) its estatuto sociais, contrato sociais, by-laws or other similar document, (c) any certificate of designation or other document to which such Person is a party relating to the rights of preferred shareholders or other holders of Capital Stock of such Person, (d) any shareholder rights agreement, joint venture agreement or other similar agreement to which such Person is party and (e) all binding resolutions and consents of the shareholders, the quotaholders, the board of directors (or any committee thereof) or similar governing body of such Person, and, in each case, including all amendments thereto.
     “Other Borrower Property” has the meaning set forth in Section 3.4(b).
     “Participant” has the meaning set forth in Section 9.8(f).
     “Patriot Act” has the meaning set forth in Section 6.25(a).
     “Permitted Liens” means:
     (a) Liens imposed by Applicable Law that were incurred in the Ordinary Course of Business, in each case for sums not yet delinquent by more than forty-five (45) days or being contested in good faith by appropriate proceedings diligently conducted, and for which a reserve or other appropriate provisions, if any, as shall be required by GAAP, shall have been made, including carriers’, warehousemen’s and mechanics’ liens, statutory landlords’ liens and other similar liens and encumbrances arising in the Ordinary Course of Business, in each case that do not materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of the Person owning such Property;
     (b) Liens imposed by Applicable Law to secure Taxes, assessments and other governmental charges or levies, in each case the payment of which is not yet due or is being contested in good faith by appropriate proceedings diligently conducted and for which a reserve or other appropriate provisions, if any, as shall be required by GAAP, shall have been made;
     (c) judgment Liens and (to the extent required by the applicable court) pre-judgment Liens in existence for less than forty-five (45) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1(i);
     (d) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;
     (e) Liens incurred to secure performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (other than for borrowed money), in each case in the Ordinary Course of Business, so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
     (f) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions that do not materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of the Person owning such Property;
     (g) Liens existing on the Closing Date (the “Existing Liens);
     (h) Liens securing obligations under Working Capital Debt, to the extent such Working Capital Debt is permitted to be incurred pursuant to Section 7.21, provided that in no event shall the fair market value of the Property encumbered by any such Lien exceed 150% of the value of the Working Capital Debt secured by such Lien; or
     (i) Liens securing the Real Term Loan.
     “Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.
     “PGA” means Pinheiro Guimarães Advogados, special Brazilian counsel to Deutsche Bank AG, London Branch, as the Initial Lender.
     “Prime Rate” means the average of the rate of interest per annum publicly announced from time to time by the Reference Bank as its prime lending rate. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

     “Process Agent” has the meaning set forth in Section 9.13(b).
     “Property” of any Person means any property, rights or revenues, or interest therein, whether tangible or intangible, of such Person.
     “Real Term Loan” means that certain term loan contemplated to be provided by Banco do Brasil in a principal amount not in excess of R$73,000,000 or any similar financing not in excess of such principal amount provided by a commercial bank on market terms and pricing for a borrower of similar credit quality; provided that in no event shall the final maturity or any scheduled amortization thereunder with respect to more than 30% of the original principal amount occur prior to the Maturity Date.
     “Reference Bank” means Deutsche Bank AG, London Branch.
     “Reinvestment Certificate” means, with respect to an Asset Sale, a certificate signed by a senior officer of the Borrower stating that the Net Cash Proceeds of such Asset Sale are intended to be reinvested as set forth in Section 3.4(a).
     “Restricted Payment” means (a) declaration or payment of any dividend or any distribution (whether in cash, Capital Stock or other Property or in the form of subordinated Debt) on or on account of the Capital Stock of the Borrower or (b) purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Borrower (including options, warrants or other rights to acquire such shares of Capital Stock).
     “Reuters Screen LIBO Page” means the display designated as page “LIBO” on the Reuter Monitor Money Rates Service or such other page as may replace the “LIBO” page on that service for the purpose of displaying London interbank offered rates for the deposit of U.S. Dollars of major banks.
     “ROF” means the registration of the relevant terms and conditions of the Loans under the Declaratory Registry — Module Registry of Financial Transactions (Registro Declaratório Eletrônico— Módulo Registro de Operações Financeiras) of the Data System of the Central Bank of Brazil — SISBACEN, in accordance with applicable Central Bank regulations.
     “R$” means lawful money for the time being of Brazil.
     “Schedule of Payment” has the meaning set forth in Section 6.4.
     “Second Borrowing Date” means one (1) Business Day after the Bridge Facility Maturity Date.
     “Security Documents” means the Brazil Mortgage, the Control Agreement, the Guarantee Agreement, any other security agreement, pledge agreement, mortgage or other similar agreement and each of the other agreements, instruments or documents, that creates or purports to create a Lien or Guarantee in favor of the Initial Lender for the benefit of the Lenders in respect of the Loans.
     “Semi-Annual Period” means each period of six (6) months ending on June 30 and December 31 of each calendar year.

     “Standard & Poor’s” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or any successor thereto.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity (a) of which outstanding Capital Stock representing more than 50% of the equity or more than 50% of the Voting Stock or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held or (b) that is otherwise controlled as of such date, by such Person and/or one or more of its Subsidiaries.
     “Substitute Rate” has the meaning set forth in Section 4.2.
     “Taxes” means all present and future income, stamp, registration and other taxes and levies, imposts, deductions, charges and withholdings whatsoever, and all interest, penalties or similar amounts with respect thereto or with respect to the non-payment thereof, now or hereafter imposed, assessed, levied or collected by any authority.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
     “United States” or “U.S.” means the United States of America.
     “U.S. Cash Equivalent Investments” means any of the following: (a) marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States and repurchase agreements in respect of such securities, maturing not more than one (1) year after its date of issuance; (b) commercial paper maturing not more than 270 days from the date of issue, in an aggregate amount of no more than U.S.$10,000,000 per issuer outstanding at any time, issued by any Person organized under the laws of any State (or the District of Columbia) of the United States and rated at least “Prime-1” (or the then-equivalent grade) by Moody’s and “A-1” (or the then-equivalent grade) by Standard & Poor’s; (c) certificates of deposit, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any U.S. Permitted Financial Institution, maturing not more than one (1) year after its date of issuance; and (d) investments in funds, substantially all of whose assets are composed of securities of the types described in clauses (a), (b) and (c) above.
     “U.S. Dollars” and “U.S.$” mean lawful money for the time being of the United States.
     “U.S. Permitted Financial Institutions” means any commercial bank that (a) is a Lender or a member of the U.S. Federal Reserve System, (b) issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then-equivalent grade) by Moody’s and “A-1” (or the then-equivalent grade) by Standard & Poor’s and (c) is organized under the laws of the United States or any State (or the District of Columbia) thereof and has combined capital and surplus of at least U.S.$1,000,000,000.
     “Voting Stock” of a Person means Capital Stock in such Person having power to vote for the election of directors or similar officials of such Person or otherwise voting with respect to actions of such Person (other than such Capital Stock having such power only by reason of the happening of a contingency).
     “Working Capital Debt” means Debt of the Borrower, the proceeds of which are used for working capital and general corporate purposes, maturing no later than eighteen (18) months after the date of incurrence thereof, and which may be secured by the inventory of sugar and/or ethanol, and by receivables arising out of the sale of ethanol, sugar, electric power and sugar cane.
     “1940 Act” has the meaning set forth in Section 6.23.
     Section 1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, and any subsection, clause, Section, Article, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (c) The term “documents” includes any and all documents, instruments, written agreements, certificates, indentures, notices and other writings, however evidenced (including electronically).
     (d) The term “including” is not limiting and (except to the extent specifically provided otherwise) shall mean “including without limitation.”
     (e) Unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including”, the words “to” and “until” each shall mean “to but excluding”, and the word “through” shall mean “to and including”.
     (f) The terms “may” and “might” and similar terms used with respect to the taking of an action by any Person shall reflect that such action is optional and not required to be taken by such Person.
     (g) Unless otherwise expressly provided herein: (i) references to agreements (including this Agreement) and other documents shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent that such amendments and other modifications are not prohibited by any Loan Document and (ii) references to any Applicable Law are to be construed as including all statutory and regulatory provisions or rules consolidating, amending, replacing, supplementing, interpreting or implementing such Applicable Law.
     (h) Unless otherwise specified, all monetary limits and thresholds that are expressed in one currency are deemed to include the equivalent of such amount in any other currency.

ARTICLE II
THE CREDIT
     Section 2.1 Commitments. The Initial Lender agrees, on and subject to the terms and conditions of this Agreement, and relying on the representations and warranties set forth herein, to make to the Borrower Loans in the principal amount of (i) U.S.$30,000,000 on the Closing Date and (ii) $20,000,000 on the Second Borrowing Date. Amounts repaid in respect of the Loans may not be reborrowed. The borrowing of the Loans on the Second Borrowing Date shall be in a principal amount of U.S.$5,000,000 or a whole multiple of U.S.$1,000,000 in excess thereof.
     Section 2.2 Borrowing Procedure. The Borrower shall give the Initial Lender irrevocable notice of a request for a borrowing hereunder in substantially the form of Exhibit B (the “Notice of Borrowing”) as provided in Section 3.6. Not later than 11:00 a.m. (New York City time) on any Borrowing Date, the Initial Lender shall make available in U.S. Dollars the full amount of the borrowing as specified in the Notice of Borrowing to the Borrower by wire transfer to the U.S. Dollar-denominated account the Borrower specified in such Notice of Borrowing.
     Section 2.3 Note. The Loans shall be evidenced by promissory notes of the Borrower, substantially in the form of Exhibit A with blanks appropriately completed in conformity herewith (each, a “Note”). The Notes shall (a) be duly executed and delivered by the Borrower, (b) be payable to the order of the Initial Lender or its assigns and be dated the applicable Borrowing Date, (c) be in a principal amount equal to the principal amount of the Loans funded on such Borrowing Date and be payable in the unpaid principal amount of the Loans evidenced thereby, (d) mature on the Maturity Date and provide for repayment of principal as provided in Section 3.1, (e) bear interest (and, if applicable, default interest) as provided in Section 3.2 and (f) be entitled to the benefits of this Agreement and the other Loan Documents. The Initial Lender will note in its internal records the amount of the initial Loans made by it hereunder and each Lender will note each payment in respect of any Loan of such Lender hereunder, and will, prior to any transfer of its Notes, endorse on the reverse side thereof the outstanding principal amount of the Loans evidenced thereby. Failure to make any such notation, however, shall not affect the Borrower’s obligations in respect of such Loans.
ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST
     Section 3.1 Repayment of the Loans. The Borrower agrees to pay to the Lenders the full principal of the Loans on the dates and in accordance with the amortization schedule set forth on Schedule 3.1; provided that the final principal installment shall be in an amount equal to the aggregate principal amount of the Loans outstanding on the Maturity Date; and provided further that, if there is no borrowing on the Second Borrowing Date, the amortization schedule will be reduced on a pro rata basis to reflect the total borrowing of U.S.$30,000,000. The Borrower agrees that its obligations under this Agreement and the other Loan Documents are general obligations of the Borrower secured by the Collateral and that the recourse of the Lenders in respect thereof is not limited to the Collateral or any portion thereof.

     Section 3.2 Interest. (a) The Borrower agrees to pay or cause to be paid to the Lenders interest on the unpaid principal amount of the Loans for the period from and including the respective Borrowing Dates for such Loans to but excluding the date on which the Loans are paid in full, in respect of each Interest Period, at a per annum rate equal to the LIBO Rate for such Interest Period plus the Applicable Margin. The Borrower agrees that such payments will be made in accordance with the provisions of this Article III. Such interest shall continue to accrue after as well as before any bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, falência, dissolution, arrangement or winding up or composition or readjustment of debts of the Borrower.
     (b) Notwithstanding the foregoing, the Borrower agrees to pay or cause to be paid to the Lenders interest on any and all overdue amounts outstanding under the Loan Documents at the Default Rate during the existence and continuance of an Event of Default under Section 8.1(a), (d), (f), (g) or (h).
     (c) Accrued interest on the Loans shall be payable on the last day of each applicable Interest Period, on the Maturity Date, immediately upon acceleration and upon any prepayment of principal in accordance with Section 3.3 or Section 3.4, with respect to the principal amount so prepaid; provided that interest payable (whether on the Maturity Date, upon acceleration or otherwise) at the Default Rate shall also be payable from time to time on demand by the Lenders.
     (d) On each Interest Determination Date, the Initial Lender shall determine the LIBO Rate for the relevant Interest Period and shall give notice thereof to the Borrower; it being understood that the Initial Lender’s failure to do so shall not affect the interest rate applicable hereunder. If, on the Interest Determination Date, the Initial Lender is advised by the Reference Bank that deposits in U.S. Dollars are not offered to the Reference Bank in the London interbank market for such Interest Period, the Loans shall bear interest at an interest rate equal to the sum of the Alternate Rate in effect from time to time and the Applicable Margin until such time as the LIBO Rate can be determined.
     (e) Interest on the Loans (i) based upon the LIBO Rate shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the relevant Interest Period and (ii) based upon the Alternate Rate shall be computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed (including the first day but excluding the last day).
     Section 3.3 Optional Prepayments. If permitted under Applicable Law, and subject to Section 4.4 and foreign exchange rules in force at the time of any prepayment, the Borrower shall have the right to prepay the Loans and the Notes, in whole or in part, at any time and from time to time after the twelve (12)-month anniversary of the Closing Date, in the case of any partial prepayment in an aggregate minimum amount of U.S.$10,000,000 and an integral multiple of U.S.$1,000,000, in each case subject to the payment of the prepayment fees set forth in the table below (the “Applicable Premium”):

Applicable Premium
Months after the Closing Date	(% of principal amount being repaid)
Months 13 to 20	2.5%

Months 21 to 28	1.5%

Months 29 to 33	0.5%
; provided that (a) simultaneously with the making of such prepayment, the Borrower shall pay all interest accrued on the amount prepaid to the date of prepayment and any Taxes, fees or other amounts payable hereunder as a result of such prepayment; (b) the Borrower shall give the Initial Lender notice of each such optional prepayment in accordance with Section 3.6 and, upon the date specified in any such notice, the amount to be prepaid as specified in such notice shall become due and payable hereunder; (c) each such prepayment shall be made only on an Interest Payment Date unless the Borrower pays in full, simultaneously with the making of such prepayment, any and all amounts payable in connection therewith pursuant to Section 4.4; (d) the Borrower shall pay to the Lenders, in addition to any other amounts payable hereunder, the Applicable Premium (the determination by the Initial Lender of the amounts payable by the Borrower under this clause (d) shall be final and conclusive and shall be binding on the Borrower, absent manifest error); and (e) each such prepayment shall be applied to prepay the remaining installments of principal under the Loans in the inverse order of maturity. Amounts prepaid hereunder may not be reborrowed hereunder.
     Section 3.4 Mandatory Prepayments.
     (a) Asset Sales. No later than five (5) Business Days following the date of receipt by the Borrower of Net Cash Proceeds from any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds from such Asset Sale to prepay the Loans; provided that, if such Asset Sale does not involve the sale of Collateral and the Net Cash Proceeds from such Asset Sale do not, when aggregated with the proceeds of all other Asset Sales carried out on or following the Closing Date, exceed U.S.$10,000,000 or involve the sale of any Collateral, the Borrower shall not be obligated to make such prepayment if and for so long as: (a) prior to the date of receipt of such Net Cash Proceeds, the Borrower delivers to the Initial Lender a Reinvestment Certificate stating that it intends to invest such Net Cash Proceeds in long-term productive assets used in the business of the Borrower; and (b) such Investments are consummated within 180 days after the date of such Asset Sale; provided, further that if all or any portion of such Net Cash Proceeds is not ultimately so reinvested within such 180-day period, any remaining portion of such Net Cash Proceeds shall, within one (1) Business Day of the expiration of such period, be applied to repay the Loans.
     (b) Casualty Proceeds. No later than five (5) Business Days following the date of receipt by the Borrower of Net Cash Proceeds from any Casualty Event relating to Property of the Borrower other than inventory held for (x) sale in the Ordinary Course of Business or (y) maintenance or other operational purposes in the Ordinary Course of Business, the Borrower shall apply 100% of the Net Cash Proceeds from such Casualty Event to prepay the Loans; provided that:
     (i) in the case of a Casualty Event relating to the Brazil Collateral or, to the extent securing the Export Prepayment Facility on a first-lien basis, the Belo Amanhã Farm and Ouro Verde Farm (such collateral, the “Farms”), the Borrower shall be permitted either to: (A) apply the Net Cash Proceeds resulting from such Casualty Event received by the Borrower to prepay any Debt under the BNDES Facility or Export Prepayment Facility, as applicable, if and to the extent secured, on a first lien basis, by such Brazil Collateral or Farms, as applicable (it being understood, however, that to the extent such Debt so prepaid is less than the amount of Net Cash Proceeds so received, the Borrower shall not be relieved of its obligation to make a mandatory prepayment pursuant to this Section 3.4(b)), or (B) use such Net Cash Proceeds resulting from such Casualty Event to restore the affected Property (provided, that, prior to the date of receipt by the Borrower of such Net Cash Proceeds, in the case of clause (A), the Borrower has delivered to the Initial Lender, for the benefit of all Lenders, written notice of its intention to make such prepayment and, in the case of clause (B), that the Borrower has delivered to the Initial Lender, for the benefit of all Lenders, a Casualty Certificate stating that it intends to use such Net Cash Proceeds to restore the affected Property), it being understood that, if, within one (1) year after the receipt by the Borrower thereof, any of the Net Cash Proceeds resulting from a Casualty Event relating to the Brazil Collateral or the Farms, as applicable, have not been applied to prepay such Debt under the BNDES Facility or Export Prepayment Facility, as applicable, or used to restore such affected Property, then Borrower shall, within five (5) Business Days of the expiration of such one (1) year period, apply such Net Cash Proceeds to prepay the Loans; and
     (ii) in the case of a Casualty Event relating to any Property of the Borrower other than the Collateral or the Farms (such property, “Other Borrower Property”), the Borrower shall be permitted to reinvest such Net Cash Proceeds to restore such affected Other Borrower Property, if and for so long as: (A) such Net Cash Proceeds do not, when aggregated with any other Net Cash Proceeds of Casualty Events relating to Other Borrower Property reinvested pursuant to this clause (ii), exceed U.S.$10,000,000; and (B) the Borrower has delivered to the Initial Lender, for the benefit of all Lenders, a Casualty Certificate prior to the date of receipt by the Borrower of such Net Cash Proceeds stating that it intends to use such Net Cash Proceeds to restore the affected Property (it being understood that, if, within 180 days after the receipt by the Borrower thereof, any of the Net Cash Proceeds resulting from a Casualty Event have not been used to restore such affected Other Borrower Property, then Borrower shall, within five (5) Business Days of the expiration of such 180-day period, apply such Net Cash Proceeds to prepay the Loans).
     (c) Any mandatory prepayment as provided in this Section 3.4 shall be made together with accrued and unpaid interest on the principal amount so prepaid and all other amounts then payable under this Agreement (including Section 4.4) but without premium or penalty (subject to Section 4.4) and shall be applied to prepay the remaining installments of principal under the Loans in the inverse order of maturity. The Borrower shall give the Initial Lender notice of the proposed date of each such mandatory prepayment provided for in this Section 3.4 as provided in Section 3.6 and, upon the date specified in any such notice, the amount to be prepaid shall become due and payable hereunder.
     Section 3.5 Payments. (a) All payments of principal, interest and other amounts to be made to the Lenders under this Agreement shall be received in U.S. Dollars, in immediately available funds, without deduction, set-off or counterclaim, not later than 11:00 a.m. (New York

City time) on the date on which such payment shall become due (each such payment received after such time on such due date to be deemed to have been received on the next Business Day).
     (b) If the due date of any payment to any Lender under this Agreement or any other Loan Document would otherwise fall on a day that is not a Business Day, then (to the extent not otherwise provided for herein) such date shall be extended to the next Business Day and interest (if any is applicable to such payment) shall be payable for any amount so extended for the period of such extension.
     (c) Notwithstanding the provisions of Section 3.5(a), upon the occurrence of an Event of Default the Lenders may, in their sole discretion, demand from the Borrower that any amounts owed to them pursuant to this Agreement (including payments of interest and/or principal and any other amounts due under the Loans) be made in Brazil, by delivering written notice to that effect to the Borrower. Any amount to be paid in Brazil pursuant to this Section 3.5(c) shall be paid in the Reais equivalent of the U.S. Dollar amount owed by applying the Real/U.S. Dollar commercial rate, expressed as an amount of Reais per U.S. Dollar, as reported by the Central Bank on the SISBACEN Data System and on its website (which, at the date hereof, is located at http://www.bcb.gov.br) under transaction code PTAX 800 (“Consultas de Câmbio” or Exchange Rate Enquiries), Option 5, “Venda” (“Cotações para Contabilidade” or Rates for Accounting Purposes) (such rate, the “BRL Ptax”) one (1) Business Day prior to any date on which payment is to be made hereunder.
     (d) Except to the extent otherwise provided herein, to the extent that, at any time, there is more than one Lender hereunder, each payment or prepayment of principal or interest on the Loans shall be made pro rata in accordance with the respective amounts of principal or interest on the Loans then due and payable to each Lender.
     Section 3.6 Certain Notices. The Notice of Borrowing shall be effective only if received by the Initial Lender not later than 11:00 a.m. (New York City time) on the date two (2) Business Days before the applicable Borrowing Date and shall specify (a) the date of the borrowing as set forth in Section 2.1, (b) the principal amount of Loans to be borrowed on such date as set forth in Section 2.1 and (c) the U.S. Dollar-denominated account of the Borrower for receipt of funds. Each notice of optional prepayment, pursuant to Section 3.3(b) or mandatory prepayment, pursuant to Section 3.4(c), shall be effective only if received by the Initial Lender not later than 11:00 a.m. (New York City time) on the date five (5) Business Days before the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date (which date shall be a Business Day).
     Section 3.7 Debt Service Reserve Account.
     (a) As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, the Borrower hereby pledges and grants to the Initial Lender, for the benefit of the Lenders, a continuing first priority security interest in all of its respective right, title and interest in, to and under the Debt Service Reserve Account and any and all Investment Property, Financial Assets or other Property (including uninvested funds) from time to time credited thereto or deposited or carried therein, any and all investments made with funds therein and any and all Proceeds of any of the foregoing (with the terms “Investment Property,” “Financial Assets” and “Proceeds,” when used herein and capitalized, having the meanings given such terms in Article 8 or Article 9, as the case may be, of the UCC).
     (b) Deposits into, and transfers from, the Debt Service Reserve Account shall be made by the Borrower as follows:
     (i) not later than one (1) Business Day after the Closing Date, an amount equal to the Minimum Balance shall be transferred to the Debt Service Reserve Account from the proceeds of the Loans;
     (ii) upon and during the continuation of any Event of Default pursuant to Section 8.1(a) or the acceleration of any amount payable by the Borrower or the Guarantor under the Loan Documents pursuant to the last paragraph of Section 8.1, amounts in the Debt Service Reserve Account may be applied by the Initial Lender (on behalf of the Majority Lenders), first, to pay all unpaid fees, expenses and premiums, if any, owed hereunder, second, to pay accrued interest on the Loans and any other overdue amounts (other than principal payments), and third, to pay overdue principal payments on the Loans. The ability of the Initial Lender to apply such amounts shall be in addition to any of the rights and remedies under this Agreement or any other Loan Document. Payments from the Debt Service Reserve Account shall be deemed to be made on behalf of the Borrower;
     (iii) the Borrower shall not have any right to give instructions with respect to the Debt Service Reserve Account prior to the Maturity Date (except as provided in Section 3.7(b)(v));
     (iv) from and after one (1) Business Day after the Closing Date, the Borrower shall at all times be required to cause the balance of the Debt Service Reserve Account to equal or exceed the amount in U.S. Dollars equal to the Minimum Balance; provided that if, at any time, the balance of the Debt Service Reserve Account is less than the Minimum Balance (any such shortfall, the “Minimum Balance Shortfall”), then the Borrower shall not later than ten (10) calendar days thereafter cause to be deposited into the Debt Service Reserve Account an amount equal to the Minimum Balance Shortfall;
     (v) the balance of the Debt Service Reserve Account shall be invested in such U.S. Cash Equivalent Investments as the Borrower may designate from time to time; provided that during the continuance of any Default or Event of Default, the balance of the Debt Service Reserve Account shall be invested in such U.S. Cash Equivalent Investments as the Initial Lender (at the direction of the Majority Lenders) may from time to time designate; and
     (vi) all deposits to the Debt Service Reserve Account shall be in U.S. Dollars and in immediately available funds.
     Section 3.8 Set-Off; Sharing of Payments. (a) Without limiting any of the obligations of the Borrower or the Guarantor or the rights of the Lenders hereunder or under any other Loan Document, if the Borrower or the Guarantor shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder or under any other Loan Document, then (to the extent not in violation of Applicable Law) the Lenders are hereby authorized at any time and from time to time, to the fullest extent permitted by law, without prior notice to the Borrower or the Guarantor (which notice is expressly waived by it to the fullest extent permitted by Applicable Law), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) at any time held or any other obligations owing by such Lender or any Subsidiary, Affiliate, branch or agency thereof to or for the credit or account of the Borrower or the Guarantor, as applicable. Such Lender shall promptly provide notice to the Borrower or the Guarantor, as applicable, of such set-off; provided, that failure by such Lender to provide such notice to the Borrower or the Guarantor, as applicable, shall not give the Borrower or the Guarantor, as applicable, any cause of action or right to damages or affect the validity of such set-off and application. The rights of such Lender under this Section 3.8 are in addition to any other rights and remedies (including, without limitation, any other rights of set-off) that such Lender may have
     (b) If any other Lender shall obtain from the Borrower or the Guarantor payment of any principal of or interest on the Loans, or payment of any other amount under this Agreement or the other Loan Documents, through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or for any other reason, and, as a result of such payment, such Lender shall have received a percentage of the principal of or interest on the Loans or such other amounts then due under the Loan Documents in excess of such Lender’s share thereof, then it shall promptly notify the Initial Lender and purchase from the applicable other Lenders participations in (or, if and to the extent specified by any such other Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lender (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time, as shall be equitable, to the end that all the applicable Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each Lender under the Loan Documents. To such end, each such Lender shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.
     (c) Nothing contained in this Section 3.8 shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Debt or obligation of the Borrower or the Guarantor.
ARTICLE IV
YIELD PROTECTION, ETC.
     Section 4.1 Additional Costs. (a) If the adoption or effectiveness of any Applicable Law, or any change in any Applicable Law, or any change in the interpretation, administration or application thereof by any Governmental Authority charged with the interpretation, administration or application thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any Governmental Authority (in each case above, at any time on or after the date hereof), shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the U.S. Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose upon any Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting its obligation to make or maintain its Loans, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining its Loans, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under any other Loan Document (other than Taxes), then the Borrower shall pay to such Lender such additional amount(s) as will compensate such Lender (or its Applicable Lending Office) for such increased cost or reduction.
     (b) If any Lender shall have determined that the adoption or effectiveness of any Applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation, administration or application thereof by any Governmental Authority charged with the interpretation, administration or application thereof, or compliance by it (or its Applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority (in each case above, at any time on or after the date hereof), has or would have the effect of reducing the rate of return on capital of such Lender (or its parent or Applicable Lending Office) as a consequence of such Lender’s obligations hereunder or its Loans to a level below that which such Lender (or its parent or Applicable Lending Office) could have achieved but for such adoption, change, request or directive, then upon written demand by such Lender, the Borrower, from time to time, shall pay to such Lender such additional amount as will compensate such Lender (or its parent or Applicable Lending Office, as the case may be) for such reduction.
     (c) Any Lender shall promptly notify the Borrower of any event of which it has knowledge that will entitle such Lender to compensation pursuant to this Section 4.1 and shall provide the Borrower with reasonable detail as to the basis of such Lender’s claim to compensation hereunder and method for calculating such compensation. Before giving any such notice, such Lender shall designate a different Applicable Lending Office if such designation: (i) will avoid the need for, or reduce the amount of, such compensation and (ii) will not, in the good faith judgment of such Lender, be disadvantageous to such Lender. A notice of a Lender claiming compensation under this Section 4.1 and providing the information set forth above within the time set forth above shall be conclusive evidence of its entitlement to such compensation and shall be binding upon the Borrower in the absence of manifest error and such amounts shall be payable by the Borrower promptly (and, in any event, within five (5) Business Days) after receipt of such notice (or, if such compensation relates to future dates, by no later than the applicable dates indicated in such notice).
     Section 4.2 Substitute Basis. If, on or before the first day of any Interest Period (an “Affected Interest Period”), the Majority Lenders determine that the LIBO Rate for such Affected Interest Period will not be adequate to cover the cost to Lenders of making or maintaining Loans for such Affected Interest Period, then each affected Lender shall determine (and shall certify from time to time in a certificate delivered by such Lender to the Initial Lender and the Borrower setting forth in reasonable detail the basis of the computation of such amount), which determination shall be made in a commercially reasonable manner, the substitute rate basis reflecting the cost to such Lender of funding its Loans for the Affected Interest Period, and such substitute rate basis (the “Substitute Rate”) shall be binding upon the Borrower and shall apply in lieu of the LIBO Rate for such Interest Period in the absence of manifest error and the

Loans shall bear interest from the first day of the Affected Interest Period at the Substitute Rate plus the Applicable Margin.
     Section 4.3 Illegality. Notwithstanding any other provision of this Agreement, if the adoption or effectiveness of or any change in any Applicable Law or in the interpretation, administration or application thereof by any Governmental Authority (in each case, at any time on or after the date hereof) shall make it (or be asserted by it to be) unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain its Loans hereunder (and, in the opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower, following which notice, if such Applicable Law shall so mandate, such Lender’s Loans shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable to such Lender by the Borrower under the Loan Documents, on or before such date as shall be mandated by such Applicable Law; provided that if it is lawful for such Lender to maintain its Loans until the Interest Payment Date, then such payment shall be made on the Interest Payment Date. Any such funds so prepaid may not be reborrowed.
     Section 4.4 Funding Losses. The Borrower shall pay to any Lender, upon the request of such Lender, such amount as shall be sufficient (in the opinion of such Lender) to compensate such Lender for any loss, cost or expense excluding the loss of any anticipated profits, but including any such loss, cost or expense arising from the liquidation or redeployment of funds obtained by such Lender to fund its Loans that bear interest based upon the LIBO Rate, or from fees payable to terminate the deposits from which such funds were obtained that such Lender determines is attributable to:
     (a) any optional or mandatory prepayment (including as a result of an acceleration due to an Event of Default pursuant to Section 8.1) of such Loans for any reason on a date other than the last day of an Interest Period or the Maturity Date;
     (b) the failure by the Borrower to borrow the Loans from the Initial Lender for any reason (including the failure of any of the conditions precedent specified in Article V to be satisfied or waived) on the Closing Date or the Second Borrowing Date; or
     (c) any failure to prepay such Loans in accordance with a notice of prepayment under Section 3.3 or Section 3.4, as applicable.
Any Lender shall furnish to the Borrower a notice setting forth the basis and amount of each request by such Lender for compensation under this Section 4.4, which notice shall provide reasonable detail as to the calculation of such loss, cost or expense, and shall be conclusive evidence of its entitlement to such compensation and shall be binding upon the Borrower in the absence of manifest error and such amounts shall be payable by the Borrower promptly (and, in any event, within five (5) Business Days) after receipt of such notice (or, if such compensation relates to future dates, by no later than the applicable dates indicated in such notice).
     Section 4.5 Taxes.
     (a) Unless otherwise required by Applicable Law, all payments by or at the direction of the Borrower on account of the principal of and interest on the Loans, and fees and all other amounts payable under the Loan Documents by the Borrower to or for the account of any Lender, including amounts payable under clauses (b) and (c), shall be made free and clear of and without reduction or liability for or on account of any Indemnified Taxes.
     (b) The Borrower shall indemnify each Lender against, and reimburse each Lender on demand for, any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.5) paid by such Lender and any loss, liability, claim or expense, including interest, penalties and legal fees, arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted; provided, however, that the Borrower shall not be required to indemnify any such amounts payable to any Lender to the extent attributable to such Lender’s failure to comply with the requirements of clause (e) below. Such indemnification shall be made within thirty (30) days after the date any Lender provides certification setting forth in reasonable detail the basis for the payment of such Indemnified Taxes and the amount thereof.
     (c) If any Person (including the Borrower) making a payment under the Loan Documents on behalf of the Borrower shall be required by Applicable Law or otherwise to deduct or withhold any Taxes from any amounts payable to any Lender, under or in respect of the Loans or Loan Documents, then (i) such Person shall deduct or withhold and pay such Taxes in accordance with such Applicable Law or otherwise and (ii) if such Taxes are Indemnified Taxes, the Borrower shall promptly pay the Lender entitled to such amount such additional amounts as may be required, after the deduction or withholding of such Indemnified Taxes (including any Indemnified Taxes on any such additional amounts), to enable such Lender to receive on the due date therefor an amount equal to the full amount stated to be payable to such Lender under the Loan Documents; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender to the extent attributable to such Lender’s failure to comply with the requirements of clause (e) of this Section 4.5 below.
     (d) Upon the payment of Indemnified Taxes to any Governmental Authority required under this Section 4.5, the Borrower shall furnish to the applicable Lender, within thirty (30) days after the date that such payment is made, the original or a certified copy of a receipt evidencing payment thereof or, if such original or copy of a receipt is not available from the relevant taxing authority, other documentation of payment reasonably satisfactory to such Lender.
     (e) Each Lender that is entitled under Applicable Law to an exemption from or reduction of withholding tax with respect to any payments made by (or on behalf of) the Borrower pursuant to the Loan Documents agrees (or shall be deemed to have agreed) to comply with any certification, identification, information, documentation or other reporting requirement if: (i) such compliance is required by Applicable Law as a precondition to such exemption or reduction and (ii) at least thirty (30) days before the first date with respect to which the Borrower shall apply this paragraph with respect to such requirement, the Borrower shall have notified the relevant Lender that such Lender will be required to comply with such requirement; provided that compliance with any such requirement shall not apply to the extent that it would require disclosure by any Lender of information that such Lender in good faith considers to be confidential or otherwise materially disadvantageous to disclose, would expose such Lender to any unindemnified cost, risk or expense or be disadvantageous to it.

     (f) Should a Lender become subject to Indemnified Taxes and not be entitled to receive additional amounts or to be indemnified because of its failure to comply with the requirements of paragraph (e) of this Section 4.5, the Borrower shall take such steps as such Lender shall reasonably request at the expense of such Lender to assist such Lender to recover such Indemnified Taxes.
     (g) If the Borrower reasonably determines that any Indemnified Taxes as to which it made a payment of additional amounts to a Lender pursuant to clause (c) were erroneously assessed, then the Borrower may notify such Lender of its determination thereof (along with a detailed description of the reason why the Borrower believes that such Indemnified Taxes were erroneously assessed) and request that such Lender refund to the Borrower the amount of such additional amounts. Upon its receipt of any such notice, and if such Lender determines (in good faith) that the Borrower’s determination with respect to such matter is correct, then such Lender shall (at the request and expense of the Borrower) reasonably cooperate with the Borrower in seeking a refund from the appropriate Governmental Authority of any such Indemnified Taxes erroneously assessed by, and paid to, such Governmental Authority.
     (h) The Borrower agrees to pay all present and future stamp, transfer (except for transfer taxes, if any, imposed on an assignment pursuant to Section 9.8 of this Agreement), court or documentary taxes or any other excise or property taxes, charges or similar levies and any related interest or penalties incidental thereto imposed by any taxing authority that arise from any payment made by (or on behalf of) the Borrower under the Loan Documents, from the execution, delivery, enforcement or registration of the Loan Documents or from any filing, registration or recording contemplated by the Loan Documents, or otherwise in connection with the Loan Documents.
     (i) If any Lender receives any refund of any Indemnified Taxes from the authority to which such Indemnified Taxes were paid which it determines in its reasonable discretion is attributable to Indemnified Taxes for which the Borrower has paid any additional amounts or indemnified amounts pursuant to this Section 4.5, then such Lender shall repay such refund with any interest received thereto, net of all out-of-pocket expenses of such Lender; provided, however, that the Borrower agrees to promptly return such refund or any portion thereof (plus penalties, interest or other charges) upon notice from such Lender that such refund or any portion thereof is required to be repaid to the relevant Governmental Authority. No Lender shall be obligated to disclose its tax return or any other information regarding its tax affairs or computations to the Borrower in connection with this clause (i) or any other provision of this Section 4.5.
ARTICLE V
CONDITIONS PRECEDENT
     Section 5.1 Conditions Precedent to the Closing Date. The occurrence of the Closing Date is subject to the satisfaction or waiver of each of the following conditions precedent, and the receipt by the Initial Lender of the following documents, each in form and substance reasonably satisfactory to the Initial Lender:

     (a) Loan Documents. This Agreement, the Note required to be delivered on the Closing Date, and each Security Document shall have been duly executed and delivered by each party thereto.
     (b) Notice of Borrowing. A Notice of Borrowing duly executed by the Borrower in accordance with Section 3.6.
     (c) Corporate Documents. Certified copies of:
     (i) the Organizational Documents of the Borrower and the Guarantor, certified as of the Closing Date as true and correct and in full force and effect in their delivered form as of such date by (x) an appropriate secretary or an assistant secretary of the Borrower or the Guarantor, as the case may be, as to effectiveness and (y) (A) in the case of the Borrower, a Brazilian notary public as to authenticity and (B) in the case of the Guarantor, the Secretary of State of Delaware as to authenticity (through delivery of a certified certificate of formation and certificate of good standing); and
     (ii) all documents evidencing all necessary corporate action (including any necessary resolutions of the Board of Directors or of the shareholders of the Borrower and the Guarantor, as applicable) and governmental approvals, if any, with respect to the authorization for the execution, delivery and performance of each Loan Document and the transactions contemplated hereby and thereby, certified by an appropriate secretary or an assistant secretary of the Borrower or the Guarantor, as applicable, which certificates shall state that the resolutions or other information referred to in such certificates have not been amended, modified, revoked or rescinded as of the date of such certificates and are in full force and effect.
     (d) Incumbency Certificate. A certificate of each of the Borrower and the Guarantor as to the authority, incumbency and specimen signatures of the individuals who have executed the Loan Documents and other documents contemplated hereby or thereby (including the certificates contemplated in Section 5.1(c) above and (k) below) on behalf of the Borrower or the Guarantor, as applicable.
     (e) Opinions of Counsel.
     (i) An opinion, dated the Closing Date, of Vieira, Rezende, Barbosa e Guerreiro Advogados, special Brazilian counsel to the Borrower, substantially in the form of Exhibit E; and
     (ii) an opinion, dated the Closing Date, of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Borrower and the Guarantor, substantially in the form of Exhibit F.
     (f) Process Agent Acceptance. A letter from the Process Agent indicating its irrevocable consent to its appointment as process agent for the Borrower and accepting its appointment as process agent for the Borrower in connection with the transactions contemplated by the Loan Documents to which it is a party.

     (g) Fees. Evidence of payment of the fees, costs and expenses then due and payable under Section 9.4 and the Mandate Letter; provided that the applicable invoices under Section 9.4 shall be delivered to the Borrower at least one (1) Business Day prior to the Closing Date.
     (h) Regulatory Information. All documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering laws, rules and regulations, including, without limitation, Anti-Terrorism Laws.
     (i) Security Documents. The Brazil Mortgage, the Control Agreement and the Guarantee Agreement shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect on the Closing Date, together with evidence of the taking of the following actions required to perfect the Liens created by the Security Documents, in the Collateral:
     (i) completed requests for information, dated on or before the Closing Date, listing all effective UCC financing statements or other appropriate documents filed or recorded in the jurisdictions referred to above that name the Borrower or the Guarantor as debtor, together with copies of such financing statements or other documents;
     (ii) execution and delivery of the Control Agreement with respect to the Debt Service Reserve Account; and
     (iii) delivery of a UCC-1 financing statement with respect to the Collateral described in Section 3.7(a) for filing in the office of the District of Columbia Recorder of Deeds, naming the Initial Lender as the Secured Party;
provided, that the registration of the Brazil Mortgage shall not be a condition precedent to the occurrence of the Closing Date.
     (j) Approvals. The Initial Lender shall have received copies of all licenses, consents, authorizations and approvals of (including without limitation exchange control approvals), and notices to and filings, and registrations with, any Governmental Authority (other than (i) the Central Bank to the extent such approvals are permitted hereunder to be delivered after the Closing Date and (ii) the filings with and registrations of the relevant registries in Brazil to the extent such filings are made and registrations received after the Closing Date pursuant to Section 7.18(a)), and of all third-party consents and approvals, if any, required in connection with the making, execution, delivery and performance by the Borrower and the Guarantor of the Loan Documents to which it is a party.
     (k) Certificate. A certificate signed by the chief financial officer of the Borrower, on behalf of the Borrower and dated as of the Closing Date, to the effect that, both before and after giving effect to the borrowing of the applicable Loan: (i) all representations and warranties made by the Borrower contained in each of the Loan Documents are true and correct in all material respects on and as of such date (it being understood that any representation or warranty which by its terms is made as of a specific date shall be required to be true and correct only as of such specified date), (ii) the Borrower is in compliance with all of its respective covenants and agreements contained in any Loan Document, (iii) no Default or Event of Default exists or would result therefrom, (iv) since December 31, 2009, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect and (v) the documents delivered in connection with Section 5.1(j) represent all necessary licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (other than the Central Bank) required in connection with its performance of its obligations under this Agreement.
     (l) Insurance Policies. The Borrower shall have delivered to the Initial Lender a copy of, or a certificate of coverage under, the insurance policies required to be maintained under the Loan Documents, in form and substance satisfactory to the Initial Lender.
     (m) Legal Matters. No Applicable Law shall, in the reasonable judgment of the Initial Lender, restrain, prevent or impose materially adverse conditions upon the transactions contemplated hereby and under the Loan Documents and all corporate and other proceedings, and all documents and other legal matters in connection with the transactions contemplated hereby and under the Loan Documents, shall be satisfactory in form and substance to the Initial Lender and its counsel.
     (n) Financial Statements. The Borrower shall have delivered to the Initial Lender (i) audited consolidated financial statements for each of the Fiscal Years ended December 31, 2007, 2008 and 2009 of each of the Borrower and International Farmland Holdings, prepared in accordance with GAAP and IFRS, respectively, in each case audited by independent accountants of recognized international standing and consisting of a balance sheet and the related statements of income, stockholders’ equity and changes in financial position for the Fiscal Year ending on such date, and (ii) unaudited financial statements of each of the Borrower and International Farmland Holdings as of and for the Fiscal Quarter ended March 31, 2010, certified by the Borrower’s or International Farmland Holdings’ chief financial officer, as applicable, consisting of a balance sheet and the related statements of income, stockholders’ equity and changes in financial position for the Fiscal Quarter ending on such date.
     (o) Registration of ROFs. The relevant ROF shall have been issued and confirmed by the Central Bank.
     (p) Debt Service Reserve Account. Evidence of the establishment of the Debt Service Reserve Account.
     (q) No Litigation. No litigation, action, suit, investigation, claim, arbitration or other judicial, governmental or administrative proceeding shall be pending or, to the knowledge of the Borrower, threatened against the Borrower or the Guarantor or any business, property or right of the Borrower or the Guarantor by or before any Governmental Authority or arbitrator that purports to affect or pertain to this Agreement or any other Loan Document, or the transactions contemplated hereby, or which individually or in the aggregate has had, or if adversely determined, could reasonably be expected to have a Material Adverse Effect.
     Section 5.2 Conditions Precedent to Each Borrowing. The obligations of the Initial Lender to make the Loans hereunder on any Borrowing Date are subject to the satisfaction or waiver of each of the following conditions precedent, and the receipt by the Initial Lender of the following documents, each in form and substance reasonably satisfactory to the Initial Lender:
     (a) Notice of Borrowing. A Notice of Borrowing duly executed by the Borrower in accordance with Section 3.6.

     (b) Note. A Note, duly executed by the Borrower, evidencing any borrowing of a Loan on a Borrowing Date (including the Closing Date).
     (c) Certificate. With respect to the Second Borrowing Date, a certificate dated as of such date signed by the chief financial officer of the Borrower and covering the matters described in Section 5.1(k).
     (d) Opinions of Counsel. An opinion, dated the Second Borrowing Date, of Vieira, Rezende, Barbosa e Guerreiro Advogados, special Brazilian counsel to the Borrower, substantially in the form of Exhibit E.
     (e) Loan Documents. A copy of all amendments, supplements or other modifications thereto, if any, to each Loan Document entered into prior to the applicable Borrowing Date.
     (f) Representations and Warranties. All representations and warranties made by the Borrower in any Loan Document are true and correct in all material respects on and as of such date (it being understood that any representation or warranty which by its terms is made as of a specific date shall be required to be true and correct only as of such specified date).
     (g) Default. No Default or Event of Default shall exist or would result therefrom.
     (h) Security Documents. Evidence of the taking of all such other action as may be required, in the opinion of counsel, under the laws of Brazil to perfect the Liens created by the Brazil Mortgage as second priority Liens in the Brazil Collateral, including evidence of the registration of the Brazil Mortgage with the appropriate registry of real estate properties in Brazil; provided that such registration shall not be required until on or before ten (10) calendar days after the date hereof.
     (i) Debt Service Reserve Account. The Debt Service Reserve Account shall have a balance at least equal to the Minimum Balance.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     In order to induce the Lenders to enter into this Agreement and make the Loans hereunder, the Borrower makes the following representations and warranties as set forth in relation to it, all of which shall survive the execution and delivery of this Agreement and the Notes, to the Lenders on the Closing Date and on the Second Borrowing Date, provided that any representation or warranty that by its terms is made as of a specified date shall be required to be true and correct only as of such specified date:
     Section 6.1 Existence, Power and Authority. Each of the Borrower and the Guarantor: (a) is a corporation or a limited liability company, as the case may be, duly organized, validly existing, and, to the extent applicable under the laws of its jurisdiction of organization, in good standing under the laws of such jurisdiction of organization, (b) has all requisite corporate power, and has all material Governmental Approvals, necessary to own or lease its Properties and assets and carry on its business as now being or as proposed to be conducted and to do all things necessary or appropriate in respect of its business, (c) except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, is duly qualified and is authorized to do business and is in good standing in all jurisdictions in which the ownership, leasing or operation of its property or the nature of the business conducted by it makes such qualification necessary and (d) has full power, authority and legal right to make, execute, deliver and perform its obligations under each of the Loan Documents to which it is a party and has taken all corporate or other action necessary to authorize the making, execution, delivery and performance by it of each such Loan Document as has been executed and delivered as of each date this representation and warranty is made.
     Section 6.2 No Subsidiaries. The Borrower has no Subsidiaries.
     Section 6.3 Due Authorization, Etc. The execution, delivery and performance by each of the Borrower and the Guarantor of the Loan Documents to which it is or is to be a party have been duly authorized by all necessary corporate action (including any necessary shareholder action), and do not: (a) contravene its Organizational Documents, (b) violate any Applicable Law, judgment, award, injunction or similar legal restriction in effect or (c) conflict or be inconsistent with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument or other contractual restriction binding upon or affecting it, any of its controlling shareholders, or any of its or their respective Properties, or (except pursuant to the Loan Documents) result in the creation of any Lien on any of its or their Properties. Neither the Borrower nor the Guarantor is in violation of any such Applicable Law, judgment, award, injunction or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, except for such violations that would not reasonably be expected to result in a Material Adverse Effect. No provision of any Applicable Law imposes material adverse conditions upon the Loan Documents or any of the Borrower’s or the Guarantor’s obligations thereunder.
     Section 6.4 No Additional Authorization Required. Except for (a)(i) the ROF, (ii) the registration of the schedules of payment (esquema de pagamentos) within the ROF with the Central Bank, which will enable the Borrower to make remittances from Brazil in order to effect payment of scheduled principal and interest with respect to the Loans and the fees, expenses and commissions referred to in the Loan Documents that will not be paid on the date of the entrance of the funds into Brazil (the “Schedule of Payments”), (iii) any further special authorization from, or notice to, as the case may be, the Central Bank that will enable the Borrower to make payments that are specifically covered by the ROF and the Schedule of Payments on a date which is after the 120th day from the original scheduled due date of such payment and (iv) any further special authorization from the Central Bank which will enable the Borrower to make remittances from Brazil to make payments under the Loan Documents not specifically covered by the ROF and the Schedule of Payments and (b) the filing of (i) the Loan Documents, together with a Portuguese sworn translation thereof, with the competent Brazilian registry of Deeds and Documents, and (ii) the Brazil Mortgage with the competent Brazilian registry of real estate properties, all Governmental Approvals and other actions by, and all notices to and filings and registrations with, any Governmental Authority, and all third-party approvals required for (x) the due execution, delivery and performance by the Borrower of the Loan Documents, (y) the legality, validity or enforceability of the Loan Documents and (z) the perfection or maintenance of the Liens created under the Security Documents (including the priority set forth therein) and the exercise by any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, have been obtained and are in full force and effect and true copies thereof have been provided to the Lenders.
     Section 6.5 Legal Effect. This Agreement and each other Loan Document to which it is a party have been duly executed and delivered by the Borrower and the Guarantor, as applicable, and are legal, valid and binding obligations of the Borrower and the Guarantor, as applicable, enforceable against the Borrower and the Guarantor, as applicable, in accordance with their terms, in each case, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, falência or other similar laws relating to or affecting the enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability.
     Section 6.6 Financial Statements.
     (a) The Borrower has furnished to the Initial Lender (i) audited consolidated financial statements for each of the Fiscal Years ended December 31, 2007, 2008 and 2009 of each of the Borrower and International Farmland Holdings, prepared in accordance with GAAP and IFRS, respectively, in each case audited by independent accountants of recognized international standing and consisting of a balance sheet and the related statements of income, stockholders’ equity and changes in financial position for the Fiscal Year ending on such date, and (ii) unaudited financial statements of each of the Borrower and International Farmland Holdings as of and for the Fiscal Quarter ended March 31, 2010, certified by the Borrower’s or International Farmland Holdings’ chief financial officer, as applicable, consisting of a balance sheet and the related statements of income, stockholders’ equity and changes in financial position for the Fiscal Quarter ending on such date. Such financial statements are complete and correct and present fairly, in all material respects, the financial position of such Person and its consolidated Subsidiaries as at such date and their results of operations and changes in financial position for such periods, all in accordance with GAAP or IFRS, as applicable, applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes;
     (b) the Borrower does not have any material, direct or contingent, liabilities, unusual forward or long-term commitments or unrealized losses, including any Hedging Obligation, except as disclosed in the financial statements referred to in clause (a) above or the notes thereto; and
     (c) since December 31, 2009, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.
     Section 6.7 Ranking; Priority. The obligations of the Borrower under the Loan Documents to which it is a party constitute, and will at all times constitute, direct and unconditional general obligations of the Borrower and will at all times rank at least pari passu in right of payment with all other present and future senior Debt of the Borrower; it being understood that such other Debt may be secured by Liens as permitted by Section 7.11 (and, as such, may have a prior claim to the Properties subject to such Liens) but no other Debt or other obligations shall benefit from the Collateral (except as permitted herein).

     Section 6.8 No Actions or Proceedings. There is no litigation, action, suit, investigation, claim, arbitration or other proceeding pending or, to the knowledge of the Borrower or the Guarantor, threatened against the Borrower or the Guarantor or any business, property or rights of the Borrower by or before any Governmental Authority or arbitrator that: (i) individually or in the aggregate, has had or, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect or pertain to this Agreement, any other Loan Document or the transactions contemplated hereby.
     Section 6.9 Commercial Activity; Absence of Immunity. The Borrower is subject to civil and commercial law with respect to its obligations under the Loan Documents to which it is a party, and the making and performance by it of such Loan Documents constitute private and commercial acts rather than public or governmental acts. Neither the Borrower nor the Guarantor nor any of their respective Properties (including the Collateral) is entitled to immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from any action, suit, set-off or proceeding, or service of process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) in connection therewith, arising under the Loan Documents.
     Section 6.10 Existing Debt and Liens. Set forth on (a) Schedule 6.10(a) is a complete and accurate list of all Existing Debt having an outstanding principal amount or maximum commitment amount of R$1,000,000 or more, in each case specifying the parties thereto, the outstanding principal amounts thereof, any unborrowed amounts thereof and any guarantors thereof, and (b) Schedule 6.10(b) is a complete and accurate list of all Existing Liens that secure Debt set forth on Schedule 6.10(a) or exist in respect of any individual Property or asset of the Borrower with a book value in excess of R$1,000,000, in each case, specifying the lienholder thereof, the principal amount of the obligations secured thereby and the Property or assets of the Borrower subject thereto.
     Section 6.11 Taxes. The Borrower has filed all tax returns required to be filed by it (taking into account any applicable extensions) and has paid all Taxes shown to be due thereon and payable, except such as are being contested in good faith by appropriate proceedings or would not reasonably be expected to have a Material Adverse Effect.
     Section 6.12 Legal Form. (a) Each of the Loan Documents is (or upon its coming into existence will be) in proper legal form under its governing law for the enforcement thereof in accordance with their respective terms against the Borrower or the Guarantor, as applicable; provided that, to ensure the legality, validity, enforcement or admissibility into evidence in a legal or administrative proceeding in Brazil of any Loan Document: (i) the signatures of the parties signing such document outside Brazil must be notarized by a notary public qualified as such under the laws of the place of signing and the signature of such notary public must be authenticated by a Brazilian consular officer at the competent Brazilian consulate; (ii) each of the Loan Documents executed in English must be translated into Portuguese by a sworn translator and filed, together with their respective English translation, with the competent Brazilian Registry of Deeds and Documents; and (iii) to ensure perfection of the Collateral in Brazil, the Brazil Mortgage must be filed with the competent Brazilian registry of real estate properties. Subject to the preceding sentence, other than the authentication of the competent Brazilian consulate described in clause (i), all formalities required in Brazil for the validity and enforceability (including any necessary registration, recording or filing with any court or other

Governmental Authority) of each Loan Document have been accomplished (or, in the case of the filings described in clause (ii) above, will be accomplished within ten (10) calendar days of the Documentation Receipt Date, and in the case of the filings described in clause (iii) above with respect to the Brazil Mortgage, will be accomplished within ten (10) calendar days of the date hereof), and no Taxes are required to be paid for the validity and enforceability thereof except, in the case of enforcing any Loan Document in Brazil, the litigating party (plaintiff) may have to post security or a performance bond to secure the costs of the proceeding and the fees of the opposite party’s (defendant) lawyer as required by Article 835 of the Brazilian Civil Procedure Code.
     (b) It is not necessary in order for any Lender to enforce any rights or remedies under the Loan Documents or solely by reason of the execution, delivery and performance by the Borrower of the Loan Documents, that any Lender be licensed or qualified with any Brazilian Governmental Authority, as applicable, or be entitled to carry on business in any jurisdiction.
     (c) Any certificate signed by any officer of the Borrower and delivered to the Initial Lender (or its counsel) in connection with the Loans and this Agreement shall be deemed a representation and warranty by the Borrower, as to matters covered thereby, to each Lender.
     Section 6.13 Full Disclosure. The information, reports, financial statements, certificates, exhibits and schedules furnished from time to time in writing by (or on behalf of) the Borrower to any Lender in connection with the Loan Documents or delivered hereunder or pursuant thereto are true and accurate in all material respects and do not and will not contain any material misstatement of fact or, taken as a whole, omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading on the date as of which such information is stated or certified. There are no facts or circumstances known to the Borrower that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and that have not been disclosed to the Lenders.
     Section 6.14 Title to Assets; Insurance. (a) The Borrower has good and marketable title to, or lawfully possesses a valid and subsisting leasehold estate in, all Property or assets used in or otherwise material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such Property or assets for its intended purpose, free and clear of all Liens or obligations to create Liens, except for Liens permitted pursuant to Section 7.11, and has no knowledge of any pending or contemplated condemnation proceeding or disposition in relation to such Property or assets. The Borrower has good and marketable title to all Collateral to be pledged by it under the Security Documents, and has full right, power and lawful authority to grant, bargain, sell, release, convey, hypothecate, assign, mortgage, pledge, transfer and confirm all of its Property of whatever nature constituting the Collateral, in each case in the manner and form to be done under the applicable Security Documents, or intended to be done, in each case free and clear of all Liens, except for Liens permitted pursuant to Section 7.11.
     (b) As of the effective date of each Security Document or, in the case of the Brazil Mortgage, within ten (10) calendar days after the date hereof, the Security Documents create valid and perfected security interests in the Collateral, with the priority as set forth therein, for the benefit of the Lenders and, except as set forth herein or in the Security Documents, all filings and actions necessary or desirable to perfect and protect such security interests have been duly made and taken.
     (c) The Borrower has insured, with financially sound, responsible and reputable insurance companies, the Properties used or useful in its business in such amounts and covering such risks and liabilities as are customary for companies of good repute and of a similar size engaged in similar businesses in similar locations owning and/or operating properties similar to those owned and/or operated by the Borrower in the same general areas in which the Borrower owns and/or operates its properties, in accordance with normal industry practice, except where failure to do so would not have a material adverse effect on the Borrower. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid.
     Section 6.15 Intellectual Property. The Borrower owns, or is licensed to use, all trademarks, trade names, copyrights, patents, patents applications and other intellectual property necessary for the conduct of its business as presently conducted, and the use thereof by the Borrower does not infringe upon the rights of any other Person, except for infringements that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such intellectual property, nor does the Borrower know of any valid basis for any such claim.
     Section 6.16 No Default. No Default or Event of Default has occurred and is continuing hereunder.
     Section 6.17 Compliance. Each of the Borrower and the Guarantor is in compliance with (i) its Organizational Documents and all Applicable Laws and orders of any Governmental Authority applicable to it or its Property and (ii) each material Contractual Obligation with respect to it or its Property, except in the case of (i) above for such violations that would not reasonably be expected to result in a Material Adverse Effect.
     Section 6.18 Solvency. Immediately after giving effect to the consummation of the transactions contemplated in the Loan Documents on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Borrower and the Guarantor, respectively, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) each of the Borrower and the Guarantor will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) each of the Borrower and the Guarantor will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after such date.
     Section 6.19 Hedging. Each Hedging Obligation or transaction thereunder to which the Borrower is a party (or is legally obligated to become a party) is based on the underlying value of a product, interest rate or currency that is used by the Borrower in the Ordinary Course of Business and was not entered into for speculative purposes.
     Section 6.20 Labor Matters. The Borrower is not engaged in any unfair labor practice. The Borrower is not a party to any labor dispute that, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and there are no strikes, walkouts, lockouts or slowdowns against the Borrower pending or, to the knowledge of the Borrower, threatened. There is no unfair labor practice complaint pending against the Borrower or, to the knowledge of the Borrower, threatened against it that could reasonably be expected to have a Material Adverse Effect. There is no grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement pending against the Borrower or, to the best knowledge of the Borrower, threatened against it, in each case that, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
     Section 6.21 Environmental Matters.
     (a) The Borrower and its businesses, operations and property are in compliance with, and the Borrower has no liability under, any applicable Environmental Law, except for any non-compliance or liability that would not reasonably be expected to result in a Material Adverse Effect.
     (b) The Borrower has obtained all material Environmental Permits required for the conduct of its businesses and operations, and the ownership, operation and use of its property, under Environmental Law, and all such Environmental Permits are valid and in good standing, except for any failure to obtain or maintain any such Environmental Permits as valid and in good standing that would not reasonably be expected to result in a Material Adverse Effect.
     (c) There is no material Environmental Claim pending or, to the knowledge of the Borrower, threatened, against the Borrower, or relating to the Property owned, leased or operated by the Borrower or its predecessors in interest or relating to the operations of the Borrower, and to its knowledge, there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim, except in each case above for any Environmental Claim that if adversely determined would not reasonably be expected to result in a Material Adverse Effect.
     Section 6.22 Federal Reserve Regulations. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the U.S. Federal Reserve System, or that entails a violation by the Borrower of any other regulations of the Board of Governors of the U.S. Federal Reserve System.
     Section 6.23 Investment Company Act. The Borrower is not required to register as an “investment company”, as such term is defined in the Investment Company Act of 1940 (the “1940 Act”), as amended. Neither the borrowing of the Loans nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents will violate any provision of the 1940 Act or any rule, regulation or order of the U.S. Securities and Exchange Commission promulgated thereunder.
     Section 6.24 Availability and Transfer of Foreign Currency. Except as set forth in Section 6.4, the Borrower has obtained all foreign exchange control approvals or other authorizations by the government of Brazil or any Governmental Authority thereof as are required to assure the availability of U.S. Dollars to enable the Borrower to perform all of its obligations under each Loan Document to which it is a party in accordance with the terms thereof. Except as set forth in Section 6.4, there are no restrictions or requirements currently in effect that limit the availability or transfer of foreign exchange for the purpose of the performance by the Borrower of its respective obligations under this Agreement or any other Loan Document to which the Borrower is a party.
     Section 6.25 Anti-Terrorism Laws.
     (a) None of the Borrower, International Farmland Holdings or any of their respective Subsidiaries is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).
     (b) None of the Borrower, International Farmland Holdings or any of their respective Subsidiaries is any of the following:
     (i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (iii) a Person or entity with which the Lenders are prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
     (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
     (v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
     (c) None of the Borrower, International Farmland Holdings or any of their respective Subsidiaries (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b)(ii) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
     Section 6.26 Non-U.S. Operations. All of the operations of the Borrower are carried on outside the United States.
     Section 6.27 Foreign Assets Control Regulations, Etc. None of the transactions contemplated by the Loan Documents violates any of the United States Treasury Department regulations contained in 31 C.F.R. Subtitle B, Chapter V, as amended, including the Foreign Assets Control Regulations, the Cuban Assets Control Regulations, the Iranian Assets Control Regulations, the Iranian Transaction Regulations, the Libyan Sanctions Regulations and the Iraqi Sanctions Regulations.
     Section 6.28 Burdensome Agreements. The Borrower is not a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.
ARTICLE VII
COVENANTS OF THE BORROWER
     Section 7.1 Corporate Existence; Inspection; Books and Records. (a) Except as otherwise permitted under Section 7.16, the Borrower shall preserve, renew, and keep in full force and effect its legal existence and maintain all Governmental Approvals, rights, privileges, licenses and franchises necessary for the maintenance of its corporate existence and its good standing. The Borrower shall not take any action, or conduct its affairs in a manner, that would reasonably be expected to result in its corporate existence being ignored by any court of competent jurisdiction or in its assets and/or liabilities being substantively consolidated with those of any other Person in a bankruptcy, reorganization or other insolvency proceeding.
     (b) The Borrower will keep proper books of record and accounts in which full, true and correct entries in accordance in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall permit representatives of the Lenders, during normal business hours, at the cost and expense of the Borrower following at least five (5) Business Days’ notice (and so long as no Default or Event of Default has occurred and is continuing, no more than one time per six (6) month period), to examine, copy and make extracts from its books and records, to inspect any of its Properties and to discuss its business and affairs with its officers, directors and its independent public accountants; provided that the Lenders shall treat any such information as Confidential Information.
     (c) The Borrower shall not amend, modify or otherwise change any of its Organizational Documents in any way that would adversely affect the Lenders.
     Section 7.2 Compliance. The Borrower shall: (a) comply with the requirements of all Applicable Laws (including all Environmental Laws) of any Governmental Authority, (b) comply with all Contractual Obligations applicable to it, (c) timely file all required tax returns required to be filed by it, except in the case of clauses (a), (b) and (c) of this Section 7.2 where failure to do so (in the aggregate) could not reasonably be expected to have a Material Adverse Effect and (d) pay and discharge at or before maturity all of its material obligations (including tax liabilities) except where the same are contested in good faith and by proper proceedings and against which adequate reserves are being maintained on the books of the Borrower in accordance with GAAP.
     Section 7.3 Maintenance of Property; Insurance. The Borrower shall maintain and preserve all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted, and keep such Property insured by financially sound and reputable insurers in such amounts as are prudent and customary in the business in which it operates, except, in each case, to the extent that the failure to do so (in the aggregate) would not reasonably be expected to have a Material Adverse Effect (other than with respect to the Collateral with respect to which no such exception shall apply).
     Section 7.4 Governmental Approvals. The Borrower shall maintain in full force and effect all Governmental Approvals and file all applications or obtain additional authorizations as required under Applicable Law, from time to time necessary for its authorization, execution and delivery of the Loan Documents to which it is a party, for the due performance of all of its obligations, and the exercise of all of its rights, under the Loan Documents to which it is a party.
     Section 7.5 Reporting Requirements. The Borrower shall provide to the Initial Lender copies of the following:
     (a) promptly and in any event within ninety (90) days after the end of each Fiscal Year, the annual audited consolidated balance sheets of the Borrower and the related statements of operations, stockholders’ equity and cash flows for such Fiscal Year (with the notes thereto), setting forth in each case in comparative form the figures for the previous Fiscal Year, and a report and opinion by Pricewaterhouse Coopers or other independent public accountants of recognized international standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) stating that such consolidated financial statements present fairly in all material respects the financial position, results of operations and cash flows of the Borrower on a consolidated basis in accordance with GAAP;
     (b) promptly and in any event within sixty (60) days after the end of each Fiscal Quarter of each Fiscal Year, the unaudited consolidated balance sheet of the Borrower as of the end of such Fiscal Quarter and the related statements of operations, stockholders’ equity and cash flows for such Fiscal Quarter and for the then-elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the comparative period or periods of (or, in the case of balance sheet, as of the end of) the previous Fiscal Year, all certified by the Chief Financial Officer of the Borrower as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower on a consolidated basis in accordance with GAAP (subject to changes resulting from audit and normal year-end audit adjustments);
     (c) each time annual and quarterly financial statements are required to be delivered under clauses (a) and (b) above, a certificate of the Chief Financial Officer of the Borrower, on behalf of the Borrower (i) setting forth in reasonable detail and in form and substance satisfactory to the Majority Lenders, the calculations required to determine compliance with the financial covenants set forth in Section 7.27, (ii) showing the balance of the Debt Service Reserve Account, (iii) stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Borrower or the Guarantor, as applicable, has taken or proposes to take with respect thereto), (iv) at the time of the delivery of the financial statements provided for in clause (a) above, the amount of Capital Expenditures made during such Fiscal Year and the portion of the Maximum Capital Expenditures Amount to be carried forward from such Fiscal Year to the present Fiscal Year, if any, and (v) at the time of the delivery of the financial statements provided for in clause (b)

above listing all existing Debt of the Borrower, specifying the parties thereto, outstanding principal amounts thereof and any security securing such Debt, current as of the last day of such Fiscal Quarter;
     (d) promptly and in any event within five (5) Business Days after the Borrower obtains knowledge of any Default or Event of Default, a certificate of the Chief Financial Officer of the Borrower, on behalf of the Borrower, setting forth the details of such Default or Event of Default and the action(s) that is/are being taken or is/are proposed to be taken with respect thereto;
     (e) promptly and in any event within five (5) Business Days after the Borrower obtains knowledge thereof notice of any litigation, claim, investigation, arbitration, other proceeding, controversy, event or development pending or, to its knowledge, threatened involving or affecting the Borrower or the Guarantor:
     (i) that could reasonably be expected to have a Material Adverse Effect; or
     (ii) relating to this Agreement, the Collateral or any other Loan Document;
     (f) promptly and in any event within three (3) Business Days after the release, filing or sending thereof: (i) copies of any press releases made public by or on behalf of the Borrower, (ii) copies of any reports that the Borrower files with the CVM and (iii) in the event of a public offering of (x) the Borrower’s Capital Stock that is registered with the CVM or its equivalent in any jurisdiction other than Brazil or (y) the Capital Stock of any of the Borrower’s Affiliates that is registered with the CVM or its equivalent in any jurisdiction other than Brazil, copies of all proxy statements, financial statements and reports that the Borrower sends to its stockholders and copies of all regular, periodic and special reports, and all registration statements, that the Borrower files with any Governmental Authority that may be substituted therefor or with any securities exchange;
     (g) promptly after obtaining knowledge of the occurrence thereof, information in writing and in reasonable detail relating to (i) any release or discharge by the Borrower of any Hazardous Material required to be reported under Environmental Laws to any Governmental Authority; (ii) any condition, circumstance, occurrence or event that would be reasonably likely to result in a material liability under Environmental Laws; and (iii) any proposed action to be taken by the Borrower that would be reasonably likely to subject the Borrower to any material additional or different requirements or liabilities under Environmental Laws; except for such releases, discharges, conditions, circumstances, occurrences, events or proposed actions that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect;
     (h) promptly, any documentation or other information that may be required and requested by any Lender in order to enable compliance with applicable “know your customer” requirements;
     (i) promptly and in any event, within five (5) Business Days after the Borrower obtains knowledge thereof, notice of any other event or development that could reasonably be expected to have a Material Adverse Effect; and

     (j) from time to time, such other information with respect to the Borrower or the Guarantor, the Loan Documents and/or the transactions contemplated hereby or thereby as the Lenders may reasonably request.
     Section 7.6 Ranking; Priority. The Borrower shall promptly take all actions as may be necessary to ensure that its obligations under the Loan Documents to which it is a party will at all times constitute direct and unconditional general obligations thereof ranking at least pari passu in right of payment with all of its other present and future senior unsecured Debt; it being understood that such other Debt may be secured by Liens as permitted by Section 7.11 (and, as such, may have a prior claim to the Properties subject to such Liens) but no other Debt or other obligations shall benefit from the Collateral (except as provided herein).
     Section 7.7 Environmental Law. The Borrower shall (i) comply with all applicable Environmental Laws and obtain and comply with and maintain any and all licenses, approvals, registrations or permits required by applicable Environmental Laws, except to the extent that failure of any of the foregoing would not be reasonably likely to have a Material Adverse Effect, and (ii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under applicable Environmental Laws and promptly comply with all orders and directives of all Governmental Authorities with respect to Environmental Laws, except to the extent the same are being contested in good faith and by proper proceedings or that failure to do so would not be reasonably likely to have a Material Adverse Effect.
     Section 7.8 Process Agent. The Borrower shall maintain in New York, New York, a Person acting as agent to receive on its behalf and on behalf of its Property service of process and capable of discharging the functions of the Process Agent set forth herein.
     Section 7.9 [Reserved.]
     Section 7.10 Amendment to Certain Agreements. The Borrower shall not terminate, amend, supplement, waive, modify or change in any manner, or enter into any forbearance from exercising any rights with respect to, any term or condition of any Organizational Document or Contractual Obligation relating to any material Debt of the Borrower, if such termination, amendment, supplement, waiver, modification or change would adversely affect the Lenders, without in each case obtaining the prior written consent of the Majority Lenders to such termination, amendment, supplement, waiver, modification, change or forbearance.
     Section 7.11 Negative Pledge.
     (a) The Borrower shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien on or with respect to the whole or any part of any Property of the Borrower, whether now owned or hereafter acquired, other than (i) Permitted Liens and (ii) Liens created under the Loan Documents.
     (b) The Borrower shall not enter into any Contractual Obligation other than the Loan Documents that results in the creation of any Lien (other than an Existing Lien) on the Collateral.
     Section 7.12 Transactions With Affiliates. The Borrower shall not conduct any business or enter into, renew or extend any transaction or series of similar transactions of any kind with or for the benefit of any Affiliate of the Borrower, whether or not in the Ordinary

Course of Business, other than on fair and commercially reasonable terms substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s-length transaction, or series of similar transactions, with a Person other than an Affiliate of such Person.
     Section 7.13 Line of Business, Etc. The Borrower shall not (a) make any material change in its line of business as carried on by it as of the Closing Date, (b) change its fiscal year, (c) change its name or domicile or take any other action that, in each case, might adversely affect the priority, perfection or validity of the Liens created by the Loan Documents or (d) make or permit any material change in its accounting policies or reporting practices, except as required by a change in GAAP.
     Section 7.14 Use of Proceeds. The Borrower shall use the proceeds of the Loans made by the Lenders solely to finance certain Capital Expenditures related to capacity expansion of the Borrower’s sugar mill plant located in the Municipality of Angélica in the State of Mato Grosso do Sul, Brazil, to repay any amounts outstanding under the Bridge Facility, for working capital purposes and to finance the payment of certain fees and expenses associated with the Loans and the negotiation, preparation and execution of the Loan Documents. No part of the proceeds of the Loans shall be used directly or indirectly for the purpose (whether immediate, incidental or ultimate) of buying or carrying any Margin Stock. The Borrower, a nonbank entity located outside the United States, understands that it is the policy of the Board of Governors of the U.S. Federal Reserve System that extensions of credit by international bank facilities (as defined in Section 204.8(a) of Regulation D) may be used only to finance the non-U.S. operations of a customer (or its foreign affiliates) located outside the United States as provided in Section 204.8(a) (3)(vi) of Regulation D.
     Section 7.15 Further Assurances. The Borrower shall do and perform, from time to time, any and all acts (and execute any and all documents) as may be necessary or as reasonably requested by any Lender in order to effect the purposes of the Loan Documents. Without limiting the above, the Borrower shall, at its own cost, take all actions necessary or reasonably requested by any Lender to maintain each Lien created by the Loan Documents in full force and effect and enforceable in accordance with its terms including (a) making filings and recordations, (b) making payments of fees and other charges, (c) issuing and, if necessary, filing or recording supplemental documentation, including continuation statements, (d) publishing or otherwise delivering notice to third parties, (e) depositing title documents and (f) taking all other actions either necessary or otherwise reasonably requested by any Lender to ensure that all after-acquired property of the Borrower intended to be covered by such Liens is subject to a valid and enforceable Lien (with the priority set forth in the Security Documents) in favor of the Initial Lender (on behalf of the Lenders).
     Section 7.16 Limitation on Consolidations, Mergers, Sale or Conveyance. The Borrower shall not, in a single transaction or a related series of transactions, consolidate with, or merge with or into, any other Person or liquidate or dissolve, or permit any other Person to consolidate with or merge into it, or, directly or indirectly, transfer, sell, lease, convey or dispose of all or substantially all of its assets to any Person; provided that such transaction will be permitted if:

     (a) the Borrower is the surviving entity and following such merger or consolidation, the Borrower continues to be organized as a limited liability company or a sociedade anônima in Brazil;
     (b) no Default or Event of Default shall have occurred and be continuing or would occur immediately after such merger, consolidation, sale, transfer, lease or other disposition;
     (c) immediately after giving effect to such transaction or series of transactions, including giving effect on a pro forma basis to any Debt, including any Acquired Debt, Incurred or anticipated to be Incurred in connection with or in respect of such transaction, (i) the Borrower’s Leverage Ratio shall not exceed the ratio set forth in Section 7.27(b) opposite the Fiscal Year in which such transaction is consummated and (ii) the Borrower’s Interest Coverage Ratio shall not be less than the ratio set forth in Section 7.27(a) opposite the Fiscal Year in which such transaction is consummated;
     (d) the representations and warranties set forth in Article VI shall be true and correct as if made by the Borrower immediately after giving effect to such transaction or series of transactions; and
     (e) the Borrower has delivered to the Initial Lender a certificate of the Chief Financial Officer of the Borrower and an opinion of counsel stating that such merger or consolidation complies with this Section 7.16.
     Section 7.17 Investment Company Act. The Borrower shall not take any action that would result in it being required to be registered as an “investment company” under the 1940 Act.
     Section 7.18 Registration of Brazil Mortgage. (a) The Borrower shall, (i) within ten (10) calendar days after the Documentation Receipt Date, file the Loan Documents (other than the Brazil Mortgage) for registration, together with a complete and accurate translation into Portuguese (made by a sworn translator) of the Loan Documents drafted in a language other than Portuguese (such translation to be in adequate form for registration) with the competent Brazilian Registry of Deeds and Documents, (ii) within ten (10) calendar days after the date hereof, file the Brazil Mortgage with the competent Brazilian registry of real estate properties and (iii) (A) within ten (10) calendar days after (1) the Documentation Receipt Date, in the case of clause (i) and (2) the date hereof, in the case of clause (ii), provide the Initial Lender with written evidence that the filings referred to in clauses (i) and (ii), respectively, have been completed and (B) within 20 calendar days after the deadlines referred to in clause (A)(1) and (A)(2), deliver written evidence that the registrations referred to in clauses (i) and (ii), respectively, have been received.
     (b) (i) Within ten (10) calendar days after any release of the first lien on any Brazil Collateral (the “Released Collateral”), the Borrower shall duly execute and deliver to the Initial Lender for the benefit of the Lenders such additional mortgages, pledges, assignments, security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to the Initial Lender, and take whatever action as may be necessary in the reasonable opinion of the Initial Lender to vest in the Initial Lender for the benefit of the Lenders, valid and subsisting first-priority Liens on such Released Collateral; (ii) within twenty (20) days after release of such Released Collateral, the Borrower shall deliver to the Initial

Lender, upon the request of the Initial Lender in its sole discretion, a signed copy of a favorable opinion, addressed to each Lender, of Brazilian counsel for the Borrower as to (x) such mortgages, pledges, assignments, security agreement supplements and security agreements being valid and binding obligations of the Borrower enforceable in accordance with their terms, (y) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected first-priority Liens on such properties and (z) such other matters as the Initial Lender may reasonably request and (iii) within twenty (20) days after release of such Released Collateral, the Borrower shall (at its expense) cause the Initial Lender on behalf of the Lenders (and shall accordingly provide the Initial Lender with instructions necessary) to become, and shall at all times maintain the Initial Lender on behalf of the Lenders as, the loss payee under any insurance policy under which the prior beneficiaries of the Released Collateral were the loss payee. The Borrower shall deliver or cause to be delivered to the Initial Lender originals or duplicate originals of all such policies of insurance.
     Section 7.19 No Subsidiaries. The Borrower shall not take any action to create, control (with one or more Persons), authorize or form any wholly or partially owned Subsidiaries.
     Section 7.20 Limitations on Restricted Payments. The Borrower shall not, directly or indirectly, authorize, declare or make any Restricted Payment, provided that after December 31, 2012, the Borrower may declare or pay dividends or distributions on or on account of the Borrower’s Capital Stock pursuant to Brazilian law if (a) at the time of such authorization, declaration or payment, not more than U.S.$14,000,000 of the principal of the Loans remains outstanding and (b) no Default or Event of Default has occurred and is continuing or would result therefrom.
     Section 7.21 Limitations on Incurrence of Debt. The Borrower shall not, directly or indirectly, suffer to exist or Incur any Debt (including Acquired Debt) other than, so long as no Default or Event of Default has occurred and is continuing, (a) Debt under the Loan Documents, (b) Existing Debt, (c) the Real Term Loan, (d) any other loan agreements to be entered into with BNDES or Banco do Brasil under the FCO and (e) Working Capital Debt not in excess of U.S.$50,000,000 in the aggregate at any one time outstanding (provided that, with respect to any Debt Incurred in reliance on this clause (e) in excess of U.S.$20,000,000, the Borrower shall not be permitted to Incur such Debt unless, after giving effect to the incurrence of such Debt on a pro forma basis as if such Debt were incurred on the first day of the most recent Measurement Period, the Borrower shall be in compliance with Section 7.27).
     Section 7.22 Limitations on Prepayments of Debt. The Borrower shall not make any voluntary or optional payment on or redemption or acquisition for value of any of its Debt (except under the Loan Documents) prior to the date such Debt is scheduled to become due in accordance with its terms (other than in respect of (a) the Loans, (b) the Bridge Facility and (c) Working Capital Debt), or make any payment in violation of any subordination terms of any Debt.
     Section 7.23 Burdensome Agreements. The Borrower shall not Incur, renew, extend, suffer or permit to exist on or become effective, any consensual encumbrance or restriction of any kind or agreement that expressly prohibits or restricts or otherwise prevents the Borrower from performing its obligations under any Loan Document, provided that any payment or disposition of Property otherwise permitted by this Agreement shall not be deemed to restrict or otherwise prevent the Borrower from performing their respective obligations under any Loan Document.
     Section 7.24 Hedging. The Borrower shall not enter into any Hedging Obligation or transaction thereunder that:
     (a) is for speculative purposes or is with the aim of obtaining profits based on changing market values; or
     (b) is based on anything other than the underlying value of sugar or ethanol produced by the Borrower, interest rate risk associated with any borrowed money or currency exchange rate risk.
     Section 7.25 Sales and Lease-Back Transactions. The Borrower shall not, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower (a) has sold or transferred or is to sell or to transfer to any other Person or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower to any Person in connection with such lease.
     Section 7.26 Investments. The Borrower shall not, directly or indirectly, make or own any Investment in any Person, except:
     (a) Investments in cash and Cash Equivalent Investments;
     (b) Investments (i) in any Capital Stock received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the Ordinary Course of Business;
     (c) Capital Expenditures with respect to the Borrower permitted by Section 7.27(c);
     (d) loans and advances to employees of the Borrower made in the Ordinary Course of Business in an aggregate principal amount not to exceed U.S.$300,000;
     (e) any Investment in securities or other assets not constituting cash or Cash Equivalent Investments and received in connection with an Asset Sale made pursuant to Section 7.28 or any other disposition of assets not constituting an Asset Sale made in the Ordinary Course of Business;
     (f) any Investments issued to the Borrower by any Person in respect of the obligations of such Person in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the obligations of such Person;
     (g) any Incurrence of Debt that is permitted by and made in accordance with Section 7.21; and
     (h) Investments existing on the Closing Date and if in excess of R$500,000, as described on Schedule 7.26.

     Section 7.27 Financial Covenants.
     (a) Minimum Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the last day of any Semi-Annual Period, beginning with the Semi-Annual Period ending June 30, 2010, to be less than the correlative ratio indicated in the table below:

Semi-Annual	Interest
Period	Coverage Ratio
December 31, 2010	1.65:1.00
June 30, 2011	1.70:1.00
December 31, 2011	3.10:1.00
June 30, 2012	3.30:1.00
December 31, 2012 and thereafter	3.50:1.00
     (b) Maximum Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of the last day of any Semi-Annual Period, beginning with the Semi-Annual Period ending June 30, 2010, to exceed the correlative ratio indicated in the table below:

Semi-Annual
Period	Leverage Ratio
December 31, 2010	8.50:1.00
June 30, 2011	6.50:1.00
December 31, 2011	3.40:1.00
June 30, 2012	3.10:1.00
December 31, 2012 and thereafter	2.50:1.00

(c)	Maximum Capital Expenditures. The Borrower shall not make or Incur any Capital Expenditures, in any Fiscal Year indicated below in an aggregate amount for the Borrower in excess of the corresponding amount set forth below opposite such Fiscal Year (the “Maximum Capital Expenditure Amount”), or during the occurrence and continuance of any Default or Event of Default:

Fiscal	Maximum Capital
Year	Expenditure Amount
2010	R$154,000,000
2011	R$50,000,000
2012	R$50,000,000
2013	R$50,000,000
     Section 7.28 Limitations on Asset Sales. (a) The Borrower shall not effect or permit any sale of all any portion of, without the prior written consent of the Majority Lenders, any Collateral.
     (b) Without limitation to clause (a) above, the Borrower shall not, without the prior written consent of the Majority Lenders, effect or permit any Asset Sale or asset exchange other than:
     (i) sales or other dispositions of assets that do not constitute Asset Sales;
     (ii) Asset Sales; provided that (A) the proceeds thereof (valued at Fair Market Value), when aggregated with the proceeds of all other Asset Sales made on or after the Closing Date are less than U.S.$10,000,000, (B) the consideration received by the Borrower in such Asset Sale shall be at least equal to the Fair Market Value of the assets sold and shall be in cash or in long-term productive assets or Properties used in the business of the Borrower and (C) the Net Cash Proceeds thereof shall be applied as required by Section 3.4(a); and
     (iii) Investments made in accordance with Section 7.26.
ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.1 Events of Default. Each of the following events is herein called an “Event of Default”:
     (a) failure by the Borrower to pay in full (i) any payment of any principal on the Loans or the Notes when due or (ii) any payment of any interest, fees or any other amount arising under the Loan Documents or the Notes within three (3) days after the due date;
     (b) any representation, warranty or certification made or deemed made herein or in any other Loan Document (or in any modification or supplement hereto or thereto) by the Borrower, or in any certificate furnished to the Lenders pursuant to the provisions hereof or of any other Loan Document, shall prove to have been inaccurate in any material respect on or as of the time made or deemed made;
     (c) (i) the Borrower or the Guarantor shall fail to pay any Debt (other than the Debt referred to in clause (a)) when due or, as the case may be, within the applicable grace period, if any, provided in the instrument or agreement under which such Debt was created, (ii) the Borrower or the Guarantor shall default in the observance or performance of any agreement or condition relating to any Debt (other than the Debt referred to in clause (a)) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, after the expiration of any applicable grace period, any such Debt to become due prior to its stated maturity and such default shall not have been cured or waived, or (iii) any Debt (other than the Debt referred to in clause (a) above) of the Borrower or the Guarantor shall be declared to be due and payable prior to the stated maturity thereof; provided that the amount of any instrument evidencing such Debt described in subclauses (i), (ii) or (iii), individually or in the aggregate, equals at least U.S.$5,000,000, in the case of Debt of the Borrower, and U.S.$10,000,000, in the case of Debt of the Guarantor;
     (d) the Borrower shall default in the observance or performance of any of its obligations under any of Section 3.7(b)(iv), Section 7.1(a) (with respect to corporate existence), Section 7.5(d), Section 7.6, Section 7.10, Section 7.11, Section 7.14 and Section 7.16 through Section 7.26;
     (e) the Borrower or the Guarantor shall default in the observance or performance of any of its obligations under this Agreement or any other Loan Document (other than those specified in clauses (a), (b) and (d) above), and such default continues unremedied for a period of thirty (30) days after the earlier of (a) the date upon which written notice thereof is given to the Borrower, by the Lenders or (b) the date on which the Borrower has knowledge thereof;
     (f) the Borrower or the Guarantor shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;
     (g) the Borrower or the Guarantor shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, administrator, liquidator or similar Person of itself or of all or any substantial part of its Property; (ii) make a general assignment for the benefit of its creditors; (iii) file a petition seeking to take advantage of any Applicable Law relating to bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, falência, dissolution, arrangement or winding up or composition or readjustment of debts; or (iv) take any corporate action for the purpose of effecting any of the foregoing;
     (h) a proceeding or case shall be commenced against the Borrower or the Guarantor, without its application or consent, seeking: (i) its reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts; (ii) the appointment of a receiver, custodian, trustee, examiner, administrator, liquidator or similar Person of it or of all or any substantial part of its Property; or (iii) similar relief in respect of it under any Applicable Law relating to bankruptcy, insolvency, reorganization, liquidation, falência, dissolution or winding up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of thirty (30) or more days;

     (i) one (1) or more judgment(s), order(s), decree(s), award(s), settlement(s) and/or agreement(s) to settle (including relating to any arbitration) is/are rendered against the Borrower or the Guarantor in an amount exceeding U.S.$5,000,000 individually or in the aggregate and shall remain unsatisfied, undischarged and in effect for, a period of thirty (30) or more days without a stay of execution, unless the same is either (i) adequately bonded or covered by insurance where the surety or the insurer, as the case may be, has admitted liability in respect of such judgment(s), order(s), decree(s), award(s), settlement(s) and/or agreement(s) to settle or (ii) is being contested by appropriate proceedings properly instituted and diligently conducted and, in either case, such process is not being executed against any Property of the Borrower or the Guarantor, as applicable;
     (j) a distress, attachment, execution or other legal process is levied, enforced or sued out on or against any Property, assets or revenues of the Borrower that would be reasonably likely to have a Material Adverse Effect;
     (k) any Governmental Approval at any time necessary to enable the Borrower to comply with any of its obligations under any of the Loan Documents shall be revoked, withdrawn, withheld or otherwise not in full force and effect;
     (l) (i) any Loan Document shall at any time be suspended, revoked or terminated or for any reason cease to be valid and binding or in full force and effect (other than upon expiration in accordance with the terms thereof), (ii) performance by the Borrower or the Guarantor of any obligation thereunder shall become unlawful, (iii) the Borrower or the Guarantor shall assert in writing that an obligation thereunder has become unlawful or deny that any Obligation is due, (iv) the validity or enforceability thereof shall be contested by the Borrower or the Guarantor, (v) the Initial Lender shall cease to have a second-priority perfected security interest in the Brazil Collateral at any time after ten (10) calendar days after the date hereof, (vi) the Initial Lender shall cease to have a first-priority perfected security interest in the Debt Service Reserve Account, (vii) any Collateral shall become subject to a Lien or (viii) the Borrower shall contest or deny the enforceability, perfection or first-priority or second-priority nature, as applicable, of the Lien on Collateral;
     (m) any Governmental Authority shall (i) take any action to condemn, seize, nationalize, expropriate or appropriate any Collateral or all or any substantial part of the Property of the Borrower (either with or without payment of compensation) or (ii) take any other action that: (x) in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or purports to render any of the Loan Documents invalid or unenforceable or to prevent the performance or observance by the Borrower of its obligations thereunder; or (y) shall prevent the Borrower from exercising normal control over any Collateral or the Borrower from exercising normal control over all or any substantial part of its Property;
     (n) a Change in Control shall occur;
     (o) any restriction or requirement shall have been imposed or amended after the date hereof, whether by Applicable Law or otherwise, which limits the acquisition or the transfer of foreign exchange by the Borrower, and such restriction or requirement shall have the effect of preventing the Borrower from performing in any material respect its material obligations under this Agreement, or under any other Loan Document, including, without limitation, all payment obligations in U.S. Dollars;
     (p) there shall occur an event of default under the Bridge Facility;
     (q) the Borrower shall fail to deposit into the Debt Service Reserve Account U.S. Dollars at least equal to the Minimum Balance not later than one (1) Business Day after the Closing Date; or
     (r) the Borrower shall fail to deliver to the Initial Lender a copy of an amended ROF issued and confirmed by the Central Bank allowing for payments as set forth herein on or prior to the date that is fifteen (15) Business Days after the Closing Date.
If an Event of Default exists, then the Lenders shall (A) by notice to the Borrower, declare the principal amount then outstanding of, and the accrued interest on, the Loans and the Notes and all other amounts payable by the Borrower under the Loan Documents (including any amounts payable under Section 4.4) to be immediately due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided that in the case of an Event of Default of the kind referred to in clause (f), (g) or (h) above all amounts payable under the Loan Documents shall automatically become immediately due and payable, without any further action by or notice to any Person, and/or (B) exercise and/or direct the Initial Lender to exercise (and provide the Initial Lender with any documents in the Lenders’ possession necessary for the Initial Lender to exercise) any and all remedies under the Loan Documents and under Applicable Law and in equity available to the Lenders and the Initial Lender or take any actions with respect to the exercise of such remedies.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Waiver. No failure on the part of any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in the Loan Documents are cumulative and not exclusive of any other remedies provided by Applicable Law.
     Section 9.2 Waiver of Security, Performance Bond, Etc. To the extent that the Borrower may be entitled to the benefit of any provision of Applicable Law requiring any Lender in any suit, action or proceeding brought in a court of Brazil or other jurisdiction arising out of or in connection with this Agreement, the Loans, the Notes, any of the other Loan Documents or any of the transactions contemplated hereby or thereby, to post security for litigation costs or otherwise post a performance bond or guarantee or to take any similar action, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or hereafter permitted under the laws of Brazil or any such other jurisdiction.

     Section 9.3 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests, consents or demands under, this Agreement or any other Loan Document) shall be given or made in writing (including by facsimile or electronic communication) and delivered to the intended recipient as follows:

If to the Borrower:	Angélica Agroenergia Ltda.
Rua Iguatemi 192, suites 61 and 62
Sao Paulo - SP
01451-010
Brazil

Attn: Orlando Editore
Facsimile No.: +55 11 2678-5647
Telephone No.: +55 11 2678-5600

If to the Initial Lender:	Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London EC2N 2DB

Attention: Darin Batchman / Gonzalo Barbon
Facsimile: (212) 797-5421
Telephone: (212) 250-3653 / (212) 250-9906

If to any Lender other than the Initial Lender:	The address, facsimile number or electronic mail address as such Lender designates by notice to the Borrower and the Initial Lender

If to the Guarantor:	Adecoagro LLC
Catamarca 3454
B1640FWB
Martínez
Pcia de Buenos Aires
Argentina

Attn: Carlos Boero Hughes / Emilio Gnecco
Facsimile No.: +54 11 4836-8639
Telephone No.: +54 11 4836-8600

With a copy to:

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10013
Attention: Marcelo Mottessi / Michael Bellucci

And a copy to:

Angélica Agroenergia Ltda.
Rua Iguatemi 192, suites 61 and 62
Sao Paulo - SP
01451-010
Brazil

Attn: Orlando Editore
Facsimile No.: +55 11 2678-5647
Telephone No.: +55 11 2678-5600
     Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when personally delivered or, in the case of a facsimile, electronic communication or mailed notice, upon receipt, in each case given or addressed as aforesaid. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
     Any agreement herein of the Lenders to receive certain notices by telephone, facsimile or other unsigned method is solely for the convenience and at the request of the Borrower. The Lenders shall (absent gross negligence or bad faith) be entitled to rely upon the authority of any Person purporting to be authorized by the Borrower to give any such notice and the Lenders shall not have any liability to the Borrower or any other Person on account of any action taken or not taken by the Lenders in reliance upon any such notice.
     Section 9.4 Expenses; Indemnity. (a) The Borrower hereby agrees to pay or reimburse from time to time upon request: (i) the reasonable and documented out-of-pocket expenses, charges and disbursements of the Lenders and the Advisors (including fees of the Advisors) in connection with the preparation of the Loan Documents including, without limitation, all collateral review, search, filing, recording fees, printing, reproduction, document production and delivery, communication, travel and due diligence costs incurred in connection with: (x) the negotiation, preparation, review, translation, execution and delivery of this Agreement and the other Loan Documents and the documents and instruments prepared in connection herewith or in anticipation hereof and (y) the negotiation or preparation of any modification, amendment, supplement or waiver of any of the terms of this Agreement and the other Loan Documents (whether or not consummated), (ii) all reasonable and documented fees of and out of pocket expenses incurred by any Advisor in connection with the preparation or implementation of the Closing (including, without limitation, the perfection of the Collateral) and (iii) all reasonable and documented out-of-pocket costs and expenses (including the reasonable fees and expenses of legal counsel) of the Lenders in connection with (x) the administration of this Agreement and the Loan Documents, the enforcement of the Collateral, any enforcement or collection proceedings resulting from the occurrence of an Event of Default, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceedings affecting creditors’ rights generally and (y) the negotiation or preparation of any modification, amendment, supplement or waiver of any of the terms of this Agreement and the other Loan Documents (whether or not consummated); provided that, with respect to the expenses, charges and disbursements expenses referred to in clause (i)(x) (excluding any fees, charges, disbursements and expenses of the Advisors), the

Initial Lender agrees that such expenses, charges and disbursements under this Agreement and the Bridge Facility shall not exceed U.S.$50,000 in the aggregate.
     (b) The Borrower hereby agrees to indemnify each Lender, each of its Affiliates and its and their respective directors, officers, employees, representatives, attorneys and agents (each an “indemnified person”) from, and hold each of them harmless against, any and all losses, liabilities, obligations, penalties, actions, judgments, suits, costs, claims, damages, disbursements or expenses (including, without limitation, any Environmental Claim) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of any investigation, litigation, arbitration or other proceeding (whether or not the indemnified person is a party thereto) (including any threatened investigation, litigation, arbitration or other proceeding) relating to the Loan Documents and/or the use or proposed use by the Borrower of the proceeds of the Loans or the consummation of any transactions contemplated herein or in any other Loan Document, including the reasonable and documented fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred with respect to Taxes (for which a separate indemnity is provided in Section 4.5(b)) or by reason of the gross negligence or willful misconduct of the Person to be indemnified, as determined by a final, nonappealable judgment by a court of competent jurisdiction). In no event shall the Borrower or any Lender be liable to any Person for any punitive or consequential damages in connection with any of the Loan Documents, except that the Borrower shall indemnify the Lenders for any punitive or consequential damages which are incurred by any Lender in connection with any third-party judgment imposed on such Lender in accordance with the immediately preceding sentence.
     (c) To the extent that any undertaking in clause (b) may be unenforceable if it would violate any Applicable Law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertaking. Borrower agrees that if any indemnification sought by an indemnified person pursuant to this Agreement is held by a court to be unavailable for any reason, Borrower will contribute to the losses, claims, damages, liabilities, awards, costs and expenses for which such indemnification is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to Borrower and its subsidiaries, affiliates and stockholders, on the one hand, and such indemnified person, on the other hand, in connection with the Loans subject to the limitation that in any event the aggregate contribution by any indemnified person to all losses, claims, damages, liabilities, awards, costs and expenses with respect to which contribution is available hereunder will not exceed the amount of fees actually received by such indemnified person pursuant to this Agreement or (ii) if (but only if) the allocation provided for in clause (i) above is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Borrower and its subsidiaries, affiliates and stockholders on the one hand, and such indemnified person, on the other hand, as well as any other relevant equitable considerations. It is hereby agreed that the relative benefits to Borrower and its subsidiaries, affiliates and stockholders, on the one hand, and an indemnified person, on the other hand, with respect to this Agreement shall be deemed to be in the same proportion as (x) the total proceeds paid to or proposed to be paid to Borrower under the Loans bears to (y) the amount of fees actually paid to such indemnified person in connection with the Loans.

     (d) All amounts payable or indemnifiable under this Article IX shall be immediately due and payable on demand. All amounts paid and costs incurred by any Lender in respect to any matter payable or indemnifiable under this Section 9.4 shall, if not so paid or reimbursed by the Borrower before the date that is ten (10) Business Days after the date on which the Borrower was requested in writing to make such payment, be an Event of Default and bear interest from the date of such request at the Default Rate. The provisions of, and the obligations of the Borrower under, this Section 9.4 shall survive the termination of this Agreement.
     Section 9.5 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that, except as otherwise set forth in this Agreement, the Borrower may not assign or transfer any of their rights or obligations hereunder without the prior written consent of the Lenders (and any attempted assignment or transfer by the Borrower without such prior written consent shall be null and void ab initio).
     Section 9.6 Amendments, Etc. Except as otherwise expressly provided in this Agreement, no amendment or waiver of any provision of this Agreement and (except as specifically provided therein) any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event become effective unless the same shall be in writing and signed by the Borrower and the Majority Lenders (or the Initial Lender upon written instruction of the Majority Lenders); provided that:
     (a) no amendment, supplement or waiver, unless by an instrument signed by all Lenders shall (i) extend the date fixed (or the currency) for the payment of principal of or interest on any Loan or any fee payable to the Lenders under the Loan Documents, (ii) reduce the amount of any payment of principal or any amount payable by the Borrower under any Loan Document or (iii) reduce the rate at which interest is payable thereon or any fee is payable to the Lenders under the Loan Documents; and
     (b) no amendment, supplement or waiver, unless by an instrument signed by all Lenders shall: (i) alter the terms of Section 3.8(b) or the terms of this Section 9.6, (ii) release (x) all or any portion of the Collateral or (y) the Guarantor under the Guarantee Agreement (except, in each case, as expressly otherwise provided in the Loan Documents), (iii) release the Borrower or the Guarantor from any payment obligation or indemnity under any Loan Document or modify any of the defined terms included therein or (iv) modify the definition of the term “Majority Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights under the Loan Documents or to modify any provision thereof.
     Section 9.7 Third-Party Beneficiaries. This Agreement is made and entered into for the sole protection and legal benefit of the parties hereto, the Lenders and their permitted successors and assigns and, to the extent provided herein, the Affiliates of the Lenders, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

     Section 9.8 Assignments and Participations.
     (a) The Lenders may, in accordance with Applicable Law and this Section 9.8, assign their Loans or any portion thereof to any other Person by execution of an Assignment Agreement; provided that:
     (i) any such partial assignment (other than to another Lender) shall be in an amount at least equal to U.S.$1,000,000 or an integral multiple of U.S.$1,000,000 in excess thereof (or, if less, all of such Lender’s remaining Loans);
     (ii) upon each such assignment, the assignor and assignee shall deliver a copy of an Assignment Agreement to the Borrower; and
     (iii) the Initial Lender may not assign its obligations under this Agreement to make the Loans required to be made by it hereunder, it being understood however that, the Initial Lender shall be permitted to assign all or any portion of the Loans made on the Closing Date, from and after the Closing Date, at any time, subject to compliance with this Section 9.8.
     (b) Upon the effective date of the assignment to be effected by an Assignment Agreement, the assignee shall have, to the extent of such assignment, the obligations, rights and benefits of a Lender hereunder holding the Loan (or portion thereof) assigned to it and specified in such Assignment Agreement (in addition to the Loan, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment of its Loan, be released from the Loan (or portion thereof) so assigned; provided that, so long as no Event of Default has occurred and is continuing at the time of such assignment, such assignee shall not be entitled to receive any greater payment under Article IV than the assignor would have been able to receive as of the time of the assignment to the assignee, except if such assignment is made with the Borrower’s prior written consent or to the extent such greater payment results from a change in law following the time of such assignment. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee, the Borrower shall promptly accept such Assignment Agreement and (no later than two (2) Business Days following receipt thereof) give notice of such acceptance to the assigning Lender, its assignee and the Guarantor. Any assignment in contravention of the provisions of this Section 9.8 shall be null and void ab initio.
     (c) Upon the request of the assigning Lender and presentment of its existing Note(s), the Borrower shall execute and deliver, in any event within seven (7) Business Days after its receipt of such notice, at the Borrower’s expense, one (1) or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the principal amount of the surrendered Note(s). Each such new Note shall be dated the effective date of the Assignment Agreement and in such principal amount and be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the relevant surrendered Note(s) or dated the date of the relevant surrendered Note(s) if no interest shall have been paid thereon. Notes shall not be issued or transferred in denominations of less than U.S.$1,000,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one (1) Note may be issued in a denomination of less than U.S.$1,000,000.

     (d) If any Lender assigns all or a part of its Loans and its rights and obligations hereunder to any other Person pursuant to the provisions hereof, the assigning Lender shall be relieved of its obligations hereunder with respect to the assigned Loan (or portion thereof) and Notes, and the assignee shall be a party hereto and, to the extent that Loans and Notes and such other rights and obligations hereunder have been assigned, shall acquire such Loan and Note and other rights and obligations of a Lender hereunder and under the other Loan Documents, and this Agreement shall be deemed to be amended to the extent necessary to reflect the transfer and assignment of such rights and obligations and the addition of such assignee, and any reference to the assigning Lender in this Agreement, the other Loan Documents or the Notes of such Lender shall thereafter refer to such Lender and to such assignee to the extent of their respective interests.
     (e) Upon receipt by the Borrower of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Notes, and
     (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to each of the Borrower and the Lenders; or
     (ii) in the case of mutilation, upon surrender and cancellation thereof, the Borrower, at its own expense, shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Notes or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
     (f) Each Lender may, in accordance with Applicable Law, without the consent of any Person, sell or agree to sell to one (1) or more other Persons (each a “Participant”) a participation in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Loans owing to it and the Notes held by it); provided that such Participant shall not have any rights or obligations under this Agreement (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). All amounts payable to such Lender under Article IV in respect of the Loans held by it or its Notes, shall be determined as if such Lender had not sold or agreed to sell any participation in such Loan or Notes and as if such Lender were funding such Loans in the same way that it is funding the portion of such Loans in which no participations have been sold (or if all of its Loans have been so participated, in the same way that it was funding such Loans at the time of such participation).
     (g) In addition to the assignments and participations permitted under the foregoing provisions of this Section 9.8, any Lender may (without notice or consent of any other Person and without payment of any fee) assign and pledge all or any portion of its Loans and Notes to any U.S. Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the U.S. Federal Reserve System and any operating circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.
     (h) Each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.8, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or the Guarantor furnished to such Lender by or on behalf of the Borrower or the Guarantor; provided that before any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender on the terms set forth in Section 9.21.
     (i) Subject to clause (f) above, in the event that the Initial Lender syndicates all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) by assignment, the Initial Lender agrees to serve as administrative agent such that the Borrower will not be obligated to communicate with such assignees but instead can provide all information, notices and other communications to the Initial Lender only; provided, that the Borrower shall execute and deliver any amendments to the Loan Documents or any other documents reasonably necessary or appropriate to give effect to such syndication and to provide for the administration of this Agreement after giving effect thereto, including standard administrative agent indemnifications.
     Section 9.9 Survival. The obligations of the Borrower under this Agreement shall survive the repayment of the Loan. In addition, each representation and warranty made, or deemed to be made, by the Borrower herein or pursuant hereto shall survive the making of such representation and warranty.
     Section 9.10 Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
     Section 9.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one (1) and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.
     Section 9.12 Governing Law. Except for the Security Documents (other than the Control Agreement), the Loan Documents (including, without limitation, this Agreement) shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of another jurisdiction). For the purposes of Article 9, paragraph 2, of Brazilian Decree-Law No. 4,657 dated September 4, 1942, as amended, and for no other purpose or reason whatsoever, the transactions contemplated by this Agreement have been proposed by the Initial Lender.
     Section 9.13 Jurisdiction, Service of Process and Venue.
     (a) EXCEPT FOR LEGAL ACTIONS OR PROCEEDINGS IN RELATION TO THE BRAZIL MORTGAGE, WHICH SHALL BE SUBMITTED BY ANY PARTY HERETO TO A COMPETENT COURT IN BRAZIL, ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO OR WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN

DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, WHICH JURISDICTION SHALL BE EXCLUSIVE IN THE CASE OF ANY LEGAL ACTION OR PROCEEDING BY THE BORROWER (OTHER THAN COUNTERCLAIMS WITH RESPECT TO ANY LEGAL ACTIONS OR PROCEEDINGS BROUGHT AGAINST THE BORROWER IN ANY OTHER JURISDICTION). THE BORROWER IRREVOCABLY CONSENTS TO THE APPOINTMENT OF THE PROCESS AGENT (AS DEFINED BELOW) AS ITS AGENT TO RECEIVE SERVICE OF PROCESS (WITH RESPECT TO ALL OF THE LOAN DOCUMENTS AND ALL OTHER RELATED AGREEMENTS TO WHICH IT IS A PARTY) IN NEW YORK, NEW YORK.
     (b) The Borrower hereby irrevocably appoints CT Corporation (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in the State of New York, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by Applicable Law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable until the final payment of all amounts payable under this Agreement and the other Loan Documents, except that if for any reason the Process Agent appointed hereby ceases to be able to act as such, then the Borrower shall, by an instrument reasonably satisfactory to the Lenders, appoint another Person in the Borough of Manhattan as such Process Agent subject to the approval (which approval shall not be unreasonably withheld) of the Lenders. The Borrower covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent pursuant to this paragraph in full force and effect and to cause the Process Agent to act as such.
     (c) Nothing herein shall in any way be deemed to limit the ability of any Lender to serve any process or summons in any manner permitted by Applicable Law or to obtain jurisdiction over any Person in such other jurisdictions, including but not limited to Brazil, and in such manner, as may be permitted by Applicable Law.
     (d) Each party hereto hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents brought in or removed to New York City (and courts of appeals therefrom) and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced by suit upon judgment in any court in any jurisdiction to which the applicable Person is or may be subject.
     (e) The Borrower irrevocably waives, to the fullest extent permitted by Applicable Law, any claim that any action or proceeding commenced against it relating in any way to this

Agreement and/or any of the other Loan Document(s) should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by the Borrower relating in any way to this Agreement and/or the other Loan Documents, whether or not commenced earlier. To the fullest extent permitted by Applicable Law, the Borrower shall take all measures necessary for any such action or proceeding commenced against it to proceed to judgment before the entry of judgment in any such action or proceeding commenced by the Borrower.
     Section 9.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, IN ANY ACTION, LITIGATION OR OTHER PROCEEDING OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY OTHER PERSON, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED IN A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THE LOAN DOCUMENTS OR ANY PROVISION THEREOF. THE AGREEMENT OF EACH PARTY HERETO TO THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.14 AND EXECUTED BY EACH OF THE PARTIES HERETO THAT IS A PARTY IN ANY SUCH ACTION, LITIGATION OR PROCEEDING), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER, EXCEPT TO THE EXTENT WAIVED IN WRITING AS SET FORTH ABOVE. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
     Section 9.15 Waiver of Immunity. To the extent that the Borrower may be or become entitled to claim for itself or its Property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment before judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), it hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.
     Section 9.16 Judgment Currency. This is an international loan transaction in which the specification of U.S. Dollars and payment in New York City is of the essence, and the obligations of the Borrower under this Agreement and the other Loan Documents to each Lender to make payment in U.S. Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that on the Business Day following receipt of any sum adjudged to be so due in the Judgment Currency the payee may in accordance with normal banking procedures purchase U.S. Dollars in the amount originally due to the payee with the Judgment Currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in U.S. Dollars into another currency (in this Section called the “Judgment Currency”), then the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the payee could purchase such U.S. Dollars at New York, New York with the Judgment Currency on the Business Day preceding the day on which such judgment is rendered. The obligations of the Borrower in respect of any such sum due from it to the payee hereunder (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Judgment Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer U.S. Dollars to New York City with the amount of the Judgment Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in U.S. Dollars, the amount (if any) by which the sum originally due to such Entitled Person in U.S. Dollars hereunder exceeds the amount of the U.S. Dollars so purchased and transferred. If the amount of U.S. Dollars so purchased and transferred to the Entitled Person exceeds the amount originally due to such Entitled Person, then such Entitled Person shall transfer, or caused to be transferred, to the Borrower the amount of such excess.
     Section 9.17 Use of English Language. This Agreement has been negotiated and executed in the English language. Except as specified otherwise herein all certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement and the other Loan Documents (including any modifications or supplements hereto or thereto) shall be in the English language, or accompanied by an English translation thereof.
     Section 9.18 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.
     Section 9.19 Severability. The illegality or unenforceability in any jurisdiction of any provision hereof or of any document required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such other document in such jurisdiction or such provision in any other jurisdiction.
     Section 9.20 No Fiduciary Relationship or Partnership. The Borrower acknowledges that no Lender has any fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or any other of the Loan Documents. The Borrower recognizes that each Lender and its respective Affiliates may have economic interests that conflict with those of the Borrower, its shareholders and/or its Affiliates. The Borrower agrees that the relationship between the Lenders, on the one hand, and the Borrower, on the other, in connection herewith or therewith is solely that of debtor and creditor and that nothing in the Loan Documents or otherwise shall be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the

Borrower, its shareholders or its Affiliates, on the other. Nothing contained in this Agreement or in any other Loan Document shall be deemed or construed to create a partnership; tenancy in common, joint tenancy, joint venture or co-ownership by or between any Lender on the one hand, and any other Lender, the Borrower or any other Person.
     The Borrower acknowledges and agrees that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other and (b) in connection therewith and with the negotiation of the Loan Documents, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its shareholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the negotiation of the Loan Documents (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its shareholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, shareholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions the transactions contemplated by the Loan Documents. The Borrower agrees that it will not claim that the Lenders have rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto. No Lender shall in any way be responsible or liable for the debts, losses, obligations or duties of the Borrower or any other Person other than itself.
     Section 9.21 Confidentiality. The Lenders agree to hold all Confidential Information obtained pursuant to the Loan Documents or the transactions contemplated hereby in accordance with their customary procedures for handling such information of this nature and in accordance with safe and sound banking practices; provided that nothing herein shall prevent the Lenders from disclosing such information: (a) to any Affiliate of the Lenders and to their respective advisors or any other Lender solely in connection with the Loan Documents and the transactions contemplated thereby, (b) upon the order of any court or administrative agency or otherwise to the extent required by Applicable Law, (c) to bank examiners or upon the request or demand of any other regulatory agency or authority, (d) that had been publicly disclosed other than as a result of a disclosure by the Lenders prohibited by this Agreement, (e) in connection with any litigation to which any one (1) or more of the Lenders (in each case, including to any of its respective employees, counsel, representatives or other agents) is a party, or in connection with the exercise of any remedy hereunder or under the, other Loan Documents, (f) to the Lenders’ legal counsel and independent auditors and accountants, (g) that was in the Lenders’ possession prior to the disclosure by the Borrower to the Lenders; provided that the source of such information was not known to the Lenders to be bound by a confidentiality agreement with the Borrower with respect to such information, (h) that is developed by the Lenders independently of and without reference to any Confidential Information, (i) that is identified by the Borrower in writing as no longer to be considered “Confidential Information”, (j) to any actual or proposed participant or assignee; provided that any actual or proposed participant or assignee has signed an agreement containing provisions substantially similar to or at least as restrictive as those contained in this Section 9.21 (including by cross reference to obligations of the Lenders), and (k) to any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrower and the Loan Documents that has signed an agreement containing provisions substantially similar to or at least as restrictive as those contained in this Section 9.21 (including by cross reference to obligations of the Lenders); provided further that, (i) in the case of a disclosure of the type referred to in clauses (b), (c) and (e) above, such Lender shall, to the extent permitted by Applicable Law, promptly notify the Borrower of such intended disclosure so that the Borrower may take appropriate action to protect their respective interests and (ii) each Person to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential on substantially the same terms as provided herein.
     The terms contained in the Loan Documents are confidential and, except for disclosure to the various parties thereto, their respective shareholders and such Persons’ board of directors (or similar body), officers, Affiliates, employees or professional advisors, or as may be required by Applicable Law, may not be disclosed in whole or in part by the Borrower to any other Person without the prior written consent of the Initial Lender (acting upon the direction of the Majority Lenders); provided that the Lenders may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.
     Section 9.22 Surrender of Note. Upon the payment in full of any Loan owing to the Lenders, the Lenders shall promptly upon written request from the Borrower surrender the corresponding Note to the Borrower.
     Section 9.23 USA PATRIOT Act Notice. The Initial Lender, on its own behalf and on behalf of the Lenders, hereby notifies each party hereto that, pursuant to the requirements of the Patriot Act, the Lenders are required to obtain, verify and record information that identifies each such party, which information includes the name and address of each such party and other reasonable information that will allow the Lenders to identify such party in accordance with the Patriot Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ANGÉLICA AGROENERGIA LTDA.,
as the Borrower

By:	/s/ Leonardo R. Berridi
Name:	Leonardo R. Berridi
Title:	Manager
[Signature page to Senior
Secured Loan Facility]

DEUTSCHE BANK, LONDON BRANCH,
as Initial Lender

By:	/s/ Gonzalo Barbon
Name:	Gonzalo Barbon
Title:	MD

By:	/s/ Bradshaw McKee
Name:	Bradshaw McKee
Title:	MD
[Signature page to Senior
Secured Loan Facility]

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)
     On this 28th day of July in the year 2010 before me, the undersigned, a Notary Public in and for said state, personally appeared Gonzalo Barbon and Bradshaw Mckee personally known to me or proved to me on the basis of satisfactory evidence to be the individuals whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their capacities, and that by their signatures on the instrument, the individuals, or the person upon behalf of which the individuals acted, executed the instrument.

/s/ SONJA K. OLSEN
Notary Public

[SEAL]

Schedule 1.1
Brazil Collateral
     Takuarê Farm, real estate property owned by the Borrower and registered under certificate No. 2737 of the Registry of Real Estate of the City of Angélica, State of Mato Grosso do Sul, together with all constructions, betterments and fixed assets attached to such real estate property owned by the Borrower.

Schedule 3.1
Amortization Schedule

			Principal		Amortization
Months		Beg. Amount	Amortization	End Amount	Percentage
0	July 30, 2010	50,000,000	—	50,000,000	0.00%
1	August 30, 2010	50,000,000	—	50,000,000	0.00%
2	September 30, 2010	50,000,000	—	50,000,000	0.00%
3	October 30, 2010	50,000,000	—	50,000,000	0.00%
4	November 30, 2010	50,000,000	—	50,000,000	0.00%
5	December 30, 2010	50,000,000	—	50,000,000	0.00%
6	January 30, 2011	50,000,000	—	50,000,000	0.00%
7	February 28, 2011	50,000,000	—	50,000,000	0.00%
8	March 30, 2011	50,000,000	—	50,000,000	0.00%
9	April 30, 2011	50,000,000	—	50,000,000	0.00%
10	May 30, 2011	50,000,000	—	50,000,000	0.00%
11	June 30, 2011	50,000,000	—	50,000,000	0.00%
12	July 30, 2011	50,000,000	(3,000,000)	47,000,000	6.00%
13	August 30, 2011	47,000,000	(3,000,000)	44,000,000	6.00%
14	September 30, 2011	44,000,000	(3,000,000)	41,000,000	6.00%
15	October 30, 2011	41,000,000	(3,000,000)	38,000,000	6.00%
16	November 30, 2011	38,000,000	(3,000,000)	35,000,000	6.00%
17	December 30, 2011	35,000,000	(3,000,000)	32,000,000	6.00%
18	January 30, 2012	32,000,000	—	32,000,000	0.00%
19	February 29, 2012	32,000,000	—	32,000,000	0.00%
20	March 30, 2012	32,000,000	—	32,000,000	0.00%
21	April 30, 2012	32,000,000		32,000,000	0.00%
Schedule 3.1

1

			Principal		Amortization
Months		Beg. Amount	Amortization	End Amount	Percentage
22	May 30, 2012	32,000,000	—	32,000,000	0.00%
23	June 30, 2012	32,000,000	—	32,000,000	0.00%
24	July 30, 2012	32,000,000	(3,000,000)	29,000,000	6.00%
25	August 30, 2012	29,000,000	(3,000,000)	26,000,000	6.00%
26	September 30, 2012	26,000,000	(3,000,000)	23,000,000	6.00%
27	October 30, 2012	23,000,000	(3,000,000)	20,000,000	6.00%
28	November 30, 2012	20,000,000	(3,000,000)	17,000,000	6.00%
29	December 30, 2012	17,000,000	(3,000,000)	14,000,000	6.00%
30	January 30, 2013	14,000,000	—	14,000,000	0.00%
31	February 28, 2013	14,000,000	—	14,000,000	0.00%
32	March 30, 2013	14,000,000	—	14,000,000	0.00%
33	April 30, 2013	14,000,000	—	14,000,000	0.00%
34	May 30, 2013	14,000,000	—	14,000,000	0.00%
35	June 30, 2013	14,000,000	(7,000,000)	7,000,000	14.00%
36	July 30, 2013	7,000,000	(7,000,000)	—	14.00%
Schedule 3.1

2

Schedule 6.10(a)
Existing Debt
Base: June 30, 2010
Financial Agreements

Outstanding Amount
(interests
Creditor	Debtor	Date of Execution	Date of Maturity	accrued included)		Guarantors
Banco Pine	Angelica Agroenergia Ltda.	Sep/24/2009	May/17/2011	R$	8,813,717.00	Adeco Brasil Participações Ltda., and Usina Monte Alegre Ltda.
Rabobank — PPE	Angelica Agroenergia Ltda.	Jul/13/2007	Oct/31/2013	US$ R$	8,191,133.64 14,756,327.64	Adeco Agropecuária Brasil Ltda., Adeco Brasil Participações Ltda., Adecoagro Comércio, Exportação e Importação Ltda. e Usina Monte Alegre Ltda.
Itaú BBA — PPE	Angelica Agroenergia Ltda.	Jul/13/2007	Oct/31/2013	US$ R$	8,191,133.64 14,756,327.64	Adeco Agropecuária Brasil Ltda., Adeco Brasil Participações Ltda., Adecoagro Comércio, Exportação e Importação Ltda., e Usina Monte Alegre Ltda.

Outstanding Amount
(interests
Creditor	Debtor	Date of Execution	Date of Maturity	accrued included)		Guarantors
RBS — PPE	Angelica Agroenergia Ltda.	Jul/13/2007	Oct/31/2013	US$ R$	8,191,133.64 14,756,327.64	Adeco Agropecuária Brasil Ltda., Adeco Brasil Participações Ltda., Adecoagro Comércio, Exportação e Importação Ltda. e Usina Monte Alegre Ltda.
Unibanco — PPE	Angelica Agroenergia Ltda.	Jul/13/2007	Oct/31/2013	US$ R$	8,191,133.64 14,756,327.64	Adeco Agropecuária Brasil Ltda., Adeco Brasil Participações Ltda., Adecoagro Comércio, Exportação e Importação Ltda. e Usina Monte Alegre Ltda.
HSBC — PPE	Angelica Agroenergia Ltda.	Jul/13/2007	Oct/31/2013	US$ R$	4,095,566.85 7,378,163.63	Adeco Agropecuária Brasil Ltda., Adeco Brasil Participações Ltda., Adecoagro Comércio, Exportação e Importação Ltda. e Usina Monte Alegre Ltda.
Bradesco — PPE	Angelica Agroenergia Ltda.	Jul/13/2007	Oct/31/2013	US$ R$	4,095,566.85 7,378,163.63	Adeco Agropecuária Brasil Ltda., Adeco Brasil Participações Ltda., Adecoagro Comércio, Exportação e Importação Ltda. e Usina Monte Alegre Ltda.

				Outstanding Amount
				(interests
Creditor	Debtor	Date of Execution	Date of Maturity	accrued included)		Guarantors
Rabobank — BNDES A	Angelica Agroenergia Ltda.	Feb/1st/2008	Apr/15/2018	R$	2,539,518.00	Adeco Brasil Participações Ltda.
Santander — BNDES A	Angelica Agroenergia Ltda.	Feb/1st/2008	Apr/15/2018	R$	2,457,512.00	Adeco Brasil Participações Ltda.
Itaú BBA — BNDES A	Angelica Agroenergia Ltda.	Feb/1st/2008	Apr/15/2018	R$	2,457,512.00	Adeco Brasil Participações Ltda.
Unibanco — BNDES A	Angelica Agroenergia Ltda.	Feb/1st/2008	Apr/15/2018	R$	2,457,512.00	Adeco Brasil Participações Ltda.
HSBC — BNDES A	Angelica Agroenergia Ltda.	Feb/1st/2008	Apr/15/2018	R$	1,225,816.00	Adeco Brasil Participações Ltda.
Bradesco — BNDES A	Angelica Agroenergia Ltda.	Feb/1st/2008	Apr/15/2018	R$	1,225,816.00	Adeco Brasil Participações Ltda.
Rabobank — BNDES B/C	Angelica Agroenergia Ltda.	Feb/1st/2008	Feb/15/2018	R$	27,508,795.00	Adeco Brasil Participações Ltda.
Santander — BNDES B/C	Angelica Agroenergia Ltda.	Feb/1st/2008	Feb/15/2018	R$	26,621,415.00	Adeco Brasil Participações Ltda.
Itaú BBA — BNDES B/C	Angelica Agroenergia Ltda.	Feb/1st/2008	Feb/15/2018	R$	26,621,415.00	Adeco Brasil Participações Ltda.
Unibanco — BNDES B/C	Angelica Agroenergia Ltda.	Feb/1st/2008	Feb/15/2018	R$	26,621,415.00	Adeco Brasil Participações Ltda.
HSBC — BNDES B/C	Angelica Agroenergia Ltda.	Feb/1st/2008	Feb/15/2018	R$	13,310,634.00	Adeco Brasil Participações Ltda.
Bradesco — BNDES B/C	Angelica Agroenergia Ltda.	Feb/1st/2008	Feb/15/2018	R$	13,310,634.00	Adeco Brasil Participações Ltda.
Bradesco	Angelica Agroenergia Ltda.	Mar/08/2010	Sep/06/2010	R$	2,792,042.00	Leonardo Raul Berridi
Banco Fibra	Angelica Agroenergia Ltda.	Mar/18/2010	Jan/12/2011	US$ R$	1,532,500.00 2.760.798,75	Promissory Note, guaranty of Orlando Carlos Editore and Leonardo Raul Berridi

				Outstanding Amount
				(interests
Creditor	Debtor	Date of Execution	Date of Maturity	accrued included)		Guarantors
Banco ABC	Angelica Agroenergia Ltda.	Mar/20/2007	Apr/16/2012	R$	1,691,932.00	Usina Monte Alegre Ltda., Leonardo Raul Berridi and Marcelo Weyland Vieira
Banco De Lage Landen	Angelica Agroenergia Ltda.	Apr/09/2009	Apr/15/2014	R$	1,831,799.00	Usina Monte Alegre Ltda. and Adeco Agropecuária Brasil Ltda.
Banco Volvo	Angelica Agroenergia Ltda.	Jun/01/2009	Mar/17/2014	R$	2,362,738.00	Promissory Note and guaranty of Marcelo Weyland Vieira and Leonardo Raul Berridi
Banco Volkswagen	Angelica Agroenergia Ltda.	Feb/05/2009	Jul/15/2014	R$	1,406,130.00	Adeco Brasil Participações Ltda. and Leonardo Raul Berridi
Banco John Deere (2 loans)	Angelica Agroenergia Ltda.	Mar/31/2009	May/15/2014	R$	3,025,019.00	Adeco Brasil Participações Ltda. and a guaranty of Leonardo Raul Berridi, and Orlando Carlos Editore
Banco do Brasil	Angélica Agroenergia Ltda.	May/26/2010	Nov/15/2010	R$	20,139,885.00	Ivinhema Agroenergia Ltda. and Adeco Brasil Participações Ltda.
Banco Pine	Angélica Agroenergia Ltda.	May/16/2010	Jun/15/2012	R$	10,295,633.00	Adeco Brasil Participações Ltda and Usina Monte Alegre Ltda.

Outstanding Amount
(interests
Creditor	Debtor	Date of Execution	Date of Maturity	accrued included)		Guarantors
Banco Fibra	Angélica Agroenergia Ltda.	Apr/20/2010	Jan/18/2011	US$ R$	1,521,250.00 2,740,531.88	Promissory Note, and a guaranty of Orlando Carlos Editore and Leonardo Raul Berridi
Deutsche Bank	Angélica Agroenergia Ltda.	Mar/31/2010	Aug/28/2010	US$ R$	20,443,913.00 36,829,709.49	Adecoagro LLC
Banco Bic	Angélica Agroenergia Ltda.	Apr/27/2010	Dec/23/2010	US$ R$	2,204,889.00 3,647,837.33	Promissory Note, and a guaranty of Leonardo Raul Berridi
Banco Modal	Angélica Agroenergia Ltda.	Apr/28/2010	Oct/29/2010	US$ R$	3,541,037.50 6,379,179.06	Promissory Note and a guaranty of Adeco Brasil Participações Ltda. and Leonardo Raul Berridi
Banco Bradesco	Angélica Agroenergia Ltda.	Jun/23/2010	Jan/31/2011	US$ R$	3,503,606.94 6,311,747.91	Leonardo Raul Berridi
Banco Pine	Angélica Agroenergia Ltda.	Jun/01/2010	Feb/10/2011	US$ R$	3,653,393.33 6,581,588.09	Adeco Brasil Participações Ltda., and Usina Monte Alegre Ltda.
Banco do Brasil	Angélica Agroenergia Ltda.	Apr/12/2010	Jan/25/2011	R$	1,479,988.00	Usina Monte Alegre Ltda.
Banco De Lage Landen	Angélica Agroenergia Ltda.	Nov27/2009	Apr/15/2016	R$	2,864,609.00	Adeco Brasil Participações Ltda. and Adeco Agropecuária Brasil Ltda.
Banco John Deere	Angélica Agroenergia Ltda.	Dec/30/2009	May/15/2015	R$	4,677,312.00	Adeco Brasil Participações Ltda, and guaranty of Leonardo Raul Berridi and Orlando Carlos Editore

Schedule 6.10 (b)
Existing Liens
Base: June 30, 2010
Assets Granted as Securities

QUANT	MANUFACTURER	ASSET DESCRIPTION	OUTSTANDING PRINCIPAL AMOUNT
		BELA MANHÃ FARMLAND	PPE AGREEMENT Þ US$40,000,000,00 SINDICATE OF BANKS (RABOBANK, ROYAL BANK OF SCOTLAND, HSBC, BRADESCO, ITAU BBA, UNIBANCO)
OURO VERDE FARMLAND
APROX. 9.000 HA OF SUGARCANE FARMING
		TAKUARÊ FARMLAND	FINEM/BNDES ÞR$146.360.991,00 SINDICATE OF BANKS (RABOBANK, REAL, HSBC, BRADESCO, ITAU BBA, UNIBANCO)-
BUILDINGS
BNDES STAGE 1 AND 2 MACHINERY, APPARATUS AND EQUIPMENT
ADECO BRASIL PARTICIPAÇÕES LTDA.’S QUOTAS IN ANGELICA
9	CIVEMASA IMPLEMENTOS AGRÍCOLAS LTDA	AGRICULTURAL TRUCK DOUBLE CARRIERS TAC DC	BANCO ABC BRASIL Þ R$481.281
10	CIVEMASA IMPLEMENTOS AGRÍCOLAS LTDA	AGRICULTURAL CARRIERS TAC 10500
16	VOLKSWAGEM CAMINHÕES E ÔNIBUS IND.COM. DE VEÍCULOS COMERCIAIS LTDA	TRUCK CHASSIS VW 31.320 E 6X4	BANCO ABC BRASIL Þ R$1.691.932
3	VOLKSWAGEM CAMINHÕES E ÔNIBUS IND.COM. DE VEÍCULOS COMERCIAIS LTDA	TRUCK CHASSIS VW 13.180 E 4X2
19	JOHN DEERE	HARVESTERS	BANCO JOHN DEERE Þ R$7.702.331

QUANT	MANUFACTURER	ASSET DESCRIPTION	OUTSTANDING PRINCIPAL AMOUNT
40	VALTRA	TRACTORS	BANCO DE LAGE LANDEN Þ R$4.983.575
52	ANTONIOSI TECNOLOGIA AGROINDUSTRIAL LTDA	CARRIERS	BANCO DE LAGE LANDEN Þ R$3.055.104
11	VOLVO	TRUCKS	BANCO VOLVO Þ R$2.362.737,82
25	VOLKSWAGEN	TRUCKS	BANCO VOLKSWAGEN Þ R$3.233.275,63
		POWER PURCHASE AGREEMENT WITH CCEE	BANCO PINE S.A. Þ R$20.550.000,00
		APROX. 6.219 HA OF SUGARCANE	BANCO PINE S.A. Þ R$20.550.000,00
		APROX. 948 HA OF SUGARCANE	BANCO DO BRASIL S.A. Þ R$1.700.000,00

DESCRIPTION OF BNDES STAGE 1 AND 2 MACHINERY, APPARATUS AND EQUIPMENT

3	AGRICASE S/A EQUIPAMENTOS	HARVESTERS	-FINEM/BNDES Þ R$146.360.991,00 SINDICATE OF BANKS (RABOBANK, REAL, HSBC, BRADESCO, ITAU BBA, UNIBANCO)
1	DEMAG CRANES & COMPONENTS LTDA	EKKE OVERHEAD CRANES
1	DEMAG CRANES & COMPONENTS LTDA	ZKKE OVERHEAD CRANES
1	DEMAG CRANES & COMPONENTS LTDA	ZSKE OVERHEAD CRANES — ROLLING ROAD
1	CIVEMASA IMPLEMENTOS AGRÍCOLAS LTDA	VOLATILE ORGANIC WASTE COMPUNDER C.R.O.-3.0
6	CIVEMASA IMPLEMENTOS AGRÍCOLAS LTDA	PLOWING GRID WITH LATERAL HYDRAULIC FOLD GDRA-48
1	DMB MAQUINAS E IMPLEMENTOS AGRÍCOLAS	OPENER SPECIAL WITH FERTILIZER. BRASS LINE 1 AC. ROAD ARRAS.
1	DEDINI S/A INDUSTRIAS DE BASE	DISINTEGRATOR FOR CANE SAMPLE KNIVES AND HAMMERS
1	DEDINI S/A INDUSTRIAS DE BASE	HYDRAULIC PRESS FOR SUGAR CANE ANALYSIS
21	NETZSCH DO BRASIL INDUSTRIA E COMÉRCIO LTDA.	NEMO NM PUMP
1	EDRA DO BRASIL INDUSTRIA E COMÉRCIO LTDA	FRP VERTICAL CYLINDER TANK
1	EDRA DO BRASIL INDUSTRIA E COMÉRCIO LTDA	IRRIGATION SYSTEM BY CONVENTIONAL ASPERSION SIED 1
14	SIEMENS LTDA	POWER SUBSTATION

QUANT	MANUFACTURER	ASSET DESCRIPTION	OUTSTANDING PRINCIPAL AMOUNT
1	MOTOCANA MAQUINAS E IMPLEMENTOS LTDA	LOADER CM 50-P SUPER 2000
1	ITALINDUSTRIA TERMO ELETROMECANICA LTDA	RECTANGULAR ELECTROMAGNETIC SEPARATORS MANUAL EIRSS
5	DMB MAQUINAS E IMPLEMENTOS AGRICOLAS LTDA	SF SUPER CULTIVPAOR OSC W/ PAÚBA. CX RSF
1	VENTEC AMBIENTAL EQUIPAMENTOS E INSTALAÇÕES LTDA	VENTILATION SYSTEM WITH FILTERING
3	GASCOM EQUIPAMENTOS INDUSTRIAIS LTDA	AGRIPUMP
2	GASCOM EQUIPAMENTOS INDUSTRIAIS LTDA	PROLUB
3	GASCOM EQUIPAMENTOS INDUSTRIAIS LTDA	S.O.S 4 IN 1
1	EQUIPE INDUSTRIA MECANICA LTDA	PUMP TYPE EQ4-125-100-24
1	METALURGICA FAZANARO IND E COM LTDA	HYDRATED LIME
5	ENGEVAL ARARAS ENG. DE VALV. E EQUIP LTDA	INDUSTRIAL GATE VALVES
2	ENGEVAL ARARAS ENG. DE VALV. E EQUIP LTDA	INDUSTRIAL GLOBE VALVES
2	ENGEVAL ARARAS ENG. DE VALV. E EQUIP LTDA	INDUSTRIAL CHECK VALVES
3	INDUSTRIA E COM DE BALANCAS JUNDIAI LTDA	ROAD, RAIL AND ROAD/ RAIL SCALE 5213-5303-3510/F-4800/RF
6	SEMCO EQUIPAMENTOS INDUSTRIAIS LTDA	VERTICAL AGITATOR PMV-04 PTO
1	SEMCO EQUIPAMENTOS INDUSTRIAIS LTDA	VERTICAL AGITATOR PMV-08 PTV
4	SEMCO EQUIPAMENTOS INDUSTRIAIS LTDA	VERTICAL AGITATOR PMV-10 PTS
2	SEMCO EQUIPAMENTOS INDUSTRIAIS LTDA	VERTICAL AGITATOR PMV-10 PTS
8	KSB BOMBAS HIDRÁULICAS S.A	PUMP KSB ETA

QUANT	MANUFACTURER	ASSET DESCRIPTION	OUTSTANDING PRINCIPAL AMOUNT
1	OMEL BOMBAS E COMPRESSORES LTDA	MODULARIZED PROCESS METERING PUMP MP
1	OMEL BOMBAS E COMPRESSORES LTDA	DIAPHRAGM METERING PUMP DMD
1	SERMATEC INDÚSTRIA E MONTAGENS LTDA	ACQUATUBULAR STEAM GENERATOR OR BOILER HPB-VS-500
7	MAUSA S/A. EQUIPAMENTOS INDUSTRIAIS	SCM CENTRIFUGAL SEPARATOR
1	ROMAGNOLE PRODUTOS ELETRICOS S.A	POWER TRANSFORMER
2	SPIRAX SARCO INDUSTRIA E COMERCIO LTDA.	FILTER TYPE Y
7	AEROTÉCNICA UNIÃO INDÚSTRIA E COM. LTDA.	HUMIDIFIER ADIABATIC FILTER UFA
1	FLENDER BRASIL LTDA	SPEED REDUCER REDUREX
2	TECNOPLASTICO BELFANO LTDA	IRRIGABELI IRRIGATION SET
4	GBA CALDEIRARIA E MONTAGENS INSDUSTRIAIS LTDA	HEAT EXCHANGER TUBULAR HEAT EXCHANGER
2	DURCON EQUIPAMENTOS INDUSTRIAIS LTDA	LEVEL DISPLAY DUALCOLOR / CONCENTRATION
4	RENK ZANINI S/A EQUIPAMENTOS INDUSTRIAIS	PLANETARY GEAR BOX PAF ... PBF ..., PCF.
1	SMAR EQUIPAMENTOS INDUSTRIAIS LTDA	CURRENT CONVERTER MOD FI303
1	SMAR EQUIPAMENTOS INDUSTRIAIS LTDA	CURRENT CONVERTER MOD IF303
2	SMAR EQUIPAMENTOS INDUSTRIAIS LTDA	V PROFIBUS COUNTER-POSITIONER MOD FY 303
1	T.J.A. — INDUSTRIA E COMÉRCIO LTDA	ANGULAR RELIEF VALVE 450 A DIAMETER 1500 MM
2	GBA CALDEIRARIA E MONTAGENS INSDUSTRIAIS LTDA	STANDARD VERTICAL PIPE EVAPORATOR ROBERT
1	SFAY EQUIPAMENTOS INDUSTRIAIS LTDA	REFLECTIVE LEVEL DISPLAY
4	CIVEMASA IMPLEMENTOS AGRÍCOLAS LTDA	SUPER PLOWING GRID WITH TIRES FOR TRANSPORT SGAC-16R

QUANT	MANUFACTURER	ASSET DESCRIPTION	OUTSTANDING PRINCIPAL AMOUNT
7	CIVEMASA IMPLEMENTOS AGRÍCOLAS LTDA	SUPER PLOWING INTERMEDIATE GRID WITH TIRES FOR TRANSPORT SGIC-30R
1	ECOSAN EQUIPAMENTOS P/SANEAMENTO LTDA.	HIGH ROTATION SURFACE AERATOR “PROPULSAIR” ARP-010A ARP-750
1	NG METALÚRGICA LTDA	ALCOHOL DEHIDRATOR UNIT VIA MOLECULAR SIEVE
3	DMB MÁQUINAS E IMPLEMENTOS AGRICOLAS LTDA	POI-OSCILLATING COVERING GREASE LIQUID INSECTICIDE 310 L
1	FACCHINI S/A	DRY LOAD BODY
2	FACCHINI S/A	TRUCK BODY
1	FACCHINI S/A	MUNK BODY STEEL STRUCTURE
2	FACCHINI S/A	CARRY-AL SEMI-TRAILER
10	AGRICASE S/A EQUIPAMENTOS	RAW AND CHOPPED CANE HARVESTER(W/ MATS) A7700
1	AGRICASE S/A EQUIPAMENTOS	RAW SUGAR CANE HARVESTER A7700
2	FSE — FÁBRICA DE SISTEMAS DE ENERGIA LTDA	INDUSTRIAL MICROCONTROLLED RECTIFIER SPR-TPR
15	USICAMP EQPTOS AGRÍCOLAS, INDÚSTRIAIS E RODOVIÁRIOS LTDA	DOLLY 02 AXLES WITH 5-WHEEL TABLE FD-US-E2 C/5 WHEELS
30	USICAMP EQPTOS AGRÍCOLAS, INDÚSTRIAIS E RODOVIÁRIOS LTDA	SEMI-TRAILER FOR CANE TRANSPORT SRC-US-HI
1	HIDROMECÂNICA GERMEK LTDA	DIESEL MOTO-PUMP
1	CALDEIRARIA E TANOARIA MARTELLI LTDA — EPP	STAINLESS STEEL RESERVOIR
5	FILCEN IND. COM. EQUIPTOS E ASSIST. TECNICA LTDA	BAGASSE CONVEYOR BELT
1	EQUILIBRIO BALANCEAMENTOS INDUSTRIAIS LTDA	ROTARY SIEVE P.R.E.
1	USICAMP IMPLEMENTOS PARA TRANSPORTES LTDA	HYDRAULIC CRANE
1	GBA CALDEIRARIA E MONTAGENS INSDUSTRIAIS LTDA	SUGAR CANE DECANTER SRI

QUANT	MANUFACTURER	ASSET DESCRIPTION	OUTSTANDING PRINCIPAL AMOUNT
2	NG METALÚRGICA LTDA	CUSTOM ALCOHOL DISTILLATION AND DEPURATION UNIT
16	SHARK TRATORES S/A	AGRICULTURAL TRACTOR BH180 ON WHEELS 4 X 4
4	SHARK TRATORES S/A	AGRICULTURAL TRACTOR ON WHEELS BM110 4 X 4
1	SHARK TRATORES S/A	AGRICULTURAL TRACTOR ON WHEELS BM85 4X2-4X4 AND PCR
1	DRESSER INDUST E COM LTDA.	FUEL DISTRIBUTOR PUMP 3 / G 2200
3	FILCEN IND. COM. EQUIPTOS E ASSIST. TECNICA LTDA	BAGASSE CHAIN/CRACK TRASNPORTER
3	CENTURY INDUSTRIA E COMERCIO DE BOMBAS LTDA	CENTRIFUGE PUMP BCV 80-315
1	BAMBOZZI TALHAS E MOTO ESMERIL LTDA.	THREEPHASE MOTO-EMERY COLUMN 6775 — 3.5 HP
1	BAMBOZZI TALHAS E MOTO ESMERIL LTDA.	THREEPHASE MOTO-EMERY COLUMN 6780 — 5.0 HP
5	SIDERACO INDUSTRIAL DO BRASIL LTDA	GAS STATION TANK NBR13785 W/ JACKET
2	ÓRION SISTEMAS E AUTOMAÇÃO INDUSTRIAL LTDA	ELECTRIC AUTOMATION PANELS PLC 70
4	DRESSER INDUST E COM LTDA.	FUEL DISTRIBUTOR PUMP 3 / G 3000
1	CENTURY INDUSTRIA E COMERCIO DE BOMBAS LTDA	CENTRIFUGE PUMP BCV 300-315
7	CIVEMASA IMPLEMENTOS AGRÍCOLAS LTDA	MEDIUM REVERSIBLE PLOW AIVECA CIVEMASA AACR-4M
7	SHARK TRATORES S/A	AGRICULTURAL TRACTOR ON WHEELS BL88 4X2 AND 4X4
2	INGERSOLL RAND DO BRASIL LTDA	ROTARY SCREW AIR COMPRESSOR SSR XF40HP TO SSR XF200HP
1	EQUILIBRIO BALANCEAMENTOS INDUSTRIAIS LTDA	CLARIFIED JUICE ROTARY SIEVE P.R.E.C
1	HERBICAT LTDA	SPRAYER WITH HERBIPLUS BARS 9 RUAS 1400 L
3	RANDON S/A IMPLEMENTOS E PARTICIPAÇÕES	DOLLY ROCKER FOR RODOTREM DL BL RT

QUANT	MANUFACTURER	ASSET DESCRIPTION	OUTSTANDING PRINCIPAL AMOUNT
26	RANDON S/A IMPLEMENTOS E PARTICIPAÇÕES	CONVOY DOLLY ROCKER DL PC BL
52	RANDON S/A IMPLEMENTOS E PARTICIPAÇÕES	CHOPPED CANE SEMI-TRAILER HILLO SR CP HI
1	RANDON S/A IMPLEMENTOS E PARTICIPAÇÕES	CARRY- ALL SEMI-TRAILER SR-CT-RB
1	SMV VALVULAS INDUSTRIAIS LTDA	INDUSTRIAL BUTTERFLY VALVES STEAN-SEAL
5	SMV VALVULAS INDUSTRIAIS LTDA	INDUSTRIAL BUTTERFLY VALVE WAFFER API
2	CENTURY INDUSTRIA E COMERCIO DE BOMBAS LTDA	PUMP CFN 125-420
3	SMAR EQUIPAMENTOS INDUSTRIAIS LTDA	TEMPERATURE TRANSMITTER TT303
1	MOTOCANA MAQUINAS E IMPLEMENTOS LTDA	OBLIQUOS PROBE SO 4M
1	CCRG EQUIPAMENTOS INDUSTRIAIS LTDA	VERTICAL STORAGE TANK
1	METALURGICA RIBEIRO LTDA	WATER METER 2 “ZC 17 20 C / CI / CPX / CPXI
4	MOTOCANA MAQUINAS E IMPLEMENTOS LTDA	HYDRAULIC CRANE MG 18 LT4
3	SOLLUS MECANIZAÇÃO AGRÍCOLA LTDA	HYDRAULIC LIMESTONE DISTRIBUTOR SPANDER 12.0 CHC
1	PRENSSO MAQUINAS LTDA	SAWING OR CUTTING MACHINE MC-3001
1	PRENSSO MAQUINAS LTDA	SINTER POST MOLDING PRESS PVE — 100 / PHE — 100
1	PRENSSO MAQUINAS LTDA	TERMINAL PRESS HYDRO-PNEUMATIC OR MANUAL MM40
1	SOLLUS MECANIZAÇÃO AGRÍCOLA LTDA	LOADER CART 15T
2	WEG EQUIPAMENTOS ELÉTRICOS S/A	THREE-PHASE INDUCTION MOTOR M LINE
1	CECCATO DMR INDUSTRIA MECANICA LTDA	AGRICULTURAL VEHICLE WASHING SYSTEM
1	CIVEMASA IMPLEMENTOS AGRÍCOLAS LTDA	THIRD POINT FERTILIZER OPENER CIVEMASA SATP (X)
4	HIDROMECÂNICA GERMEK LTDA	AGRICULTURAL MOTO-PUMP SET

QUANT	MANUFACTURER	ASSET DESCRIPTION	OUTSTANDING PRINCIPAL AMOUNT
4	SOLLUS MECANIZAÇÃO AGRÍCOLA LTDA	3-LINE SUGAR CANE CULTIVATOR CCS-4
1	VALVULAS S.F. INDUSTRIA E COMERCIO LTDA	FLAP CHECK VALVES
2	VALVULAS S.F. INDUSTRIA E COMERCIO LTDA	FLAP CHECK VALVES
1	WEG EQUIPAMENTOS ELÉTRICOS S/A	SYNCHRONOUS GENERATOR S LINE
1	WEG EQUIPAMENTOS ELÉTRICOS S/A	TRANSFORMER POWER SUBSTATION ABOVE 10 MVA
4	WEG EQUIPAMENTOS ELÉTRICOS S/A	THREE-PHASE INDUCTION MOTOR LINE H
2	SIDERACO INDUSTRIAL DO BRASIL LTDA	HORIZONTAL AIR TANK 15,000 L
6	DMB MÁQUINAS E IMPLEMENTOS AGRÍCOLAS	CHOPPED SUGAR CANE PLANTER W/ MOTOR-DRIVE FERTILIZER
1	VIBROMAQ BALANCEAMENTOS INDUSTRIAIS LTDA — EPP	SUGAR-CANE ROTATING FILTER FC-12000
1	MARTELLI EQUIPAMENTOS INDUSTRIAIS LTDA	HORIZONTAL / VERTICAL JUICE HEATER
1	ZANARDO INSTRUMENTAÇÃO INDUSTRIAL LTDA.	SIGNALING WHISTLE FOR MILLSTONE (SERIES 870)
2	BRAY CONTROLS INDÚSTRIA DE VALVULAS LTDA	ROTARY ACTUATED BALL VALVE
24	BRAY CONTROLS INDÚSTRIA DE VALVULAS LTDA	ROTARY ACTUATED BUTTERFLY VALVE
2	BRAY CONTROLS INDÚSTRIA DE VALVULAS LTDA	ROTARY CONTROL VALVE BUTTERFLY
4	BRAY CONTROLS INDÚSTRIA DE VALVULAS LTDA	BUTTERFLY VALVE
1	FILCEN IND. COM. EQUIPTOS E ASSIST. TECNICA LTDA	HELICAL SUGAR CANE CARRIER
1	R G SERTAL INDUSTRIA E COMERCIO LTDA	MILLSTONE LUBRICATION SYSTEM GREASE
1	NG METALÚRGICA LTDA	BACKPRESSURE TURBO REDUCER HB SERIES
5	GBA CALDEIRARIA E MONTAGENS INSDUSTRIAIS LTDA	DORNA FOR ALCOHOLIC FERMENTATION

QUANT	MANUFACTURER	ASSET DESCRIPTION	OUTSTANDING PRINCIPAL AMOUNT
3	GBA CALDEIRARIA E MONTAGENS INSDUSTRIAIS LTDA	ALCOHOL RESERVOIR 20MM
10	RIBEIRO VEÍCULOS S/A	TRUCK FM 480 6X4T
14	CIVEMASA IMPLEMENTOS AGRÍCOLAS LTDA	ARGICULTURAL OVERFLOW DRAG CIVEMASA TAC
14	CIVEMASA IMPLEMENTOS AGRÍCOLAS LTDA	DOUBLE ARGICULTURAL OVERFLOW DRAG ON TRUCK CIVEMASA TAC-DC
1	SIMISA — SIMIONI METALURGICA LTDA	SHREDDER TYPE COP-10
3	SIMISA — SIMIONI METALURGICA LTDA	INTERMEDIATE MAT
4	SIMISA — SIMIONI METALURGICA LTDA	MILLING SEVERAL SIZES -1175 X 2200MM C / ACOPLTO
1	SIMISA — SIMIONI METALURGICA LTDA	SLICER FIXED AND OSCILATING KNIFE
1	MARTELLI EQUIPAMENTOS INDUSTRIAIS LTDA	CONVENTIONAL PRE-EVAPORPAOR 2000 M2-SAE
1	TRANTER INDÚSTRIA E COMÉRCIO DE EQUIPAMENTOS LTDA	SUPERCHANGER PLATE HEAT EXCHANGER GF 057 A 187
7	TRANTER INDÚSTRIA E COMÉRCIO DE EQUIPAMENTOS LTDA	PLATE HEAT EXCHANGER
2	IMBIL - INDUSTRIA E MANUTENÇÃO DE BOMBAS ITA LTDA	MOTO-PUMP SET BV
3	IMBIL - INDUSTRIA E MANUTENÇÃO DE BOMBAS ITA LTDA	MOTO-PUMP SET INI
6	IMBIL - INDUSTRIA E MANUTENÇÃO DE BOMBAS ITA LTDA	MOTO-PUMP SET ITAP
5	IMBIL - INDUSTRIA E MANUTENÇÃO DE BOMBAS ITA LTDA	MOTO-PUMP SET TCI
9	AGRICASE S/A EQUIPAMENTOS	AGRICULTURAL TRACTOR CASE MODEL MAGNUM 220 4X4 TRACTION W/CABIN
3	ENGEVAP — ENGENHARIA E EQUIPAMENTO LTDA	VERTICAL/HORIZONTAL NOISE ATTENUATOR (AT)
2	TRACAN MAQS E SISTS PARA AGRICULTURA LTDA	CHOPPED2-LINE CANE PLANTER PTX7010

QUANT	MANUFACTURER	ASSET DESCRIPTION	OUTSTANDING PRINCIPAL AMOUNT
8	VTR VETTOR EQUIPAMENTOS INDUSTRIAIS LTDA	WATER COOLING TOWER VTF-980, 1100, 1230
1	VTR VETTOR EQUIPAMENTOS INDUSTRIAIS LTDA	WATER, VINASSE, OR ACID COOLING TOWER, VTF OR VTV 520 TO 23
4	WEG EQUIPAMENTOS ELÉTRICOS S/A	MEDIUM VOLTAGE FREQUENCY INVERTER MVW01
5	WEG AUTOMAÇÃO S/A	DISTRIBUTION AND MANEUVER MT TABLES
48	ANTONIOSI TECNOLOGIA AGROINDUSTRIAL LTDA	OVERFLOW CART ATA 10500
1	IMBIL - INDUSTRIA E MANUTENÇÃO DE BOMBAS ITA LTDA	PUMP ITAP
1	KSB BOMBAS HIDRÁULICAS S.A	PUMP KSB HYDROBLOC M
1	KSB BOMBAS HIDRÁULICAS S.A	PUMP DRAINER KRT KSB
3	KSB BOMBAS HIDRÁULICAS S.A	PUMP LCC KSB
40	KSB BOMBAS HIDRÁULICAS S.A	PUMP KSB MEGACHEM
9	KSB BOMBAS HIDRÁULICAS S.A	PUMP KSB MEGANORM
1	KSB BOMBAS HIDRÁULICAS S.A	PUMP KSB MULTITEC
1	KSB BOMBAS HIDRÁULICAS S.A	PUMP KSB MEGANORM
1	CIVEMASA IMPLEMENTOS AGRÍCOLAS LTDA	“QUEBRA-LOMBO” CULTIVATOR CIVEMASA CQL
1	EDRA SANEAMENTO BASICO INDUSTRIA E COMERCIO LTDA	CONVENTIONAL ASPERSION SPRINKLING SYSTEM EDRA — SIED 1
1	VOLKSWAGEM CAMINHÕES E ÔNIBUS IND.COM. DE VEÍCULOS COMERCIAIS LTDA	TRUCK CHASSIS VW 13180 EC
1	VOLKSWAGEM CAMINHÕES E ÔNIBUS IND.COM. DE VEÍCULOS COMERCIAIS LTDA	TRUCK CHASSIS VW 31320 CNC
1	VOLKSWAGEM CAMINHÕES E ÔNIBUS IND.COM. DE VEÍCULOS COMERCIAIS LTDA	TRUCK CHASSIS VW 5.140E DELIVERY
6	USICAMP EQPTOS AGRÍCOLAS, INDÚSTRIAIS E RODOVIÁRIOS LTDA	BOARD BODY ON CHASSIS CPSC-US

QUANT	MANUFACTURER	ASSET DESCRIPTION	OUTSTANDING PRINCIPAL AMOUNT
3	SETORIAL IRRIGAÇÃO COMERCIAL LTDA.	SELF-PROPELLED SPOOL REEL HR
1	SIMISA — SIMIONI METALURGICA LTDA	SCATTERER WITH EXTERNAL Ø 1500 MM
1	SIMISA — SIMIONI METALURGICA LTDA	DEFIBRILATED CANE MAT- 86 ”
1	SIMISA — SIMIONI METALURGICA LTDA	METALLIC MAT FOR CANE WITH CRACKS
1	SIMISA — SIMIONI METALURGICA LTDA	TILTED CANE FEEDER TABLE
1	SIMISA — SIMIONI METALURGICA LTDA	HILO DUMPER 45 TON
1	BAMBOZZI SOLDAS LTDA	TDC RECTIFIER 430 ED TDC 430 ED
1	MARTELLI EQUIPAMENTOS INDUSTRIAIS LTDA	STANDARD SOOT DECANTER FOR BOILER GAS WASHER WATER
3	FLUID BRASIL SISTEMAS E TECNOLOGIA S.A	CONVETIONAL LIQUID TREATMENT STATION ETA
1	CECCATO DMR INDUSTRIA MECANICA LTDA	TREATMENT SYSTEM WSDEC 20M3/H
1	ORION TECNOLOGICA E SISTEMA AGRIC. LTDA	CANE COVERING MAX CAN
15	CALDEIRARIA E TECNOLOGIA MARTELLI LTDA	STORAGE TANK OR CYLINDRICAL RESERVOIR
3	MARTELLI EQUIPAMENTOS INDUSTRIAIS LTDA	DORNA 900 M3 CYLINDRICAL
3	MARTELLI EQUIPAMENTOS INDUSTRIAIS LTDA	STORAGE TANK FOR ALCOHOL 20MM3 CYLINDRICAL
1	NG METAL ÚRGICA LTDA	ATMOSPHERICAL CO2 WASHING /ETHANOL RECOVERY COLUMN
33	RANDON IMPLEMENTOS PARA O TRANSPORTE LTDA.	DOLLY ROCKER FOR RODOTREM MOD DL, BL, KT
66	RANDON IMPLEMENTOS PARA O TRANSPORTE LTDA.	CHOPPED CANE SEMI-TRAILER MOD SR CP HI
1	BILLTEC INDUSTRIA E COMERCIO DE EQPTOS INDUSTRIAIS LTDA	WATER TREATMENT STATION

QUANT	MANUFACTURER	ASSET DESCRIPTION	OUTSTANDING PRINCIPAL AMOUNT
1	BILLTEC INDUSTRIA E COMERCIO DE EQPTOS INDUSTRIAIS LTDA	MAT FILTER WITH SLUDGE BACKFLUSH 55M2
1	BILLTEC INDUSTRIA E COMERCIO DE EQPTOS INDUSTRIAIS LTDA	CONTAINMENT HOPPER 29M3
4	WEG ITAJAI EQUIPAMENTOS ELETRICOS LTDA	DRY TRANSFORMERS WEG
1	STEMAC S/A — GRUPOS GERADORES	GENERATOR GROUP UP TO 500 KVA — WEG BT
1	GTEC SERVICE IND.COM.EQIP.ELETRICOS LTDA	MEDIUM VOLTAGE CUBICLE WITH SWITCH AND FUSE CMT SF 17KV
2	SOLLUS MECANIZAÇÃO AGRÍCOLA LTDA	FERTILIZER AND LIQUID FILLER BAZUKA MIX 12.0
1	SOLLUS MECANIZAÇÃO AGRÍCOLA LTDA	“QUEBRA LOMBO” CULTIVATOR SOLLUS
1	SOLLUS MECANIZAÇÃO AGRÍCOLA LTDA	HYDRAULIC SUGAR CANE DISTRIBUTOR
1	ROMASUL INDUSTRIA METALURGICA LTDA — ME	JUICE PROCESSING CIP TANK
1	ROMASUL INDUSTRIA METALURGICA LTDA — ME	WATER TANK SCREEN WASHING JUICE PROCESSING
1	ROMASUL INDUSTRIA METALURGICA LTDA — ME	HYDRATED ALCOOHOL PRODUCTION TANK
1	ROMASUL INDUSTRIA METALURGICA LTDA — ME	FILTERED JUICE PROCESSING TANK
1	ROMASUL INDUSTRIA METALURGICA LTDA — ME	JUICE PROCESSING STEAM CONDENSATE TANK
1	ROMASUL INDUSTRIA METALURGICA LTDA — ME	TANK CAL TREATMENT OF MILK JUICE
2	ROMASUL INDUSTRIA METALURGICA LTDA — ME	OIL TANK FUSEL ALCOHOL PRODUCTION
5	SOLLUS MECANIZAÇÃO AGRÍCOLA LTDA	ASH HERBICIDE SOLLUS APPLICATOR KIT
1	INCON ELETRÔNICA LTDA EPP	HYDRAULIC SYSTEM DIGITAL ANALYSER MPG01 — KIT
1	INCON ELETRÔNICA LTDA EPP	HIDRAULIC FLOW MEASUREMENT TURBINE MPG-V300/MPG-V150

QUANT	MANUFACTURER	ASSET DESCRIPTION	OUTSTANDING PRINCIPAL AMOUNT
1	EQUIPE INDUSTRIA MECANICA LTDA	HORIZONTAL CENTRIFUGAL PUMP, SINGLE-STAGE SERIES EQP, EQPI
1	INTER-VALVULAS INDUSTRIA, COMERCIO, IMPORTACAO E EXPORTACAO LTDA.	BIPARTITE BUTTERFLY VALVE 150 10 ”
9	INTER-VALVULAS INDUSTRIA, COMERCIO, IMPORTACAO E EXPORTACAO LTDA.	CHECK VALVE
1	EQUIPE INDUSTRIA MECANICA LTDA	HORIZONTAL CENTRIFUGE PUMP, MULTI-STAGE BAP-A

Schedule 7.26
Investments
Base: June 30, 2010
1. Rural Partners (Leased Farms)

	Total value of	Initial Date	Term
Parties	advances (R$)	(mm/dd/yyyy)	(mm/dd/yyyy)	Observations
Adélio Crippa e outra	747.977,90	11/20/2008	harvest 2015	Fazenda Piravevê
Acmassi Agropecuária Ltda.	5.078.525,39	05/30/2007	Feb/2016	Fazenda Formosa
Amaury José de Carvalho	73.210,66	12/15/2009	harvest 2016	Fazenda Recanto
Amaury José de Carvalho	27.626,66	12/16/2009	harvest 2016	Fazenda Boa Vista
Ana Lia Garcia Bunning	16.268,80	08/28/2007	harvest 2014	Fazenda Santa Inês
Ana Maria Buischi de Soveral	142.374,08	07/01/2008	harvest 2015	Fazenda Aurora
Antonio Morais dos Santos Junior e Outra	391.900,70	9/11/2009	harvest 2016	Fazenda Serrana
		11/29/2006	harvest 2013	Fazenda Serrana
		12/28/2009	harvest 2016	Fazenda Serrana
Antonio Scatolin Filho e Outro	688.174,48	03/20/2009	harvest 2016	Fazenda Santa Ana
Décio Garcia Nascimento	1.211.685,86	01/23/2007	harvest 2014	Fazenda Cerejo
		01/30/2007	harvest 2014	Fazenda Cerejo
Edson José Bernardes e Outra	293.110,72	12/23/2009	harvest 2016	Fazenda Marca Salto
Fernando Antonio Buischi	107.557,39	07/01/2008	harvest 2015	Fazenda Boa Vista
Flávio José Polcaco e outros	325.884,93	01/10/2007	harvest 2014	Fazenda Ipacaray
Francimari Binotti Conti Narimatsu e Outro	73.604,53	10/01/2008	harvest 2015	Fazenda Alvorada
Graziela Garcia Bunning de Moraes e Outra	32.537,59	08/28/2007	harvest 2014	Fazenda Santa Inês
Hisako Hara e Outros	166.670,33	11/08/2006	harvest 2012	Fazenda Santa Rosa
José Bianor Scatolin	116.778,67	07/22/2009	harvest 2016	Fazenda Rancho Alegre
		07/22/2009	harvest 2016	Fazenda Rancho Alegre
Leopoldo Valerio Zamechi	270.816,00	07/27/2009	harvest 2016	Fazenda Santa Maria
Lucinda Garcia Carvalho	83.529,95	12/15/2009	harvest 2016	Fazenda Santa Lúcia
		02/28/2007	harvest 2014	Fazenda Santa Lúcia
Marcelo Bastos Ferraz	6.860,22	05/26/2006	harvest 2013	Fazenda Kurupay
Marcelo Henrique Bassi e Outra	39.609,50	05/26/2008	harvest 2015	Fazenda Nova Esperança
Maria Inês Garcia Bunning	49.492,80	10/28/2009	harvest 2016	Fazenda Santa Inês
Maria Isabel Morais de Castro e Outros	1.566.123,77	08/28/2008	harvest 2015	Fazenda Torre Forte
		08/22/2007	harvest 2014	Fazenda Torre Forte
Mauro Hiroshi Hara	83.335,16	11/08/2006	harvest 2012	Fazenda Santa Rosa
Monica Franco de Godoy Falcone e Outro	182.120,68	02/11/2010	harvest 2016	Fazenda Santa Maria
Nivaldo Barranco	121.576,43	03/30/2006	harvest 2012	Fazenda Recanto II
Ney Conti	122.682,99	09/23/2008	harvest 2015	Fazenda Flor de Maio
Orivaldo de Oliveira Medeiros e Outra	123.844,60	04/16/2008	harvest 2015	Fazenda São José
Oswaldo Badan	60.709,42	12/21/2006	harvest 2013	Fazenda Santa Natália
Ozias Manoel da Costa e Outra	384.450,82	11/01/2006	harvest 2013	Fazenda Esplanada
Ricardo Kanji Hara	83.335,16	11/08/2006	harvest 2012	Fazenda Santa Rosa
Sandra Regina Conti Ruella e Outro	18.293,33	11/06/2009	harvest 2016	Fazenda Continental
Sidney Ivo Gerlack e Outros	888.570,10	09/01/2008	harvest 2015	Fazenda São Gabriel
		08/11/2008	harvest 2015	Fazenda Cristalino
		07/01/2006	31/12/2011	Fazenda Cristalino
Zeunu Simões e Outros	2.295.245,97	11/16/2005	933,33 ha — harvest/ 2017; and 833,33 ha — harvest/2011	Fazenda Santista
		11/16/2005	933,33 ha — harvest/ 2017; and 833,33 ha — harvest/2011	Fazenda Santista
		11/16/2005	933,33 ha — harvest/ 2017; and 833,33 ha — harvest/2011	Fazenda Santista

2. Sugar cane provider

		Initial Date	Term
Parties	Value of advances (R$)	(mm/dd/yyyy)	(mm/dd/yyyy)	Observations
Kennedy Ulian e Outros	350.000,00	04/01/2010	04/10/2018	-
3. Financial applications

Parties	Value of advances (R$)	Date (mm/dd/yyyy)	Type	Observations
Banco do Brasil S.A.	10.000.000,00	06/02/2010	Certificates of Bank Deposits	Funds available immediately
Banco Pine S.A.	8.168.000,00	06/07/2010 06/21/2010 06/24/2010	Agricultural Letter of Credit	Funds available immediately
Banco Bradesco S.A.	882.686,89	09/25/2009	Treasury Financial Letters	Pledged in favor of the Power Transmission Agreement executed between Angélica and Brilhante Transmissora de Energia Ltda. June 26, 2009.
Banco Industrial e Comercial S.A.	532.340,77	04/29/2010	Certificates of Bank Deposits	Pledged in favor of advances of Export Contract with Banco Industrial e Comercial S.A.
4. Advances

			Term
Parties	Value of advances (R$)	Date (mm/dd/yyyy)	(mm/dd/yyyy)	Observations
Other accounts receivable	251.216,67	n/a	n/a	(i) R$248.310,67 advances to insurances; and (ii) R$2.906,00 other advances;
Advance to supplies	217.110,6	n/a	n/a	(i) R$134.001,79 advances to contractors; and (ii) R$83.098,81 advances to employees.

EXHIBIT A
FORM OF PROMISSORY NOTE

U.S.$ New York, New York	Dated: , 2010
     FOR VALUE RECEIVED, ANGÉLICA AGROENERGIA LTDA., a limited liability company duly organized and validly existing under the laws of Brazil (the “Borrower”), hereby unconditionally promises to pay to DEUTSCHE BANK AG, LONDON BRANCH (the “Initial Lender”), or its successors and assigns in accordance with the terms of the Agreement (as defined below), the principal sum of [THIRTY MILLION U.S. DOLLARS (U.S.$30,000,000)]1 [TWENTY MILLION U.S. DOLLARS (U.S.$20,000,000)]2 in immediately available funds, on the dates and in the principal amounts provided in the Senior Secured Loan Facility, dated as of July [•], 2010, by and between the Borrower and the Initial Lender (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Any capitalized term used herein but not otherwise defined shall have the meaning ascribed to such term in the Agreement.
     The Borrower further promises to pay interest on the unpaid principal amount hereof at the rate(s), and payable at the times, specified in the Agreement, and to pay interest on demand on any overdue amount as provided in the Agreement.
     Both principal and interest are payable at [insert name of bank], Account No.: ____ in the name of the Initial Lender, or any other account pursuant to such wiring instructions as the Initial Lender, or its successors or assigns, may designate from time to time in writing, in immediately available funds, in each case in U.S. Dollars, free and clear of and without deduction for any and all present and future Taxes, all as set forth in the Agreement.
     This Note is one of the Notes referred to in, and is entitled to the benefits of, the Agreement and evidences a Loan made by the Initial Lender thereunder. The Agreement, among other provisions, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and for the optional and/or mandatory prepayments of the Loans upon the terms and conditions stated therein.
     To the extent permitted by law, the Borrower hereby waives diligence, presentment, demand of payment, protest or notice of any kind whatsoever in connection with this Note. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
     This Note shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of another jurisdiction.

[1]	To be included in Promissory Note delivered on the Closing Date.

[2]	To be provided in Promissory Note delivered on the Second Borrowing Date.

Exhibit A-1

     ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST BORROWER OR WITH RESPECT TO OR ARISING OUT OF THIS NOTE MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS NOTE, BORROWER ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS NOTE, WHICH JURISDICTION SHALL BE EXCLUSIVE IN THE CASE OF ANY LEGAL ACTION OR PROCEEDING BY BORROWER (OTHER THAN COUNTERCLAIMS WITH RESPECT TO ANY LEGAL ACTIONS OR PROCEEDINGS BROUGHT AGAINST BORROWER IN ANY OTHER JURISDICTION). BORROWER IRREVOCABLY CONSENTS TO THE APPOINTMENT OF THE PROCESS AGENT AS ITS AGENT TO RECEIVE SERVICE OF PROCESS (WITH RESPECT TO THIS NOTE) IN NEW YORK, NEW YORK.
     In the event of commencement of any action, suit, litigation or other similar proceeding to enforce payment of this Note and accrued interest, if any, the Borrower agrees to pay such additional sums for all reasonable and documented expenses and attorney fees.
[The remainder of the page is blank. Signatures continue on following page]

Exhibit A-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered as of the day and year first written above.

ANGÉLICA AGROENERGIA LTDA., as Borrower
By:
Name:
Title:

Witnesses:

Name:
ID:

Exhibit A-3

EXHIBIT B
FORM OF NOTICE OF BORROWING
[                     ], 2010
Deutsche Bank AG, London Branch,
as Initial Lender under the Loan Agreement referred to below
[                     ]
[                     ]
Attention: [                     ]
Ladies and Gentlemen:
          The undersigned refers to the Senior Secured Loan Facility dated as of July [•], 2010 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), between Angélica Agroenergia Ltda., as Borrower, and Deutsche Bank AG, London Branch, as Initial Lender. Terms defined in the Loan Agreement are used herein as defined therein.
          The undersigned hereby irrevocably gives you notice, pursuant to Section 2.2 and Section 3.6 of the Loan Agreement, that the undersigned hereby requests the borrowing of a Loan under the Loan Agreement (each such request, a “Proposed Borrowing”), as follows:
(1)	The Business Day of the Proposed Borrowing (which shall be [the Closing Date][the Second Borrowing Date]) is [ ], 2010.

(2)	The principal amount of the Proposed Borrowing is U.S.$[30,000,000][1] [20,000,000][2].
          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
          (i) each of the representations and warranties made by the Borrower in or pursuant to the Loan Agreement and any other Loan Document and each of the representations and warranties contained in any certificate furnished by or on behalf of the Borrower pursuant to the Loan Agreement and any other Loan Document are true and correct in all material respects on and as of the date of the Proposed Borrowing as if made on and as of such date (it being understood that any representation or warranty which by its terms is made as of a specific date

[1]	To be included in Promissory Note delivered on the Closing Date.

[2]	To be provided in Promissory Note delivered on the Second Borrowing Date.
Exhibit B-1

shall be required to be true and correct only as of such specified date), before and immediately after giving effect to the Proposed Borrowing;
          (ii) no Default or Event of Default has occurred and is continuing or would result from such Proposed Borrowing or from the application of proceeds therefrom;
          [insert (iii) and (iv) below for Notice of Borrowing in connection with the Second Borrowing Date]
          [(iii) as of the Second Borrowing Date, no event or act has occurred since the Closing Date that has had or would reasonably be expected to have a Material Adverse Effect;
          (iv) as of the Second Borrowing Date, the Debt Service Reserve Account has a balance at least equal to the Minimum Balance.]
          In the event that the Borrower fails to borrow its Loan on the proposed Borrowing Date for any reason (including the failure of any of the conditions precedent specified in Article V of the Loan Agreement to be satisfied or waived on the proposed Borrowing Date), the undersigned hereby agrees to pay to the Initial Lender, upon the request of the Initial Lender, such amount as shall be sufficient (in the opinion of the Initial Lender) to compensate the Initial Lender for any loss, cost or expense that the Initial Lender may sustain or incur in connection with the failure to borrow a Loan on the proposed Borrowing Date excluding the loss of any anticipated profits, but including any such loss, cost or expense arising from the liquidation or redeployment of funds obtained by the Initial Lender to fund its Loan, or from fees payable to terminate the deposits from which such funds were obtained.
          The undersigned hereby irrevocably instructs the Initial Lender to disburse the aggregate principal amount of the Proposed Borrowing, as set forth above, from the Initial Lender by wire transfer of immediately available funds to the undersigned’s account at the financial institution indicated below, according to the following payment instructions:

Bank Name:
Bank Address:
ABA Number:
Account Number:
Attention:
Reference:
          The instructions contained in this Notice of Borrowing will be effective at 11:00 a.m. on the proposed Borrowing Date.
Exhibit B-2

Very truly yours, ANGÉLICA AGROENERGIA LTDA.
By:
Name:
Title:

Exhibit B-3

EXHIBIT C
FORM OF ASSIGNMENT AGREEMENT
     Reference is made to the Senior Secured Loan Facility, dated as of July [•], 2010 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and between ANGÉLICA AGROENERGIA LTDA., a limited liability company organized under the laws of Brazil (together with its successors, the “Borrower”) and DEUTSCHE BANK AG, LONDON BRANCH (together with its successors and permitted assigns and any other bank, financial institution or other Person that becomes a Lender, the “Lenders”). All capitalized terms used herein but not otherwise defined have the meaning given to them in the Agreement.
____________________ (the “Assignor”) and ____________________ (the “Assignee”) hereby agree as follows:
     1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), a _____% interest in and to the Loan(s) made by the Assignor outstanding on the Effective Date in the aggregate principal amount set forth in Annex 1 hereto, and the Assignor’s related rights and obligations as a Lender under the Agreement and other respective Loan Documents (collectively, the “Assigned Interest”).
     2. The Assignor:
          A. makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of, and has not created any adverse claim upon, the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim;
          B. makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of the Affiliates or any other Person obligated in respect of any Loan Document or the performance or observance by the Borrower, any of the Affiliates, or any other Person of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto or thereto; and
          C. will present the Note(s) held by it to the Borrower and request that the Borrower exchange such Note(s) for [a new Note] [new Notes] of the Borrower payable to the Assignee and (if the Assignor has retained any interest in the Loan(s)) [a replacement Note] [replacement Notes] payable to the Assignor in the respective amounts that reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date (defined below)).
Exhibit C-1

     3. The Assignee:
          A. represents and warrants that (i) it has full power and authority and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Agreement and (ii) it satisfies the requirements, if any, specified in the Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender.
          B. confirms that it has received a copy of the Agreement, together with a copy of the most recent financial statements delivered pursuant to Section 5.1(n) of the Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement;
          C. agrees that it will, independently and without reliance upon the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and the other Loan Documents and any other instrument or document furnished pursuant hereto or thereto;
          D. appoints and authorizes the Initial Lender to take such action on its behalf and to exercise such powers and discretion under the Agreement and the other respective Loan Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Initial Lender, by the terms thereof, together with such powers as are incidental thereto; and
          E. agrees that it will be bound by the provisions of the Agreement and will perform in accordance with their respective terms all the obligations which by the terms of the Agreement are required to be performed by it as a Lender.
     4. Following the execution of this Assignment Agreement, it will be delivered to the Borrower and shall be effective upon the date of execution (the “Effective Date”).
     5. Except as otherwise separately agreed between the Assignor and the Assignee, any payments of principal, interest, fees and other amounts accrued with respect to the Assigned Interest: (a) prior to the Effective Date, shall be for the account of the Assignor, and (b) on and after the Effective Date, shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it shall hold in trust for the other party any payments of principal, interest, fees and other amounts that it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts that it may receive promptly upon receipt.
     6. The Assignor and the Assignee each shall pay its own costs and expenses (including attorney costs) incurred in connection with the negotiation, preparation, execution and performance of this Agreement and related documents.
Exhibit C-2

     7. From and after the Effective Date:
          A. the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof; and
          B. the Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Agreement.
     8. This Assignment Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
     9. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[The remainder of the page is blank. Signatures continue on following page]
Exhibit C-3

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed as of the date first above written by their respective duly authorized officers.

[name of Assignor]
By:
Name:
Title:

[name of Assignee]
By:
Name:
Title:

Exhibit C-4

Annex 1
to
Assignment Agreement
1.	Borrower: ANGÉLICA AGROENERGIA LTDA.

2.	Date of Agreement: July [•], 2010

3.	Assignor:

4.	Assignee:

5.	Date of Assignment Agreement:

6.	Effective Date:

7.	Amount Payable by the Assignee to the Assignor (if any) on the Effective Date:

8.	Assigned Amount:

9.	Payment Instructions: Assignor: Assignee:

10.	Assignee’s Notice Instructions:

11.	Other Information:

Exhibit C-5

EXHIBIT D
FORM OF SENIOR OFFICER’S CERTIFICATE
I,                     , the Brazil Chief Financial Officer of Angélica Agroenergia Ltda. (the “Company”), DO HEREBY CERTIFY that:
     (a) This Certificate is being executed in connection with the Senior Secured Loan Facility dated as of July [•], 2010 (the “Agreement”) between the Company, as the Borrower, and Deutsche Bank AG, London Branch, as Initial Lender. Terms defined in the Agreement are used herein as defined therein.
     (b) As to the matters herein below set forth, I either have personal knowledge or have obtained information from officers or employees in whom I have confidence and whose duties require them to have personal knowledge thereof, and I make this certification to the Lender pursuant to the provisions of the Agreement with the intent and understanding that this certification shall be relied upon by the Lender as a basis for the consummation of the transactions contemplated by the Agreement.
     (c) Both before and after giving effect to the borrowing of the Loan [on the Closing Date]1 [on the Second Borrowing Date]2:
     (i) all representations and warranties made by the Borrower contained in each of the Loan Documents are true and correct in all material respects on and as of the date hereof (it being understood that any representation or warranty which by its terms is made as of a specific date shall be required to be true and correct only as of such specific date);
     (ii) the Borrower is in compliance with all of its respective covenants and agreements contained in any Loan Document;
     (iii) no Default or Event of Default exists as of the date hereof or would result therefrom;
     (iv) since December 31, 2009, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect; and
     (v) the documents delivered in connection with Section 5.1(j) of the Agreement represent all necessary licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental

[1]	To be included in Officer’s Certificate delivered on the Closing Date.

[2]	To be included in Officer’s Certificate delivered on the Second Borrowing Date.

Exhibit D-1

Authority (other than the Central Bank) required in connection with its or the Borrower’s performance of their respective obligations under the Agreement, [other than the BNDES Approval]3 [including the BNDES Approval]4.
     WITNESS my hand this ____ day of July, 2010.

Name:
Title: Brazil Chief Financial Officer

[3]	To be included in Officer’s Certificate delivered on the Closing Date.

[4]	To be included in Officer’s Certificate delivered on the Second Borrowing Date.

Exhibit D-2

EXHIBIT E
FORM OF LEGAL OPINION OF BRAZILIAN COUNSEL TO THE BORROWER
To:
Deutsche Bank AG, London Branch
Winchester House, 1 Great Winchester Street,
London, EC2N 2DB
United Kingdom
São Paulo, [          ], 2010
Dear Sirs,
1.	We have acted as special Brazilian legal advisers to Angélica Agroenergia Ltda. (the “Borrower”) in connection with the execution of: (i) a certain Senior Secured Loan Facility entered into by and between the Borrower and Deutsche Bank AG, London Branch (“Deutsche Bank”) dated July 28, 2010 in the amount up to US$50,000,000.00 (fifty million United States dollars) (the “Facility”); (ii) a certain mortgage deed entered into by and between the Borrower and Deutsche Bank, whereby the “Takuare” farm was mortgaged in second degree in favor of Deutsche Bank in order to secure the obligations under the Facility (the “Mortgage Deed”); and (iii) a certain account control agreement entered into by and among the Borrower, Deutsche Bank Trust Company Americas, as Securities Intermediary and Deutsche Bank, dated July 30, 2010 (the “Control Agreement”). Capitalized terms used herein but not defined herein shall have the meaning set forth in the Facility.

2.	For the purpose of this opinion, we have examined originals and or copies, certified or otherwise identified to our satisfaction, of the following documents:
2.1.	the Facility;

2.2.	the Mortgage Deed;

2.3.	the Control Agreement;

2.4.	the Promissory Notes;

2.5.	the 29th Amendment to the Articles of Association (Contrato Social) of the Borrower;

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2.6.	the approval letter signed by Brazilian National Economic and Development Bank — BNDES authorizing the Borrower to mortgage the Takuare farm in favor of Deutsche Bank, attached hereto as Exhibit I;

2.7.	the approval letter signed by Banco Rabobank International Brasil S.A., as leading financial agent under the BNDES On-lending Agreement, authorizing the Borrower to mortgage the Takuare farm attached hereto as Exhibit II; and

2.8.	such other documents and instruments, and such laws, decrees, authorizations, consents and approvals, as we have deemed necessary as a basis for the opinions hereinafter expressed.
3.	References in this opinion to:
3.1.	the “Specified Transactions” are to:
3.1.1	the execution and delivery by the Borrower of the Facility, and the performance of its obligations thereunder;

3.1.2	the execution and delivery by the Borrower of the Mortgage Deed, and the performance of its obligations thereunder;

3.1.3	the execution and delivery by the Borrower of the Promissory Notes, and the performance of its obligations thereunder;

3.1.4	the execution and delivery by the Borrower of the Control Agreement and the performance of its obligations thereunder; and

3.1.5	the taking of all action and the doing of all other things provided for in the Facility, the Promissory Notes, the Mortgage Deed and the Control Agreement or otherwise necessary or desirable in connection with any rights and/or obligations thereto.
4.	In giving this opinion, we have made the following assumptions:
4.1.	the accuracy of all documents and information furnished to us;

4.2.	that all the documents submitted to us as copies of specimen documents conform to their original and that the originals of such documents are authentic;

4.3.	that all relevant documents have been validly authorized, executed and delivered by all of the parties thereto (other than the Borrower) and that the

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performance thereof is within the capacity and powers of each of the parties thereto (other than the Borrower);

4.4.	that the signatures on the original of all documents submitted to us are genuine; and

4.5.	that the Facility, the Control Agreement and the Promissory Notes are legal, valid, binding and enforceable under the laws of the State of New York.
5.	We express no opinion as to any laws other than the Brazilian laws and we have assumed that there is nothing in any other law that affects our opinion. Particularly we have made no independent investigation of the laws of the State of New York as a basis for the opinion stated herein and do not express or imply any opinion on such laws. We are qualified to practice law in Brazil, and the opinions stated herein relate only to the Brazilian laws as in force of the date hereof.

6.	Based upon and subject to the above, we are of the opinion that:
6.1.	the Borrower is duly incorporated and in good standing, with limited liability, and validly existing under the laws of Brazil and have full power and authority to own and operate its properties;

6.2.	the Borrower has the power to carry out the Specified Transactions;

6.3.	the Borrower has taken all necessary corporate actions to authorize the signing, the entry into, and the performance of its obligations under the Facility, the Promissory Notes, the Mortgage Deed and the Control Agreement, as the case may be;

6.4.	none of the Specified Transactions does or will (i) conflict with, violate or result in a breach of any Brazilian Law, judgment, award, injunction or similar legal restriction in effect, or (ii) contravene the Organizational Documents of the Borrower;

6.5.	the Borrower is the legitimate owner of the Takuare Farm and is authorized and has all necessary powers to grant it in mortgage in favor of Deutsche Bank;

6.6.	Takuare farm is free and clear of any Lien, except for the first degree mortgage under the BNDES On-lending Agreement;

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6.7.	the execution and delivery and performance by the Borrower of any Loan Document to which it is a party, and compliance with the terms and provisions thereof, will not result in a breach or violation of any terms and provisions of or constitute a default under: (i) the BNDES On-lending Agreement; and (ii) Loan Agreement (Cédula de Crédito Bancário) issued by the Borrower in favor of Banco Pine S.A. on September 24, 2009 in the amount of R$20,555,000.00;

6.8.	to our knowledge, after due inquiry, the Borrower is not the object of any litigation, action, suit, investigation, claim, arbitration or other proceeding pending or threatened against the Borrower by or before any Governmental Authority or arbitrator that except as disclosed in the Facility or its Exhibits and/or Schedules: (i) in the aggregate, has had or, if adversely determined, could reasonably be expected to have a Material Adverse Effect; or (ii) purports to affect the legality, validity, binding effect or enforceability of any of the Loan Documents or the transactions contemplated in the Facility;

6.9.	subject to item 6.10 below, the obligations of the Borrower under the Facility, the Control Agreement, the Promissory Notes and the Mortgage Deed, as the case may be, are legal, valid, binding and enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, creditor’s composition (recuperação judicial e extra-judicial), or other similar laws relating to or affecting generally enforcement of creditor’s rights from time to time in effect;

6.10.	all actions, conditions and things required by the laws of, or any regulatory authority in Brazil, to be taken, fulfilled and done (including the obtaining of any necessary approval, authorization, exemption, license or permission and the making of any necessary filing, recording or registration) in order to enable the Borrower to carry out the Specified Transactions and to ensure the legality, validity, enforceability or admissibility in evidence of the Facility, the Control Agreement, the Promissory Notes and the Mortgage Deed in the courts of Brazil have been taken, fulfilled and done, except for:

in relation to the Facility:
(i)	the registration of the schedule of payments (esquema de pagamento) under the applicable ROF (as defined below) in connection with and after any disbursement under the Facility;

(ii)	the further authorizations by the Central Bank of Brazil (“BACEN”) required to enable the Borrower to remit payments

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abroad in foreign currency of principal, interest, commissions, costs, expenses under the Facility reflected in the relevant Registro Declaratório de Operações Financeiras (“ROF”) later than 120 days as of their due date;

(iii)	the further authorizations by BACEN to enable the Borrower to remit payments abroad in foreign currency of principal, interest, commissions, costs, expenses under the Facility not reflected in the relevant ROF;

(iv)	the notarization of the signatures of the parties to the Facility by a notary public licensed as such under the place of signing and the authentication of the signature of such notary public by the nearest Brazilian Consulate;

(v)	the translation of the Facility into Portuguese by a certified translator (tradutor público juramentado); and

(vi)	the registration of the Facility, with its respective certified translations into the Portuguese language, with the appropriate Registry of Deeds and Documents (Registro de Títulos e Documentos);
in relation to the Control Agreement:
(i)	the notarization of the signatures of the parties to the Control Agreement by a notary public licensed as such under the place of signing and the authentication of the signature of such notary public by the nearest Brazilian Consulate;

(ii)	the translation of the Control Agreement into Portuguese by a certified translator (tradutor público juramentado); and

(iii)	the registration of the Control Agreement, with its respective certified translations into the Portuguese language, with the appropriate Registry of Deeds and Documents (Registro de Títulos e Documentos);
in relation to the Mortgage Deed:
the registration of the Mortgage Deed with the appropriate Real Estate Registry (Registro de Imóveis).

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in relation to the Promissory Notes:
the translation of the Promissory Notes into Portuguese by a certified translator (tradutor público juramentado).
6.11.	It is not necessary under the laws of Brazil:
(i)	in order to enable any person to exercise or enforce its rights under the Facility, the Promissory Notes, the Control Agreement and the Mortgage Deed; or

(ii)	by reason of any person being or becoming party to the Facility, to the Promissory Notes, the Control Agreement and to the Mortgage Deed, or the performance by such person of its obligations thereunder;
that any such person be licensed, qualified or otherwise entitled to carry on business in Brazil, nor will any such performance violate any applicable law in Brazil;

6.12.	non-resident parties to the Facility, the Promissory Notes, the Control Agreement and the Mortgage Deed, will not be deemed resident, domiciled, carrying on business or subject to taxation in Brazil solely by the reason of the execution, delivery, performance or enforcement of such agreements and promissory notes;

6.13.	no stamp, registration, documentary or similar taxes are payable under the laws of Brazil by reason of the Specified Transactions or in relation to any enforcement proceedings in respect of the Facility, the Promissory Notes, the Control Agreement and the Mortgage Deed, except for: (i) charges required by a certified translator, when needed; (ii) the registration of the Facility, the Control Agreement and/or the Mortgage Deed with the appropriate Registries; and (iii) court costs, which may be due;

6.14.	payment of principal arising under the Facility, the Control Agreement or Promissory Notes is not subject to withholding or deduction for or on account of any taxes, duties, assessments or governmental charges in Brazil. Payments of interest or other amounts deemed similar to income generated from borrowed funds by Brazilian tax law arising from payment under the Facility, the Control Agreement or the Promissory Notes will be subject to Brazilian withholding tax at (i) the general rate of 15%; or (ii) at a rate up to 25% if the beneficiary of such payments is located in a tax haven jurisdiction, as defined

6

by Brazilian tax law; or (iii) other lower rate if provided in a tax treaty between Brazil and the country where the recipient of the income is resident;

6.15.	the choice of New York law as the governing law of the Facility, the Control Agreement and the Promissory Notes is valid, binding and enforceable under Brazilian law and should be recognized and given effect by the courts of Brazil to the extent that such laws are not deemed to be against Brazilian national sovereignty, public policy or good morals;

6.16.	the Borrower has the power to designate, appoint and empower, and pursuant to Section 9.13(b) of the Facility, has legally, validly and effectively designated, appointed and empowered an authorized agent as its agent for service of process in any suit or proceeding based on or arising under the Facility in any State or federal court in the City of New York, New York;

6.17.	the provisions in the Facility, the Control Agreement and the Promissory Notes as to the non-exclusive submission of the Borrower to the Courts of the State of New York or of the United States of America for the Southern District of New York, in any action under the Loan Documents to which the Borrower is a party are valid, binding and enforceable against the Borrower under Brazilian law;

6.18.	any judgment obtained in the courts of the State of New York in respect of the Facility, the Control Agreement or the Promissory Notes would be recognized and enforced by courts in Brazil without re-examination of the issues provided that such judgment has been previously ratified by the Superior Court of Justice of Brazil (Superior Tribunal de Justiça). In order to be ratified by the Superior Court of Justice of Brazil, a foreign judgment must meet the following conditions: (i) it must comply with all formalities necessary for the enforcement under the laws of the place where it was issued; (ii) it must have been given by a competent court after proper service of process on the parties; (iii) it must not be subject to appeal; (iv) it must not offend Brazilian national sovereignty, public policy or good morals; and (v) it must be duly authenticated by a competent Brazilian consulate and be accompanied by a certified translation (tradução pública juramentada) thereof in Portuguese;

6.19.	any judgment obtained against the Borrower in the courts of Brazil in respect of any sums payable under the Facility, the Control Agreement, the Promissory Notes or by virtue of enforcement of the Mortgage Deed, would be expressed in Brazilian currency equivalent to the amount in US Dollars at the commercial rate prevailing on the date such payment is actually made;

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6.20.	neither the Borrower nor any of its assets (including the Takuare farm) is entitled to immunity on the grounds of sovereignty or otherwise from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) in connection therewith, arising under the Specified Transactions. The Specified Transactions constitute private and commercial acts done and performed for commercial purposes; and

6.21.	the obligations of the Borrower under the Facility, the Control Agreement and the Promissory Notes to which it is a party are direct and unconditional general obligations of the Borrower and rank at least pari passu with all other present and future secured debt of the Borrower.
7.	The opinions set forth above are, however, subject to certain qualifications, namely:
7.1.	in case of bankruptcy or liquidation of the Borrower certain credits, such as labor credits of up to an amount of 150 base wages (salários mínimos) per labor credit have preference over unsecured credits;

7.2.	in case of proceedings instituted against the Borrower in Brazil, certain court costs and deposits to guarantee judgment may be due;

7.3.	in the case of any proceeding instituted against the Borrower, service of process upon the Borrower, if made in Brazil, must be effected in accordance with Brazilian law.
8.	This opinion is addressed to you solely for your benefit. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filled with anyone without our expressed consent. Notwithstanding the foregoing, a copy of this opinion may be furnished to, and relied upon by, any of your permitted assignees under the Facility that becomes a lender after the date of this opinion.

9.	We express no opinion as to any agreement, instrument or other document other than as specified in this opinion. This opinion is given based on the fact that there will be no amendment to or termination or replacement or the documents, authorization, consents and opinions referred to herein and on the Brazilian laws in force as at the date of this opinion. This opinion is also given based on the fact that we undertake no responsibility to notify any addressee of this opinion of any change in Brazilian law after the date of this opinion.

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10.	For the purposes of this Legal Opinion farm shall mean the land, building, support facilities and other fixed equipment in Takuare farm, as comprised by the Mortgage Deed.
Yours faithfully,
VIEIRA, REZENDE, BARBOSA e GUERREIRO ADVOGADOS

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EXHIBIT F
FORM OF LEGAL OPINION OF U.S. COUNSEL TO THE BORROWER
July 30, 2010
Deutsche Bank AG, London Branch,
as Initial Lender under the Loan Agreement referred to below.
Ladies and Gentlemen:
          We have acted as special New York counsel to Angélica Agroenergia Ltda. (the “Borrower”) and Adecoagro LLC (the “Guarantor”) in connection with the Senior Secured Loan Facility dated as of July 28, 2010 (the “Loan Agreement”) between the Borrower and Deutsche Bank AG, London Branch, as Initial Lender (the “Initial Lender”, and together with its successors and permitted assigns and any other bank, financial institution or other person that becomes a Lender after the date of the Loan Agreement pursuant to Section 9.8 thereof, the “Lenders”). Terms defined in the Loan Agreement have the same respective defined meanings when used herein.
          In rendering the opinions expressed below, we have examined:
(a)	an executed copy of the Loan Agreement;

(b)	an executed copy of the Guarantee Agreement;

(c)	an executed copy of the Control Agreement;

(d)	the financing statement naming the Borrower as debtor and naming the Initial Lender as secured party for filing in the office of the District of Columbia Recorder of Deeds in the form attached hereto as Schedule I (the “Financing Statement”);

(e)	the promissory note issued to the Initial Lender in substantially the form attached hereto as Schedule II (the “Promissory Note” and,

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together with the Loan Agreement, the Guarantee Agreement and the Control Agreement, the “Opinion Documents”); and

(f)	such records of the Guarantor and such other documents as we have deemed necessary as a basis for the opinions expressed below.
          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon certificates of public officials and representations made in or pursuant to the Opinion Documents or in certificates delivered by or on behalf of the Borrower and the Guarantor. We have also assumed, except to the extent explicitly set forth below as to the Borrower and the Guarantor, as applicable, that each of the Opinion Documents has been duly authorized by, and has been duly executed and delivered by, and constitutes a legal, valid, binding and enforceable obligation of, all of the parties thereto, that all signatories thereto have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the same, and that all authorizations, approvals or consents of (including without limitation all foreign exchange control approvals), and all filings or registrations with, any governmental or regulatory authority or agency of Brazil (including the central bank of Brazil) required for the making and performance by the Borrower of the Loan Agreement and the Control Agreement have been obtained or made and are in effect.
          Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:
          (1) The Guarantor is a limited liability company validly existing and in good standing under the law of the State of Delaware.
          (2) The Guarantor
               (a) has the limited liability company power to execute, deliver and perform its obligations under the Guarantee Agreement,
               (b) has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Guarantee Agreement, and
               (c) has duly executed and delivered the Guarantee Agreement.
          (3) (a) Each of the Loan Agreement and the Control Agreement constitutes, and the Promissory Note when duly executed and delivered for value will constitute, a legal, valid and binding obligation of the Borrower and (b) the Guarantee Agreement constitutes a legal, valid and binding obligation of the Guarantor, in each case enforceable against the Borrower or the Guarantor, as applicable, in accordance with its

3
terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and to the possible judicial application of foreign laws or foreign governmental action affecting the rights of creditors generally, and except as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.
          (4) The execution and delivery by the Borrower and the Guarantor of the Opinion Documents to which they are a party do not, and the performance by the Borrower and the Guarantor of their respective obligations thereunder will not,
     (a) violate any Federal law of the United States or any law of the State of New York, or any rule or regulation thereunder that, in each case, in our experience, is customarily recognized to apply to transactions of the kind contemplated by the Opinion Documents, or
     (b) require any authorization, approval or consent of, or any filing or registration with any governmental authority under any Federal law of the United States or any law of the State of New York, or any rule or regulation thereunder.
          (5) The execution and delivery by the Guarantor of the Guarantee Agreement do not, and the performance by the Guarantor of its obligations thereunder will not, result in a violation of the Guarantor’s Organizational Documents.
          (6) The execution and delivery by the Borrower of the Loan Agreement do not, and the performance by the Borrower of its obligations thereunder will not, breach or constitute a default under any agreement or instrument listed on Schedule III hereto (the “Specified Contracts”).
          (7) Section 3.7(a) of the Loan Agreement is effective to create, in favor of the Initial Lender, for the benefit of the Lenders, a valid security interest under the Uniform Commercial Code as in effect in the State of New York (the “NY UCC”) in the Debt Service Reserve Account and any and all investment property (as defined in § 9-102(a)(49) of the NY UCC) (collectively, the “Collateral”), provided that (a) such security interest will continue in the Collateral after disposition thereof and in any proceeds (as defined in § 9-102(a)(64) of the NY UCC) thereof only to the extent provided in § 9-315 of the NY UCC and (b) such security interest in any portion of the Collateral in which the Borrower acquires rights after the commencement of a case under the U.S. Federal Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) in respect of the Borrower may be limited by Section 552 of the Bankruptcy Code.
          (8) The security interest created by Section 3.7(a) of the Loan

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Agreement in the Collateral has been perfected by the execution and delivery of the Control Agreement by the parties thereto.
          (9) If the jurisdiction where the Borrower’s place of business or (if the Borrower has more than one place of business) chief executive office is located (the “Borrower’s UCC Jurisdiction”) constitutes a filing jurisdiction as hereinafter defined (as to which we express no opinion) under § 9-301 of the NY UCC, the local law of the Borrower’s UCC Jurisdiction governs perfection, the effect of perfection or nonperfection and the priority of the security interest created by Section 3.7(a) of the Loan Agreement in the Collateral of a type that may be perfected by the filing of a financing statement (such Collateral, “Filing Collateral”). If the Borrower’s UCC Jurisdiction does not constitute a filing jurisdiction as hereinafter defined, (i) the Borrower will be deemed to be located in the District of Columbia for purposes of Article 9 of the NY UCC, (ii) under § 9-301 of the NY UCC, the local law of the District of Columbia governs perfection, the effect of perfection or nonperfection and the priority of the security interest created by Section 3.7(a) of the Loan Agreement in the Filing Collateral and (iii) pursuant to § 9-501 of the DC UCC (as defined below), the filing of the Financing Statement in the office of the District of Columbia Recorder of Deeds will cause such security interest to be perfected. As used herein, “filing jurisdiction” means a jurisdiction whose law generally requires information concerning the existence of a nonpossessory security interest to be made generally available in a filing, recording or registration system as a condition or result of the security interest’s taking priority over the rights of a lien creditor (as defined in § 9-102(a)(52) of the NY UCC) with respect to the Collateral.
          (10) The Borrower is not required, nor will it be required after the making of the Loan and the use of the proceeds thereof in accordance with the Loan Agreement, to register as an “investment company” as defined in the Investment Company Act of 1940, as amended.
          (11) The making of the Loan and the application of the proceeds thereof in accordance with the Loan Agreement will not violate Regulations U or X of the Board of Governors of the Federal Reserve Board.
          The foregoing opinions are also subject to the following comments and qualifications:
     (A) The enforceability of provisions in the Opinion Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.
     (B) The enforceability of Sections 9.4(b) and (c) of the Loan Agreement, and of any similar provision of any other Opinion Document, may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its

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own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, wilful misconduct or unlawful conduct.
     (C) We express no opinion as to (i) the effect of any laws of any jurisdiction in which the Initial Lender is located (other than New York) that limits the interest, fees or other charges it may impose for the Loan or use of money or other credit, (ii) Section 3.8(a) of the Loan Agreement or Section 6 of the Guarantee Agreement (other than Section 4.5 of the Loan Agreement incorporated by reference therein), (iii) Section 9.13(a) of the Loan Agreement or Section 16(a) of the Guarantee Agreement insofar as each such Section relates to the subject-matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Loan Agreement or the Guarantee Agreement, (iv) the waiver of inconvenient forum set forth in Section 9.13(d) of the Loan Agreement or Section 16(c) of the Guarantee Agreement with respect to proceedings in the United States District Court for the Southern District of New York, (v) Section 9.13(e) of the Loan Agreement or (vi) Section 9.16 of the Loan Agreement.
     (D) We express no opinion as to Section 9.15 of the Loan Agreement or Section 16(e) of the Guarantee Agreement to the extent it relates to immunity acquired after the date of execution and delivery of the Loan Agreement or the Guarantee Agreement, as the case may be.
     (E) Section 2 of the Guarantee Agreement may not be enforceable to the extent that the Obligations (as defined therein) are novated as a result of a material modification thereof.
     (F) For purposes of our opinion in paragraph (6) above, we have assumed that (i) there are no agreements or understandings, written or oral, among the parties to any of the Specified Contracts that would alter the plain meaning thereof, and none of the Specified Contracts has been modified except as specified on Schedule III hereto. In addition, for purposes of our opinion in paragraph (6) above, we express no opinion as to any provision of any Specified Contract to the extent that such opinion would depend upon the making of any determination of an accounting matter or any computation in respect of a financial undertaking or condition.
     (G) We express no opinion as to the existence of, or the right, title or interest of the Borrower in, to or under, the Collateral, and except as expressly provided in paragraphs (7), (8) and (9) above, we express no opinion as to the creation, perfection or priority of any security interest in, or other lien on, the Collateral.
     (H) We assume that (i) each endorsement, instruction and entitlement order, as such terms are defined in § 8-102(a) of the NY UCC, is effective in accordance with § 8-107 of the NY UCC and (ii) the Debt Service Reserve

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Account is a securities account (as defined in § 8-501 of the NY UCC). We express no opinion as to the effect of any rule adopted by any clearing corporation, as defined in § 8-102(a) of the NY UCC, governing rights and obligations among such clearing corporation and its participants. Our opinion with respect to any security entitlement is subject to Part 5 of Article 8 of the NY UCC, which sets out the rights of an entitlement holder having a security entitlement against a securities intermediary. We express no opinion as to the creation, perfection or priority of any security interest in any obligations of the government of the United States or any agency or instrumentality thereof except for obligations subject to the Revised Book-Entry Rules as defined in Annex 1 hereto.
     (I) With respect to our opinion in paragraph (9) above, we have assumed that the Financing Statement will be filed in the appropriate filing office no later than thirty (30) days after an initial extension of credit under the Loan Agreement.
     (J) With respect to our opinion in paragraphs (7), (8) and (9) above, we express no opinion as to the creation or perfection of any security interest in the Collateral to the extent that, pursuant to § 9-109(c) or (d) of the NY UCC, Article 9 of the NY UCC does not apply thereto. With respect to our opinion in paragraph (9) above, we express no opinion as to the perfection of any security interest in the Collateral to the extent that, pursuant to § 9-109(c) or (d) of the DC UCC (as defined below), Article 9 of the DC UCC does not apply thereto.
     (K) We wish to point out that the acquisition by the Borrower after the initial extension of credit under the Loan Agreement of an interest in any property that becomes subject to the lien of Section 3.7(a) of the Loan Agreement may constitute a voidable preference under Section 547 of the Bankruptcy Code.
     (L) Our opinions in paragraph (9) above and our related comments and qualifications above, insofar as they relate to perfection of a security interest under the law of the District of Columbia, are based solely upon a review of the relevant statutory text of Article 9 of the Uniform Commercial Code as displayed on CCH Research Network and Section 513 of Chapter 5 of Title 9 of the District of Columbia Municipal Regulations as displayed on LEXIS/NEXIS on July 28, 2010, without regard to the decisional law thereof (the “DC UCC”).
          The foregoing opinions are limited to matters involving the Federal laws of the United States, the law of the State of New York, the Delaware Limited Liability Act and, to the extent expressly provided in paragraph (L) above, the law of the District of Columbia, and we do not express any opinion as to the law of any other jurisdiction. Without limiting the foregoing, we do not hold ourselves out as experts on, or purport to advise on, the laws of Brazil.
          This opinion letter is provided to you by us as special New York counsel to the Borrower and the Guarantor pursuant to Section 5.1(e)(ii) of the Loan Agreement

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and may not be relied upon by any other person other than you and your permitted assigns under the Loan Agreement or for any purpose other than in connection with the transactions contemplated by the Loan Agreement without our prior written consent in each instance.
Very truly yours,
MJB/MAM

Annex 1
Revised Book-Entry Rules
     The term “Revised Book-Entry Rules” means 31 C.F.R. § 357 (Treasury bills, notes and bonds); 12 C.F.R. § 615 (book-entry securities of the Farm Credit Administration); 12 C.F.R. §§ 910 and 912 (book-entry securities of the Federal Home Loan Bank); 12 C.F.R. § 81 (book-entry securities of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation); 12 C.F.R. § 1511 (book-entry securities of the Resolution Funding Corporation); and 12 C.F.R. § 354 (book-entry securities of the Student Loan Marketing Association).

Schedule I
Financing Statement
See attached.

Schedule II
Promissory Note
See attached.

Schedule III
Specified Contracts
1.	Export Prepayment Finance Agreement dated as of July 13, 2007 among Angélica Agroenergia Ltda., as Borrower, Adeco Agropecuária Brasil Ltda., Adeco Brasil Participações Ltda., Alfenas Café Ltda. and Usina Monte Alegre S.A., as Guarantors, Banco Rabobank International Brasil S.A., as Administrative Agent and Collateral Agent, Rabobank Curaçao N.V., as Paying Agent, Collection Account Agent and Lead Arranger, and Banks party thereto, as modified by the letter agreement dated December 30, 2009 from Banco Rabobank International Brasil S.A., as Administrative Agent, and accepted by Angélica Agroenergia Ltda., Adeco Agropecuária Brasil Ltda., Adeco Brasil Participações Ltda., Alfenas Café Ltda. and Usina Monte Alegre S.A.

2.	Senior Secured Bridge Facility dated as of March 26, 2010 between Angélica Agroenergia Ltda., as the Borrower, and Deutsche Bank AG, London Branch, as Lender.

EXHIBIT G
FORM OF GUARANTEE AGREEMENT
     GUARANTEE (the “Guarantee”), dated as of July__, 2010, made by Adecoagro LLC, a limited liability company organized under the laws of Delaware (“Guarantor”), in favor of Deutsche Bank AG, London Branch (together with its successors and permitted assigns and any other bank, financial institution or other Person that becomes a Lender after the date hereof pursuant to Section 9.8 of the Loan Agreement referenced below, the “Lenders”).
     Reference is herein made to the Senior Secured Loan Facility dated July__, 2010 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) between Angélica Agroenergia Ltda. (the “Borrower”) and the Lenders, and each promissory note issued by the Borrower pursuant to the Loan Agreement (the “Notes”). Any capitalized term used herein but not otherwise defined shall have the meaning ascribed to such term in the Loan Agreement.
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Lenders to enter into the Loan Agreement, the Guarantor agrees as follows:
1. Guarantee. The Guarantor irrevocably and unconditionally guarantees the punctual payment and performance when due, whether upon maturity, by mandatory prepayment, by acceleration or otherwise, of all obligations (now or hereafter existing) of the Borrower under the Loan Agreement and the Notes, whether absolute or contingent, and whether for principal, interest, fees, expenses, indemnification or otherwise, in each case strictly in accordance with the terms thereof (all such obligations being the “Obligations”). If the Borrower fails to pay any Obligation in full when due (whether at stated maturity, by acceleration or otherwise), the Guarantor will promptly pay the same to the Lenders. The Guarantor will also pay to the Lenders any and all expenses (including without limitation, reasonable legal fees and expenses) incurred by the Lenders in enforcing their rights under this Guarantee. This Guarantee is a guarantee of payment and not merely of collection.
2. Guarantee Absolute. To the fullest extent permitted by applicable law, the Guarantor’s liability under this Guarantee is unconditional irrespective of (i) any illegality, irregularity, lack of validity or enforceability of any Obligation, the Loan Agreement, or this Guarantee (or any other Loan Document or other agreement or instrument related to any Loan Document), (ii) the lack of authority of the Borrower to execute or deliver the Loan Agreement, (iii) any waiver or consent by the Lenders with respect to any provisions of the Loan Agreement or any compromise or release of any of the obligations thereunder, (iv) the absence of any action to enforce the Loan Agreement, to recover any judgment against the Borrower or to enforce a judgment against the Borrower under the Loan Agreement, (v) the occurrence of any Event of Default under the Loan Agreement, (vi) any amendment, modification, waiver or consent to departure from the terms of any Obligation, including any renewal or extension of the time or change of the manner or place of payment, (vii) any exchange, substitution, release, taking, furnishing, non-perfection or impairment of any collateral securing payment of any Obligation, (viii) any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any Obligation, (ix) the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Borrower, the Lenders, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim, (x) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Obligation or the Lenders’ rights with respect thereto, including, without limitation: (A) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of Brazilian reais for U.S. dollars or the remittance of funds outside of such jurisdiction or the unavailability of U.S. dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice; or (B) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any governmental authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction; or (C) any expropriation, confiscation, nationalization or requisition by such country or any governmental authority that directly or indirectly deprives the companies in such jurisdiction of any payment obligation under any Obligations; or (D) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (A), (B) or (C) above (in each of the cases contemplated in clauses (A) through (D) above, to the extent occurring or existing on or at any time after the date of this Guarantee), and (xi) any other act or omission or circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Lenders that might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower or the Guarantor or any other guarantor or surety. The rights, powers, remedies and privileges provided in this Guarantee are cumulative and not exclusive of any rights, powers, remedies and privileges provided by any other agreement or by law.
     In no event shall the Lenders be obligated to take any action, obtain any judgment, or file any claim prior to enforcing this Guarantee.
     It is the intent of this Section 2 that the Guarantor’s obligations hereunder are and shall be absolute and unconditional under any and all circumstances.
3. Waiver. The Guarantor waives promptness, diligence, notice of appearance, notice of dishonor and any other notice with respect to any Obligation and this Guarantee and any requirement that the Lenders exercise any right or take any action against the Borrower or any collateral security or credit support.
4. Reinstatement. This Guarantee will continue to be effective or be reinstated, as the case may be, if at any time any payment of any Obligation is rescinded or must otherwise be returned by the Lenders upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.
5. Subrogation. The Guarantor will not assert, enforce or otherwise exercise any rights which it may acquire by way of subrogation, contribution, reimbursement, indemnity or otherwise under this Guarantee, by any payment made hereunder or otherwise, until payment in

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full of the Obligations and the termination of any and all agreements under which the Lenders are committed to provide extensions of credit under the Loan Agreement.
6. Payments. If the Guarantor fails to pay any of its obligations hereunder when due and payable, the Lenders are authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lenders to or for the Guarantor’s credit or account against any and all of the Obligations, whether or not the Lenders have made any demand under this Guarantee. The Lenders will promptly notify the Guarantor after any such set-off and application, provided that the failure to give such notice will not affect the validity of such set-off and application. The Lenders’ rights under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lenders may have. The Guarantor agrees that the provisions of Section 4.5 and Section 9.16 of the Loan Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
7. Representations and Warranties. The Guarantor represents and warrants that: (i) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation, (ii) its execution, delivery and performance of this Guarantee are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (x) its charter or by-laws or (y) any law, regulation, rule applicable to it or any contractual restriction binding on or affecting the Guarantor or any entity that controls it, (iii) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Guarantor of this Guarantee, and (iv) this Guarantee has been duly executed and delivered by the Guarantor and is its legal, valid and binding obligation, enforceable against the Guarantor in accordance with its terms.
8. Continuing Guarantee; Termination. This is a continuing guarantee and applies to all Obligations whenever arising and in any amount. This Guarantee is irrevocable and will, unless otherwise extended, remain in full force and effect until the payment in full of the Obligations and all amounts payable hereunder and under the Loan Agreement.
9. Amendments, Etc. No amendment or waiver of any provision of this Guarantee, and no consent to departure by the Guarantor herefrom, shall in any event become effective unless the same shall be in writing and signed by the Lenders and the Guarantor, and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which given.
10. Addresses. All notices and communications provided for hereunder will be in writing and given as provided in Section 9.3 of the Loan Agreement.
11. Guarantor’s Credit Decision, Etc. The Guarantor has, independently and without reliance on the Lenders and based on such documents and information as the Guarantor has deemed appropriate, made its own credit analysis and decision to enter into this Guarantee. The Guarantor has adequate means to obtain from the Borrower on a continuing basis information concerning the financial condition, operations and business of the Borrower, and the Guarantor is

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not relying on the Lenders to provide such information now or in the future. The Guarantor acknowledges that it will receive substantial direct and indirect benefit from the extensions of credit contemplated by this Guarantee.
12. Governing Law. This Guarantee shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of another jurisdiction).
13. Survival. Each representation and warranty made, or deemed to be made, by the Guarantor herein or in any other document delivered pursuant hereto or in connection herewith shall survive the making of such representation and warranty, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
14. Severability. The illegality or unenforceability in any jurisdiction of any provision hereof or of any document required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Guarantee or such other document in such jurisdiction or such provision in any other jurisdiction.
15. Binding Effect. This Guarantee shall be binding upon the Guarantor, its successors and assigns and shall inure to the benefit of the Lenders, their successors and assigns.
16. Consent to Jurisdiction, Etc.
     (a) ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST GUARANTOR WITH RESPECT TO OR ARISING OUT OF THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS GUARANTEE, GUARANTOR ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTEE AND THE OTHER LOAN DOCUMENTS, WHICH JURISDICTION SHALL BE EXCLUSIVE IN THE CASE OF ANY LEGAL ACTION OR PROCEEDING BY GUARANTOR (OTHER THAN COUNTERCLAIMS WITH RESPECT TO ANY LEGAL ACTIONS OR PROCEEDINGS BROUGHT AGAINST GUARANTOR IN ANY OTHER JURISDICTION).
     (b) Nothing herein shall in any way be deemed to limit the ability of any Lender to serve any process or summons in any manner permitted by Applicable Law or to obtain jurisdiction over the Guarantor in such other jurisdictions, and in such manner, as may be permitted by Applicable Law.
     (c) The Guarantor hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Guarantee brought in or removed to New York City (and courts of appeals therefrom) and hereby further irrevocably waives any claim that any such suit, action or

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proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced by suit upon judgment in any court in any jurisdiction to which the Guarantor is or may be subject.
     (d) The Guarantor irrevocably waives, to the fullest extent permitted by Applicable Law, any claim that any action or proceeding commenced against it relating in any way to this Guarantee should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by the Guarantor relating in any way to this Guarantee, whether or not commenced earlier. To the fullest extent permitted by Applicable Law, the Guarantor shall take all measures necessary for any such action or proceeding commenced against it to proceed to judgment before the entry of judgment in any such action or proceeding commenced by the Guarantor.
     (e) To the extent that the Guarantor may be or become entitled to claim for itself or its Property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment before judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), it hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Guarantee.
17. WAIVER OF JURY TRIAL. THE GUARANTOR HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS GUARANTEE, IN ANY ACTION, LITIGATION OR OTHER PROCEEDING OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY OTHER PERSON, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE GUARANTOR AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED IN A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE GUARANTOR FURTHER AGREES THAT ITS RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS GUARANTEE OR ANY PROVISION THEREOF. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 17 AND EXECUTED BY EACH OF THE GUARANTOR AND THE LENDERS THAT IS A PARTY IN ANY SUCH ACTION, LITIGATION OR PROCEEDING), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO, EXCEPT TO THE EXTENT WAIVED IN WRITING AS SET FORTH ABOVE. IN THE EVENT OF LITIGATION, THIS GUARANTEE MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

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     IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first above written.

ADECOAGRO LLC
By
Name:
Title:

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